                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   Check the appropriate box:

  [X]  Preliminary Information Statement

  [  ]  Confidential, for use of the Commission only
  (as permitted by Rule 14c-5(d)(2))

  [  ]  Definitive Information Materials

                       INDUSTRIAL SCIENTIFIC CORPORATION

                (Name of Registrant as Specified in Its Charter)

   Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [  ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [X] Fee paid previously with preliminary materials.

  [  ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
  (2) Form, Schedule or Registration Statement No.:
  (3) Filing Party:
  (4) Date Filed:

                               PRELIMINARY COPIES

                       INDUSTRIAL SCIENTIFIC CORPORATION
                               ----------------
                             INFORMATION STATEMENT
                               ----------------

                                  INTRODUCTION

   This Information Statement is furnished by the Board of Directors of Industrial Scientific Corporation, a Pennsylvania corporation ("Industrial Scientific" or the "Company"), to holders of the outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company in connection with an Agreement and Plan of Merger, dated as of February 23, 1999 (the "Merger Agreement"), by and between the Company and ISC Acquisition Corporation, a Pennsylvania corporation ("Acquisition"). The Merger Agreement provides for the merger (the "Merger") of Acquisition with and into the Company, with the Company as the corporation surviving the Merger. Acquisition was formed by Mr. Kenton E. McElhattan, Chairman of the Board of Directors of the Company, Mr. Kent D. McElhattan, the President, Chief Executive Officer and a director of the Company and Mrs. Florence L. McElhattan (collectively, the "Majority Shareholders") in connection with the Merger.

   The Majority Shareholders currently beneficially own approximately 74.2% of the Company Common Stock, representing approximately 74.2%of the voting power of the shareholders of the Company. The Majority Shareholders proposed the Merger in order to purchase all of the Nonaffiliated Stock. For purposes of this Information Statement, Nonaffiliated Stock refers to shares of Company Common Stock not held by Acquisition, the Majority Shareholders or certain members of their immediate family and certain family trusts (their "Affiliates").

   As a result of the Merger, each share of Nonaffiliated Stock (other than shares owned by those shareholders who have validly perfected their dissenters rights under Pennsylvania law) will be converted into the right to receive $28.50 in cash, without interest (the "Merger Consideration"). The Merger Consideration represents a 36% premium over the $20.92 average closing price per share during the 30 trading days preceding February 23, 1999, which was the last full trading day before the execution and public announcement of the
Merger Agreement. On April   , the last full trading day prior to the date of
the mailing of this Information Statement, the closing price was $      per
share. A special committee consisting of non-employee members of the Board of Directors of the Company (the "Special Committee") negotiated the Merger Consideration with the Majority Shareholders and their representatives. The total consideration payable to the holders of Nonaffiliated Stock in the Merger and to the holders of options to acquire Company Common Stock is approximately $24.6 million. A copy of the Merger Agreement is attached to this Information Statement as Exhibit A.

   The Board of Directors of the Company, acting on the recommendation of the Special Committee, has approved the Merger Agreement. The Special Committee and the full Board of Directors of the Company believe that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of Industrial Scientific and holders of Nonaffiliated Stock.

   This Information Statement is also furnished by the Board of Directors of the Company in connection with an amendment to the Company's Articles of Incorporation providing that Subchapter E, Control Transactions (hereinafter referred to as "Subchapter E") of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), shall not be applicable to the Company (the "Articles Amendment"). Subchapter E is one of a number of anti-takeover provisions contained in the BCL which were enacted in the 1980s to afford public corporations incorporated in Pennsylvania and their shareholders protection against certain types of takeovers and acquisitions of control by third parties.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   The BCL permits Pennsylvania corporations to elect not to be governed by the provisions of Subchapter E by amending their articles of incorporation to so provide. The members of the Special Committee (in their capacity as directors of the Company) and the full Board of Directors of the Company approved the Articles Amendment to prevent Subchapter E from being applicable to the acquisition of Company Common Stock by Acquisition as a result of capital contributions of Company Common Stock by the Majority Shareholders and their Affiliates in connection with the Merger.

   Immediately following the execution of the Merger Agreement, the Majority Shareholders executed and delivered to the Company a written consent in lieu of a meeting of shareholders approving the Articles Amendment, the Merger Agreement and the Merger and adopting the Merger Agreement and the Articles Amendment. The Merger and the Articles Amendment will become effective no earlier than 20 calendar days after this Information Statement is first sent or given to shareholders of the Company. The effective date of the Merger and the
Articles Amendment will be on        , 1999, or such other time as the Company
and the Majority Shareholders shall determine. The Merger Agreement and Articles Amendment do not require the approval of at least a majority of the holders of Nonaffiliated Stock.

   WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR SHARE CERTIFICATES AT THIS TIME.

   This Information Statement is first being mailed to shareholders on or about
April   , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Questions and Answers About The Merger and Articles Amendment............   1
Summary..................................................................   3
General..................................................................   8
Special Factors Regarding the Merger.....................................   8
  Closing................................................................   8
  Background of The Merger...............................................   8
  The Majority Shareholders' Purpose and Reasons for the Merger..........  14
  Opinion of the Financial Advisor.......................................  15
  Interests of Certain Persons in the Merger.............................  21
  Certain Effects of the Merger..........................................  22
  Material Federal Income Tax Consequences of the Merger.................  22
  Accounting Treatment...................................................  23
  Financing of the Merger................................................  23
  Regulatory Matters.....................................................  25
Required Vote for Merger; Written Consent in Lieu of Meeting.............  25
The Merger Agreement.....................................................  26
  Consideration to be Paid in the Merger.................................  26
  The Exchange Fund; Payment for Shares of Common Stock..................  26
  Transfers of Company Common Stock......................................  27
  Treatment of Options...................................................  27
  Representations and Warranties.........................................  27
  Certain Covenants and Agreements.......................................  28
  Conditions to the Merger...............................................  28
  Termination............................................................  28
  Indemnification and Insurance..........................................  29
  Amendment..............................................................  29
  No Liability for Breaches of Representations and Warranties............  29
  Applicable Law.........................................................  29
Estimated Fees and Expenses..............................................  30
Dissenters Rights........................................................  30
Special Factors Regarding Amendment of the Articles......................  33
  Summary of Subchapter E................................................  33
  Reasons for the Proposed Amendment to the Articles.....................  33
  Interests of Certain Persons in the Articles Amendment.................  34
Required Vote for Articles Amendment; Written Consent in Lieu of
 Meeting.................................................................  34
Market Price and Dividends...............................................  35
  Common Stock Purchase Information......................................  35
Quantitative and Qualitative Disclosure About Market Risk................  36
Subsequent Event: Fourth Quarter Results of Operations...................  36
Selected Consolidated Financial Data.....................................  37
Management's Discussion and Analysis of Results of Operations and
 Financial Condition.....................................................  38
Certain Information Regarding The Company................................  44
  Overview...............................................................  44
  Gas Monitoring Instruments.............................................  44
  Other Products.........................................................  44
  Recent Acquisitions....................................................  44
  Marketing, Sale and Distribution.......................................  45
  Research, Development and Engineering..................................  45

                                                                          Page
                                                                          ----
  Raw Materials and Supplies.............................................  46
  Competition............................................................  46
  Patents, Trademarks and Licenses.......................................  46
  Regulatory Matters.....................................................  46
  Environmental Matters..................................................  46
  Employees..............................................................  46
  Properties.............................................................  46
  Legal Proceedings......................................................  47
Certain Information Regarding Acquisition................................  48
Management...............................................................  48
  Directors and Executive Officers of the Company........................  48
  Directors and Executive Officers of Acquisition........................  49
Principal Shareholders and Stock Ownership of Management.................  50
Independent Accountants..................................................  51
Shareholder Proposals....................................................  51
Available Information....................................................  51
Index to Financial Statements............................................ F-1
Exhibit A Agreement and Plan of Merger................................... A-1
Exhibit B Opinion of Ladenburg Thalmann & Co. Inc........................ B-1
Exhibit C Part I, Chapter 15, Subchapter D of the Pennsylvania Business
       Corporation Law of 1988, as amended............................... C-1
Exhibit D The Company's March 10, 1999, Earnings Release Describing its
       Fourth Quarter Results of Operations.............................. D-1

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND ARTICLES AMENDMENT

Q: WITH WHOM IS THE COMPANY MERGING?

A: The Company, Industrial Scientific, is merging with ISC Acquisition
   Corporation, with the Company as the surviving corporation. ISC Acquisition Corporation was formed by the three largest shareholders of Industrial Scientific, Kenton E. McElhattan, Kent D. McElhattan and Florence L. McElhattan. They are referred to as the "Majority Shareholders."

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Holders of Industrial Scientific's common stock (other than the shares owned by the Majority Shareholders, their affiliates and ISC Acquisition Corporation) will receive $28.50 in cash for each share they own, subject to the right of the shareholders to dissent and seek appraisal of the fair value of their shares under Pennsylvania law. A special committee consisting of non-employee members of the Board of Directors of the Company negotiated this price with the Majority Shareholders and their representatives.

Q: WILL THE SURVIVING COMPANY BE A PUBLIC COMPANY?

A: No. As a result of the merger, Industrial Scientific, as the corporation surviving the merger, will be privately held. Upon consummation of the merger, the Company's common stock will cease to be quoted on the NASDAQ National Market and there will be no public market for the stock. In addition, registration of the common stock will be terminated and the Company will no longer be required to file periodic reports with the Securities and Exchange Commission.

Q: WHY HAS THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER?

A: Your Board of Directors determined that, based upon the recommendation of the special committee, the terms and provisions of the merger agreement between the Company and ISC Acquisition Corporation, and the merger, are fair to and in the best interests of Industrial Scientific and its shareholders, not including the Majority Shareholders or their affiliates. To review the background and reasons for the merger in greater detail, see pages 8 to 14 of this Information Statement.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: If you wish, you may dissent and seek an appraisal of the fair market value of your shares, but only if you comply with all Pennsylvania laws and procedures explained on pages 28 to 30 of this Information Statement.

Q: SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

A: No. We will send you written instructions for exchanging your share certificates promptly after the closing of the Merger.

Q: WHAT ARE THE FEDERAL TAX CONSEQUENCES OF THE MERGER TO ME?

A: The merger generally will be taxable to you for U.S. federal income tax purposes. To review the federal income tax consequences to shareholders in greater detail, see pages 20 to 21 of this Information Statement.

Q: WHY ARE THE COMPANY'S ARTICLES OF INCORPORATION BEING AMENDED?

A: To prevent an anti-takeover provision of Pennsylvania law that is intended to protect against acquisitions of control by certain third parties from being triggered by capital contributions of Industrial Scientific common stock by the Majority Shareholders to ISC Acquisition Corporation in connection with the merger. The anti-takeover provision which will be rendered inapplicable by the Articles Amendment provides that shareholders be given notice of certain acquisitions of Company capital stock and the opportunity to demand that the acquiring person or group pay "fair value" for the shares of the shareholders. Because shareholders who oppose the Merger may dissent and seek an appraisal of the fair value of their Company Common Stock, the Board of Directors believes that the application of the anti-takeover statute would be largely duplicative and wished to avoid the administrative burden of being subjected to different procedural determinations of fair value of Company Common Stock held by such shareholders.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or would like additional copies of this Information Statement, please contact James P. Hart, Vice President of Finance, Industrial Scientific Corporation, 1001 Oakdale Road, Oakdale, PA 15071, telephone number (412) 788-4353.

                                    SUMMARY

   This Summary highlights selected information from this Information Statement. This Summary may not contain all of the information that is important to you. To understand the Merger fully, you should carefully read the entire Information Statement and the attached Exhibits.

   Throughout this Information Statement, the "Merger Agreement" refers to the Agreement and Plan of Merger by and between ISC Acquisition Corporation and Industrial Scientific Corporation dated as of February 23, 1999, and attached hereto as Exhibit A, and "Merger" refers to the merger of ISC Acquisition Corporation with and into Industrial Scientific Corporation with Industrial Scientific Corporation as the surviving corporation. ISC Acquisition Corporation is owned by Kenton E. McElhattan, Kent D. McElhattan and Florence
L. McElhattan, the three largest shareholders of Industrial Scientific Corporation. For ease of reference, we sometimes refer in this document to ISC Acquisition Corporation as "Acquisition," to Industrial Scientific Corporation as "Company" (or the "Surviving Corporation" upon consummation of the Merger) and to Kenton E. McElhattan, Kent D. McElhattan and Florence L. McElhattan collectively as the "Majority Shareholders." We are using the term "Nonaffiliated Stock" to mean all of the common stock of the Company, par value $.01 per share ("Company Common Stock"), not owned by the Majority Shareholders or by certain members of their immediate family or family trusts established on their behalf (their "Affiliates"). "Options" refers to outstanding options to acquire Company Common Stock issued under the Company's 1993 Stock Option Plan, as amended and restated.

                      SPECIAL FACTORS REGARDING THE MERGER

Purpose, Background and Effects of the Merger

   The Majority Shareholders' purpose for the Merger is to acquire all of the remaining Company Common Stock not already owned by them or their Affiliates while affording holders of Nonaffiliated Stock the ability to dispose of their shares at a premium above recent market prices. The Merger will cause the Company to be privately owned, which the Majority Shareholders believe will advance the Company's long-term strategy, and will be beneficial from a competitive and cost standpoint and from the standpoint of employee relations. The Majority Shareholders sought to structure the transaction as a merger because it would enable them to obtain financing on the best terms possible and reduce transaction costs. Upon the consummation of the Merger, the Company's stock will cease to be publicly traded and holders of Nonaffiliated Stock (other than those who dissent from the Merger and seek appraisal of their shares in accordance with Pennsylvania law (the "Dissenting Shareholders")) will receive $28.50 per share in cash. Following the Merger, all of the capital stock of the Company, as the Surviving Corporation, will be owned by the Majority Shareholders and their Affiliates. See "SPECIAL FACTORS REGARDING THE MERGER--Background Of The Merger" and "--The Majority Shareholders' Purpose And Reasons For The Merger."

Approval by the Board of Directors

   In November 1998, the Majority Shareholders indicated to the Board of Directors of the Company (the "Board of Directors") that they were interested in acquiring all of the Company Common Stock not currently owned by them or their Affiliates. To address actual and potential conflicts of interest resulting from two of the Majority Shareholders being members of the Board of Directors (Kenton E. McElhattan and Kent D. McElhattan), the Board of Directors formed a special committee of the Board of Directors (the "Special Committee") to review the Majority Shareholders' proposal and make a recommendation to the Board of Directors, and, if necessary, to negotiate the terms of any such transaction with the Majority Shareholders. The Special Committee consists of Herbert F. Gerhard, Donald J. McGraw and Thomas M. Thompson. No member of the Special Committee is an employee or former employee of the Company or an affiliate of any of the Majority Shareholders.

   In December 1998, the Majority Shareholders offered to acquire all of the Nonaffiliated Stock at a purchase price of $23.50 per share. Through negotiations, the Special Committee and the Majority Shareholders agreed on the final purchase price of $28.50 per share (the "Merger Consideration").

   The Board of Directors, acting on the recommendation of the Special Committee, has approved the Merger and the Merger Agreement. The Board of Directors believes that the Merger and the terms and provisions of the Merger Agreement (including the $28.50 per share purchase price) are fair to and in the best interests of the Company and the holders of Nonaffiliated Stock. See "SPECIAL FACTORS REGARDING THE MERGER--Background Of The Merger," "--The Majority Shareholders' Purpose And Reasons For The Merger," and "--Opinion Of The Financial Advisor."

Ladenburg Thalmann Fairness Opinion

   At the February 23, 1999, meeting of the Special Committee, Ladenburg Thalmann & Co. Inc., financial advisor to the Special Committee ("Ladenburg Thalmann"), delivered its oral opinion (which was subsequently confirmed by a written opinion dated February 23, 1999) that, as of such date, based upon and subject to the various considerations and assumptions stated in its opinion, the $28.50 per share consideration payable to the holders of Nonaffiliated Stock pursuant to the Merger is fair to such shareholders from a financial point of view. The Ladenburg Thalmann opinion is attached to the Information Statement as Exhibit B. Please read this opinion carefully. See "SPECIAL FACTORS REGARDING THE MERGER--Opinion Of The Financial Advisor."

Interests of Certain Persons in the Merger

   Acquisition was formed by the Majority Shareholders for the purpose of acquiring the Company in the Merger. The Majority Shareholders beneficially own approximately 74.2% of the Company. Following the Merger, the Majority Shareholders and their Affiliates will own 100% of the common stock of the Surviving Corporation, par value $.01 per share (the "Surviving Corporation Common Stock"). Such ownership will result from the conversion, upon the consummation of the Merger, of the shares of the outstanding common stock of Acquisition, par value $.01 per share (the "Acquisition Common Stock") into shares of Surviving Corporation Common Stock.

   All of the officers and directors of the Company own Company Common Stock or hold Options. To that extent, their interest in the Merger is the same as that of the holders of Nonaffiliated Stock. However, some of the officers and directors have relationships or interests in the Merger that are different from the interest of the holders of Nonaffiliated Stock or which may present actual or potential conflicts of interest. For a description of these interests, see page 19 of this Information Statement. The Special Committee and the Board of Directors were aware of and considered such interests in recommending and approving the Merger. See "SPECIAL FACTORS REGARDING THE MERGER--Interests Of Certain Persons In The Merger."

The Parties

   The Company. Industrial Scientific designs, manufactures, markets and services instruments for detecting, measuring and monitoring a wide variety of gases, including toxic and combustible gases and oxygen, to protect and preserve human life. The Company's gas monitoring instruments are used by individuals for safety and industrial hygiene purposes in many different industries, often in confined spaces posing risks of asphyxiation, poisoning and explosion. Each instrument detects, measures and monitors gases singly or in combination, including oxygen, carbon monoxide, hydrogen sulfide, chlorine, nitrogen dioxide, sulfur dioxide and flammable hydrocarbons such as methane (natural gas), hexane and propane. The Company also manufactures and markets various instrument accessories, such as sampling pumps, external warning devices and battery chargers.

   Industrial Scientific was incorporated in Pennsylvania in 1984. Its principal offices are located at 1001 Oakdale Road, Oakdale, Pennsylvania 15071. Its telephone number is (412) 788-4353. See "CERTAIN INFORMATION REGARDING THE COMPANY" and "AVAILABLE INFORMATION."

   Acquisition. Acquisition was organized on February 22, 1999, by the Majority Shareholders to acquire all of the Company Common Stock pursuant to the Merger Agreement. Acquisition has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Acquisition is owned by the Majority Shareholders. Immediately prior to the consummation of the Merger, the Majority Shareholders and their Affiliates will contribute all of the Company Common Stock owned by them to Acquisition in exchange for shares of capital stock of Acquisition. See "CERTAIN INFORMATION REGARDING ACQUISITION."

   Acquisition's principal officers are located at 1001 Oakdale Road, Oakdale, Pennsylvania 15071. Its telephone number is (412) 788-4353. See "CERTAIN INFORMATION REGARDING ACQUISITION."

Required Vote for Merger; Written Consent in Lieu of Meeting

   Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") and the Company's amended and restated articles of incorporation (the "Articles") and bylaws (the "By-laws"), the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to approve and adopt the Merger Agreement and Merger. On February 23, 1999, immediately following the execution of the Merger Agreement, the Majority Shareholders, who then held of record, in the aggregate, 2,288,600 shares of Company Common Stock, representing a majority of the votes entitled to be cast at a meeting to consider the Merger Agreement and the Merger, executed and delivered to the Company a written consent in lieu of a meeting of shareholders approving the Merger Agreement and the Merger and adopting the Merger Agreement (the "Consent"). On February 23, 1999, there were issued and outstanding 3,280,137 shares of Company Common Stock. The Merger will become effective no earlier than 20 calendar days after this Information Statement is first sent or given to shareholders of the Company. The Merger Agreement does not require the approval of at least a majority of the holders of Nonaffiliated Stock. See "REQUIRED VOTE FOR MERGER; WRITTEN CONSENT IN LIEU OF MEETING."

Dissenters Rights

   Under Subchapter D of Chapter 15 of the BCL, holders of Company Common Stock who strictly comply with the applicable requirements of the BCL may dissent from the Merger and seek payment in cash from the Company of the fair value of their Company Common Stock. See "DISSENTERS RIGHTS" and the applicable provisions of the BCL attached as Exhibit C hereto.

Federal Income Tax Consequences

   Shareholders will be taxed on their allocation of the Merger Consideration to the extent that the amount they receive exceeds their tax basis in their Company Common Stock. Because determining the tax consequences of the Merger can be complicated, shareholders should consult their tax advisors in order to understand fully how the Merger will affect them. See "SPECIAL FACTORS REGARDING THE MERGER--Material Federal Income Tax Consequences Of The Merger."

Accounting Treatment

   The cost of repurchasing the Company Common Stock will be accounted for as a treasury stock transaction within the context of generally accepted accounting principles. This means that the historical cost basis of the Company's assets and liabilities will be carried forward to the Surviving Corporation, with the aggregate cost of such repurchase being accounted for as a charge to shareholders' equity. The cost of repurchasing and canceling Options will be accounted for as compensation expense. See "SPECIAL FACTORS REGARDING THE MERGER--Accounting Treatment."

Financing of the Merger

   At the closing of the Merger, Acquisition expects to pay an aggregate purchase price of $24.6 million to the holders of Nonaffiliated Stock and to the holders of Options (other than Options held by Kent D. McElhattan and Kenton E. McElhattan, which Options shall be assumed by the Surviving Corporation). The parties anticipate that Acquisition will require approximately $400,000 to pay expenses and costs relating to the Merger. It is a condition to the Company's obligation to consummate the Merger that Acquisition has sufficient funds available to it for the foregoing purposes. On March 4, 1999, Acquisition delivered to the Company a commitment letter from PNC Bank, National Association, subject to certain specified conditions, for a revolving credit and term loan facility aggregating up to $27 million in order to fund such payments. The commitment letter was executed by the Company on March 23, 1999.

Regulatory Matters

   The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal and state securities laws and (ii) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania (the "Articles of Merger"). See "SPECIAL FACTORS REGARDING THE MERGER--Regulatory Matters."

                              THE MERGER AGREEMENT

The Merger Consideration

   When the Merger is completed, the holders of Nonaffiliated Stock will be entitled to receive $28.50 per share in cash for their shares of Company Common Stock, without interest. See "THE MERGER AGREEMENT--Consideration To Be Paid In The Merger."

                            Conditions to the Merger

   The consummation of the Merger is contingent upon the satisfaction of certain conditions, including, but not limited to (i) the absence of litigation which prohibits the consummation of the Merger or materially challenges the transactions contemplated therein, (ii) the performance by the Company and Acquisition in material respects of all undertakings and agreements required by the Merger Agreement, (iii) the Company not paying any dividends or making any other distributions with respect to Company Common Stock and (iv) the absence of any adverse material change in the business of the Company. See "THE MERGER AGREEMENT--Conditions To The Merger."

Termination of the Merger Agreement

   The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (as defined below) by the mutual written consent of the Special Committee and Acquisition, and by either party if the Merger has not been consummated prior to June 30, 1999, or if the Special Committee withdraws or modifies its approval of the Merger. See "THE MERGER AGREEMENT-- Termination."

                SPECIAL FACTORS REGARDING THE ARTICLES AMENDMENT

Purpose and Effects of the Articles Amendment

   The general purpose of the amendment of the Company's Articles (the "Articles Amendment") is to make Subchapter E of the BCL inapplicable to the Company and therefore ensure that the provisions of Subchapter E do not apply to the acquisition of Company Common Stock by Acquisition as a result of capital contributions of such stock to Acquisition by the Majority Shareholders and their Affiliates in connection with the Merger.

   Subchapter E essentially provides that, subject to certain exceptions, if a person or group acquires voting power over 20% or more of the voting shares of capital stock of a public company, the shareholders are entitled to notice of such event and may demand that the acquiring person or group pay "fair value for their shares." While Subchapter E may have afforded the Company and its shareholders protection against an unwanted and unfair takeover by a hostile third party, the Board of Directors believes that the provisions of Subchapter E were not intended to apply to the Majority Shareholders' and their Affiliates' contributions of Company Common Stock to Acquisition in connection with the Merger. Moreover, holders of Nonaffiliated Stock who oppose the Merger may dissent and seek an appraisal of the fair market value of their Company Common Stock pursuant to the dissenters rights provisions of the BCL. Because holders of Nonaffiliated Stock who oppose the Merger have dissenters rights, the Board of Directors believes that the fair value remedy of Subchapter E is largely duplicative and wished to avoid the administrative burden of being subjected to different procedural determinations of fair value of Company Common Stock held by such shareholders. See "DISSENTERS RIGHTS."

   Subchapter E permits Pennsylvania corporations to elect not to be subject to its provisions by amending their articles of incorporation to so provide. The Articles Amendment will make Subchapter E inapplicable to the Company and will permit the contemplated capital contributions by the Majority Shareholders and their Affiliates of Company Common Stock to Acquisition without triggering the protections of Subchapter E.

Interests of Certain Persons in the Articles Amendment

   Acquisition was formed by the Majority Shareholders for the purpose of acquiring the Company in the Merger. The Majority Shareholders and their Affiliates beneficially own approximately 74.2% of the Company Common Stock and intend to contribute such shares to Acquisition prior to the Merger. Following the Merger, the Majority Shareholders and their Affiliates will own 100% of the Surviving Corporation Common Stock. The purpose of the Articles Amendment is to make Subchapter E of the BCL inapplicable to the contemplated capital contributions of the Majority Shareholders and their Affiliates to Acquisition in connection with the Merger.

Required Vote for Articles Amendment; Written Consent in Lieu of Meeting

   Under the BCL and the Company's Articles and By-laws, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to approve the Articles Amendment. On February 23, 1999, immediately following the execution of the Merger Agreement, the Majority Shareholders, who then held of record, in the aggregate, 2,288,600 shares of Company Common Stock, representing a majority of the votes entitled to be cast at a meeting to consider the Articles Amendment, executed and delivered to the Company a written consent in lieu of a meeting of shareholders approving the Articles Amendment (the "Consent"). On February 23, 1999, there were issued and outstanding 3,280,137 shares of Company Common Stock. The Articles Amendment will become effective no earlier than 20 calendar days after this Information Statement is first sent or given to shareholders of the Company and prior to the Effective Time of the Merger. See "REQUIRED VOTE FOR ARTICLES AMENDMENT; WRITTEN CONSENT IN LIEU OF MEETING."

                                    GENERAL

   This Information Statement is being delivered in connection with the Merger of Acquisition with and into the Company pursuant to the Merger Agreement and in connection with an amendment to the Articles to make Subchapter E of the BCL inapplicable to the contribution of Company Common Stock by the Majority Shareholders and their Affiliates to Acquisition in connection with the Merger. As a result of the Merger, the Company will be the Surviving Corporation and each share of Nonaffiliated Stock (other than the shares held by Dissenting Shareholders) will be converted into the right to receive the Merger Consideration, and the equity interest and rights and obligations of all pre-Merger shareholders with respect to such shares will be terminated.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MERGER AND RELATED TRANSACTIONS DESCRIBED HEREIN, OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ACQUISITION OR THE MAJORITY SHAREHOLDERS.

                      SPECIAL FACTORS REGARDING THE MERGER

Closing

   The consummation of the Merger and the transactions contemplated thereby shall constitute the "Closing." Unless otherwise mutually agreed to by the Company and Acquisition, the Closing shall take place at the offices of Buchanan Ingersoll Professional Corporation, 301 Grant Street, Pittsburgh, Pennsylvania 15219 on [day], which shall constitute the "Closing Date." The effective time of the Merger shall be the close of business on the Closing Date (the "Effective Time").

Background of the Merger

   For several years the Board of Directors and Company's management have had concerns that the stock price of Company Common Stock did not reflect the value of the Company and that the market for Company Common Stock was not as active or liquid as they desired. Management and the Board of Directors have also questioned whether the Company derived any material benefit from being a public company. During 1996, management held discussions with financial advisors and other professionals to consider steps that could be taken to address these concerns. During these discussions various alternatives were discussed including some form of "going private" transaction. The Board of Directors did not pursue exploring a going private transaction at that time because it was believed that such a transaction might restrict the Company's flexibility. The Board of Directors and management also believed that they should explore certain other available alternatives to enhance shareholder value before seriously considering a going private transaction.

   In November 1996, shortly following these discussions, management recommended and the Board of Directors approved a Company stock repurchase program pursuant to which the Company was authorized to repurchase up to 10% of the outstanding shares of Company Common Stock. Management also began to seriously consider strategic acquisition opportunities. Although management engaged in preliminary discussions with several third parties and with the Company's financial advisors concerning potential acquisitions by the Company, none of these discussions advanced beyond preliminary discussions.

   Notwithstanding these efforts to enhance shareholder value, management and the Board of Directors continued to believe that the Company was not being adequately valued by the public markets. In June 1997, the Board of Directors authorized a cash dividend to the holders of Company Common Stock of $.04 per share. The Company has paid a quarterly dividend since the second quarter of fiscal year 1997 and increased the dividend to $.05 per share for the first quarter of fiscal 1998. In September 1998, individual members of the Majority Shareholders held discussions with certain senior managers of the Company on ways to enhance liquidity and shareholder value in the Company, including the possibility of the Majority Shareholders acquiring 100% of the Company. In October 1998, individual members of the Majority Shareholders, certain senior managers of the Company and the Company's legal counsel discussed the feasibility of taking the Company private in a leveraged buy-out or a reverse stock split. No specific proposal was put forth by the Majority Shareholders until the meeting of the Board of Directors on November 3, 1998 (the "November Meeting").

   At the November Meeting, Kenton E. McElhattan and Kent D. McElhattan advised the Board of Directors that they intended to make a proposal to purchase all of the shares of Company Common Stock not already owned by them or their Affiliates. Since both Kenton E. McElhattan and Kent D. McElhattan are members of the Board of Directors and Kent D. McElhattan is an employee of the Company, the Board of Directors elected the Special Committee and authorized and empowered the Special Committee to receive and to review any proposals made by the Majority Shareholders and make a recommendation to the full Board of Directors, and, if necessary, negotiate the terms of any transaction with the Majority Shareholders. The Special Committee consists of directors Herbert F. Gerhard, Donald J. McGraw and Thomas M. Thompson, none of whom is employed by the Company or affiliated with the Majority Shareholders.

   The Board of Directors further authorized the Special Committee to retain the services of legal counsel and a financial advisor to assist the Special Committee in its deliberations.

   On December 3, 1998, after the Special Committee had retained the Pittsburgh, Pennsylvania, law firm of Thorp Reed & Armstrong, LLP as its legal counsel, the Majority Shareholders delivered a letter to the Special Committee. In it, the Majority Shareholders proposed a merger between the Company and a new company they planned to form to facilitate a merger ("Newco"). Under their proposal, the Majority Shareholders would capitalize Newco with shares of Company Common Stock owned by them and their Affiliates. Newco would then merge with and into the Company, and the Company would remain after the merger as the surviving corporation. The Majority Shareholders' proposal also provided that the holders of Nonaffiliated Stock would receive $23.50 per share in cash for each share of Company Common Stock they owned, subject to their right to dissent under the BCL. The proposal further provided that, after the merger, the shares of Company Common Stock held by Newco would be canceled, and each share of Newco common stock would be converted into one share of common stock of the Company, as the surviving corporation. As a result, the Majority Shareholders and their Affiliates would own 100% of the Company. The Majority Shareholders also proposed that the Company deregister its Company Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act") prior to entering into a merger agreement so as to permit the consummation of the transaction without the need to comply with certain securities law filing and disclosure requirements.

   The Majority Shareholders invited the Special Committee to meet with them and their legal counsel to negotiate a definitive merger agreement.

   The Special Committee contacted and solicited proposals from nine firms with respect to financial advisory services. On December 7, 1998, after conducting interviews with five candidates, the Special Committee retained New York-based Ladenburg Thalmann as its financial advisor to act solely on behalf of the holders of Nonaffiliated Stock for the purposes of negotiating the terms of the Merger and Merger Agreement and preparing a report as to the fairness, from a financial point of view, of the consideration to be received by the holders of Nonaffiliated Stock in connection with the Merger. In the selection process, the Special Committee had indicated that the financial advisors would be judged on the basis of the quality of their written material, their reputation and prominence, and their experience in advising board committees similar to the Special Committee. In selecting Ladenburg Thalmann, the Special Committee based its choice on the above-mentioned factors as well as (i) the Special Committee's high level of comfort with the representatives of Ladenburg Thalmann who would be assigned to work with them, (ii) the sensitivity of such representatives to the need to obtain both a fair price and impartial and lawful procedure, and (iii) Ladenburg Thalmann's fee structure. Upon the Special Committee's engagement of Ladenburg Thalmann as its financial advisor, Ladenburg Thalmann began its due diligence review of the Company.

   On January 21, 1999, the Special Committee and its legal and financial advisors met to review a presentation by Ladenburg Thalmann concerning the $23.50 offer. Ladenburg Thalmann's representatives participated in the meeting by telephone. At the January 21 meeting, Ladenburg Thalmann's representatives described their due diligence review of the Company, which included a visit to the Company's headquarters in December 1998 and extensive meetings with the Company's executive officers, particularly the Chief Financial Officer of the Company, James P. Hart. Ladenburg Thalmann's representatives explained that they had reviewed publicly available information regarding the Company as well as internally prepared financial information, and had also considered both current operating performance and management's projections of future performance. Ladenburg Thalmann's representatives also explained the types of analyses that they had performed; these analyses included (i) a market multiples analysis based upon valuations of comparable publicly-traded companies; (ii) a discounted cash flow analysis; (iii) an acquisition multiples analysis based upon recent acquisition transactions involving similar companies; and (iv) a takeover premium analysis. Ladenburg Thalmann's representatives noted that the trading price of the Company's shares was a less significant factor in its analyses than other measures of performance because of the Company's small public float and the typically low trading volume of the Company Common Stock. The Ladenburg Thalmann representatives advised the Special Committee that, based upon their due diligence review and analyses, the $23.50 offer was not adequate.

   After further discussions among the members of the Special Committee and Ladenburg Thalmann representatives, it was concluded that a counteroffer of $32.00 per share should be communicated to the Majority Shareholders, based upon the view expressed by Ladenburg Thalmann representatives that such a price was supported by the analyses they had performed, although a somewhat lower price might likely be found to be within the range of a fair price, from a financial point of view. It was further concluded that the counteroffer, together with a description of Ladenburg Thalmann's analyses, should be presented by Ladenburg Thalmann upon the direction of the Special Committee at a meeting where the Ladenburg Thalmann representatives, the members of the Special Committee, the Majority Shareholders' spokespersons and respective legal counsel could all be physically present. The Special Committee's legal counsel was asked to arrange such a meeting at the earliest possible date. On January 22, 1999, the Special Committee's counsel confirmed that the contemplated meeting would be held in Pittsburgh on January 27, 1999.

   On January 27, 1999, the Special Committee and its legal and financial advisors met with the Majority Shareholders and their legal counsel. At the January 27 meeting, Ladenburg Thalmann's representatives reviewed generally the studies and analyses they had undertaken and stated, based on their due diligence review and financial analyses with respect to the Company, that the Special Committee proposed that the Company agree to pay merger consideration of $32.00 per share. The Majority Shareholders were invited to ask questions of Ladenburg Thalmann's representatives as to how the firm arrived at the proposal. The Majority Shareholders generally reserved questions pending receipt of written materials from Ladenburg Thalmann, but expressed the view that the price requested was unrealistically high. After discussion, the Majority Shareholders and their legal counsel left the meeting for a private conversation. When they returned, the Majority Shareholders' legal counsel urged Ladenburg Thalmann's representatives to send supporting materials as soon as possible for the Majority Shareholders' review so that the Majority Shareholders could respond more formally to the merger consideration proposal.

   The meeting adjourned, and it was agreed that the Special Committee's legal counsel would contact the Majority Shareholders' legal counsel to arrange for prompt delivery of additional information provided by Ladenburg Thalmann and to try to determine how to proceed with the discussions.

   On January 29, 1999, Ladenburg Thalmann provided the Majority Shareholders with written materials relating to the Special Committee's proposal, as requested at the January 27 meeting. On January 31, 1999, the Majority Shareholders engaged Parker/Hunter Incorporated ("Parker/Hunter") to act as their financial advisor and assist in the negotiations with the Special Committee.

   On February 4, 1999, representatives of Parker/Hunter and Ladenburg Thalmann met in New York City to discuss the current status of, and issues related to, the negotiations between the Majority Shareholders and the Special Committee. On February 9, 1999, representatives of Parker/Hunter and Ladenburg Thalmann discussed by telephone their respective approaches to issues relating to the merger consideration proposals and certain issues relating to the valuation of the Company. Representatives of Parker/Hunter and Ladenburg Thalmann met again on February 12, 1999, in New York City to determine if there was a basis on which they could recommend to their respective clients that discussions should continue. Following this meeting, Ladenburg Thalmann and Parker/Hunter held several discussions by telephone, and also met or held telephone discussions separately with their respective clients, regarding the continuation of negotiations.

   On February 16, 1999, Parker/Hunter's representatives informed Ladenburg Thalmann that the Majority Shareholders were willing to proceed with an offer to acquire the Nonaffiliated Stock for $27.00 per share (the "$27.00 Offer"), with all other terms substantially similar to the original $23.50 offer. The Special Committee met on February 17, 1999, to discuss the new proposal with their financial and legal advisors. Ladenburg Thalmann's representatives reported by telephone that they had had a number of conversations with Parker/Hunter prior to the making of the proposal and that, in addition to the price per share, they had discussed the process and timing of completing the transaction. Ladenburg Thalmann told the Special Committee that Parker/Hunter indicated that its representatives had, in advising the Majority Shareholders, considered a number of factors, including (i) that $27.00 approximated the highest trading price in recent years for the shares of the Company, (ii) competitive pressures facing the Company, (iii) the fact that the Company's business is concentrated in one industry, (iv) the Company's limited success in expanding into European markets, and (v) the limited trading market for the Company's Common Stock. Ladenburg Thalmann's representatives stated to the Special Committee that their financial analyses supported a higher price per share. The Special Committee discussed the $27.00 Offer and agreed, based on their financial advisors' analysis, that such offer was inadequate. The Special Committee also agreed that the financial advisors should continue their discussion as to price and that Ladenburg Thalmann should attempt to establish a price of $28.50 per share, which Ladenburg Thalmann had indicated would be in the range of fairness, while the legal advisors should concentrate on negotiating the terms of a merger agreement.

   On February 19, 1999, Ladenburg Thalmann's representatives informed Parker/Hunter that the $27.00 Offer was inadequate, and that the Special Committee would be willing to approve a price of $28.50 per share. Parker/Hunter advised Ladenburg Thalmann they would confer with the Majority Shareholders, but that the Majority Shareholders would require that a definitive form of merger agreement be fully negotiated as part of any final agreement on the terms of the merger. The representatives of Ladenburg Thalmann and Parker/Hunter continued their discussions over the next several days. At the same time, legal advisors for the Majority Shareholders, the Special Committee and the Company discussed and negotiated certain terms of the proposed agreement and plan of merger.

   On the morning of February 23, 1999, the Special Committee met with its legal and financial advisors to discuss the status of the merger consideration proposals and the proposed agreement and plan of merger. The Special Committee's legal counsel reviewed the principal terms of the agreement and plan of merger with the Special Committee and noted that there did not appear to be any major issues that would prevent the agreement from being finalized. Ladenburg Thalmann's representatives described their conversations with representatives of Parker/Hunter. The Special Committee authorized Ladenburg Thalmann to inform the Majority Shareholders and their advisors that the Special Committee was prepared to consider formally proposing a price of $28.50 per share (the "$28.50 Counter-Offer"). Throughout the day, the legal advisors continued to finalize the terms of the agreement and plan of merger.

   On the evening of February 23, 1999, the Special Committee met with its counsel to review the terms of the $28.50 Counter-Offer and to review a presentation by Ladenburg Thalmann relating to the fairness, from a financial point of view, of the consideration proposed in the $28.50 Counter-Offer to the holders of Nonaffiliated Stock. At this meeting, Ladenburg Thalmann's representatives delivered the firm's verbal opinion, subsequently confirmed in writing, that, based upon and subject to certain considerations, assumptions, conditions and qualifications, the consideration of $28.50 per share was fair, from a financial point of view, to the holders of Nonaffiliated Stock. At the same meeting, the Special Committee unanimously (i) approved the terms of the Merger Agreement and the transactions contemplated thereby as they relate to the holders of Nonaffiliated Stock; (ii) determined that the Merger is fair to and in the best interest of the holders of

Nonaffiliated Stock; and (iii) recommended that the Board of Directors approve and authorize the Merger Agreement and the transactions contemplated thereby.

   At a special meeting of the Board of Directors held immediately following the Special Committee's determination, at which meeting all directors were present (in person or by telephone), the Board of Directors received the recommendation of the Special Committee. Ladenburg Thalmann then presented an analysis of the factors that it considered and rendered its oral opinion, subsequently confirmed in writing, that as of such date the consideration of $28.50 per share was fair, from a financial point of view, to the holders of Nonaffiliated Stock. This opinion is attached hereto as Exhibit B. See "SPECIAL FACTORS REGARDING THE MERGER."

   Legal counsel for the Company reviewed the terms of the proposed merger agreement and the proposed amendment to the Articles of the Company electing to opt-out of Subchapter E of the BCL. Legal counsel for the Company also reiterated to the members of the Board of Directors their fiduciary duties to the Company and to the holders of Nonaffiliated Stock.

   Kenton E. McElhattan and Kent D. McElhattan then excused themselves from the meeting and Messrs. Gerhard and Thompson and Dr. McGraw unanimously approved the Merger Agreement and Articles Amendment and directed that the Merger Agreement and Articles Amendment be submitted to a vote of the shareholders of the Company entitled to vote thereon. Kenton E. McElhattan and Kent D. McElhattan then returned to the meeting and all of the members of the Board of Directors unanimously approved the Merger Agreement and Articles Amendment and directed that the Merger Agreement and Articles Amendment be submitted to a vote of the shareholders of the Company entitled to vote thereon.

   On February 24, 1999, the Company issued a press release disclosing that the Company had signed a definitive merger agreement pursuant to which the Majority Shareholders would acquire the Nonaffiliated Stock at a per share price of $28.50 in cash.

 Special Committee

   In reaching its determination that the terms and conditions of the Merger Agreement are fair to and in the best interest of the holders of Nonaffiliated Stock and to approve and recommend that the Board of Directors approve the Merger Agreement, the Special Committee did not perform any independent financial analysis, but reviewed and adopted the analyses performed by Ladenburg Thalmann. The Special Committee also considered the factors listed below, each of which, in the opinion of the Special Committee, supported such determination:

     (1) Comparison of Market Prices. A comparison of the historical market prices of Company Common Stock with the per share price offered by the Majority Shareholders. The $28.50 per share price represents a 36% premium over the $20.92 average closing price per share for the 30 trading days before the Majority Shareholders first publicly announced their intention to purchase the shares of Company Common Stock they do not already own.

     (2) Fairness Opinion. The opinion of Ladenburg Thalmann addressed to the Special Committee and dated February 23, 1999, that the $28.50 per share to be received by the holders of Nonaffiliated Stock in connection with the Merger is fair to such shareholders from a financial point of view, as of that date.

     (3) Small Public Float. The Special Committee also considered the fact that the public float for the Company Common Stock consists of only approximately 25.8% of the outstanding shares of Company Common Stock.

     (4) Majority Shareholders' Control of the Company. The Special Committee also considered the fact that the Majority Shareholders beneficially own approximately 74.2% of the Company Common Stock, representing approximately 74.2% of the voting power of the Company. The Special Committee therefore considered the fact that the Majority Shareholders have sufficient stock ownership and voting power to control a disposition of the Company. The Special Committee and Ladenburg Thalmann were not authorized to, and did not, solicit third party indications of interest for the auction of the Company.

     The Special Committee also considered the Majority Shareholders' statement that they do not wish to sell their stock in the Company, and their stated commitment to a strategy for the Company that is inconsistent with a future sale of the Company.

     (5) Availability of Dissenters Rights. The Special Committee also considered the fact that dissenters rights of appraisal will be available to the holders of the Nonaffiliated Stock under Pennsylvania law. See "DISSENTERS RIGHTS."

     The foregoing factors constitute all material factors considered by the Special Committee in reaching its determination that the terms and conditions of the Merger Agreement are fair to and in the best interests of the holders of Nonaffiliated Stock. The Special Committee did not assign relative weights to the factors considered.

 The Board of Directors

   The Board of Directors believes that the terms and conditions of the Merger Agreement are fair to and in the best interest of the holders of Nonaffiliated Stock from a financial point of view. In reaching the determinations referred to above, the Board of Directors considered and relied upon the conclusions and recommendations of the Special Committee, the unanimous approval of the Merger Agreement and the Merger by the three directors of the Company (Herbert F. Gerhard, Donald J. McGraw and Thomas M. Thompson) who are not (i) officers or employees of the Company, (ii) officers, directors or employees of Acquisition or (iii) affiliates of the Majority shareholders, and the following additional factors, each of which, in the view of the Board of Directors, supported such determinations: (w) the considerations referred to above as having been taken into account by the Special Committee, whose conclusions and recommendation the Board of Directors adopted as their own, (x) the receipt by the Special Committee of the opinion of Ladenburg Thalmann addressed to the Special Committee that, as of the date of such opinion, based upon and subject to various considerations and assumptions stated therein, the $28.50 per share to be received by the holders of Nonaffiliated Stock in the Merger is fair to such holders from a financial point of view, and the related analysis orally presented to the Board of Directors by Ladenburg Thalmann, (y) that it was highly likely that the Majority Shareholders would be able to arrange financing for the Merger and the costs and expenses associated therewith given the Company's financial condition and (z) the fact that the price per share to be paid in the Merger and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and the Majority Shareholders and their respective advisors.

   The members of the Board of Directors, including the members of the Special Committee, evaluated the Merger in the light of their knowledge of the business, financial condition and prospects of the Company, and the advice of their financial and legal advisors. In view of the number and variety of factors that the Special Committee and the Board of Directors considered in connection with their evaluation of the Merger, neither the Special Committee nor the Board of Directors found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Special Committee nor the Board of Directors did so.

   The Board of Directors believes that the Merger is procedurally fair because, among other things: (i) the Special Committee consists of non-employee directors appointed to represent the interests of the shareholders other than the Majority Shareholders and their Affiliates; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained an independent financial advisor to assist in the evaluation of the proposed transaction and received such assistance from the financial advisor; and (iv) the $28.50 per share price and the other terms and conditions of the Merger Agreement, including the ultimate determination that the Company would not commence the deregistration of Company Common Stock prior to the mailing of this Information Statement, resulted from active arm's-length bargaining between the Special Committee and its representatives and the Majority Shareholders and their representatives. The foregoing factors constitute all material factors considered by the Board of Directors in reaching its determination that the terms and conditions of the Merger Agreement are fair to and in the best interests of the holders of Nonaffiliated Stock from both a financial and procedural point of view. The Majority Shareholders' proposal was conditioned on the transaction not being submitted to the holders of Nonaffiliated Stock for approval. In light of the factors described above, the Board of Directors did not consider it necessary to require the approval of the holders of Nonaffiliated Stock in order to assure the procedural fairness of the Merger.

   THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND THE HOLDERS OF NONAFFILIATED STOCK AND, UPON THE RECOMMENDATIONS OF THE SPECIAL COMMITTEE, UNANIMOUSLY APPROVED THE MERGER AGREEMENT.

The Majority Shareholders' Purpose and Reasons for the Merger

   The Majority Shareholders' purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of the Company and to afford the holders of the Nonaffiliated Stock an opportunity to dispose of their shares at a premium over recent market prices.

   The Majority Shareholders believe that the Company will be better able to concentrate on fulfilling its mission and long-term goals free from the constraint of public ownership, which often places undue emphasis on short-term, quarter-by-quarter results. In particular, the Majority Shareholders believe that privately held status will enhance the Company's ability to continue to dedicate itself to maintaining the highest possible quality standards in the development, testing, manufacture and sale of the Company's life-preserving products. Private status is consistent with the Majority Shareholders' commitment to a strategy of internal product development for the Company, which makes unnecessary the use of publicly traded stock as acquisition currency.

   In addition, the Majority Shareholders believe that the Company's public status has placed the Company at a competitive disadvantage. As a public company, the Company has been required to make public disclosure of information about all facets of its operations, which can be used in a manner adverse to the Company by its suppliers, customers and competitors. The Company's competitors, which are either privately held or are part of larger entities which do not disclose particulars about division operations, do not face this problem.

   Public ownership has also created difficulties for the Company with regard to employee compensation. Frequently, the price of the Company Common Stock, which has been an element of employee compensation, has fluctuated for reasons unrelated to the Company's performance, which has reduced the incentive value of stock compensation and has hurt employee morale. The Majority Shareholders believe that the motivation and rewarding of the Company's employees can be better accomplished by means not involving publicly traded Company Common Stock.

   Finally, the Majority Shareholders believe the Company will be able to achieve savings of approximately $200,000 per year in legal, printing, accounting and public relations costs by being freed of public reporting obligations. On a long term basis, such savings will outweigh the estimated costs of the transaction as described under "Estimated Fees and Expenses."

   The Majority Shareholders have not pursued a liquidation of the Company or a sale of the Company to a third party because the Majority Shareholders wish to continue to operate the business of the Company on an on-going basis. The Majority Shareholders want to acquire the entire equity interest in the Company and do not desire to sell the shares that they owned to a third party.

   The acquisition of the entire equity interest in the Company was structured as a cash merger in order to accomplish the acquisition of all the remaining shares of Company Common Stock in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases while, at the same time, not materially disrupting the Company's operations.

   The Majority Shareholders and Acquisition have concluded that the Merger, the Merger Consideration and the terms and conditions of the Merger Agreement are fair to the Company and the holders of the Nonaffiliated Stock. All material factors considered by the Majority Shareholders and Acquistion in reaching such conclusion are as follows: (i) the conclusions and recommendations of the Special Committee and the Board of Directors; (ii) the unanimous approval and recommendation of the Merger Agreement and the Merger by the Special Committee, which consists solely of non-employee directors of the Company who are not affiliates of any of the Majority Shareholders; (iii) the Merger Consideration and the other terms and conditions of the Merger Agreement, which were the result of arm's-length good faith negotiations between the Special Committee and its representatives and the Majority Shareholders and their representatives; (iv) a fairness opinion issued by the financial advisor to the Special Committee to the effect that, as of the date of such opinion, based upon and subject to various considerations and assumptions stated therein, the $28.50 per share to be received in the Merger is fair to the holders of Nonaffiliated Stock from a financial point of view; and (v) the other factors referred to above as having been taken into account by the Special Committee and the Board of Directors, which factors the Majority Shareholders and Acquisition adopted as their own. Although the Majority Shareholders and Acquisition are not experts with respect to the matters addressed by the financial advisor to the Special Committee, the Majority Shareholders and Acquisition adopted as appearing reasonable the analysis presented by the financial advisor to the Special Committee.

   In reaching their conclusion that the Merger, the Merger Consideration and the terms and conditions of the Merger Agreement are fair to the Company and the holders of Nonaffiliated Stock from a procedural and financial point of view, the Majority Shareholders and Acquisition did not consider it necessary to require approval of the Merger Agreement by the holders of a majority of the Nonaffiliated Stock. The Majority Shareholders and Acquisition reached this conclusion because they believed that the appointment of the Special Committee, the retention by the Special Committee of a financial advisor and Special Legal Counsel, and the availability of dissenters' rights under the BCL, sufficed to assure procedural fairness.

                        OPINION OF THE FINANCIAL ADVISOR

   Ladenburg Thalmann has acted as financial advisor to the Special Committee in connection with the Merger. As part of its services, Ladenburg Thalmann rendered to the Special Committee an opinion dated February 23, 1999 (the "Ladenburg Opinion") as to the fairness, from a financial point of view, of the consideration to be received by the holders of Nonaffiliated Stock in connection with the Merger.

   On February 23, 1999, Ladenburg Thalmann orally presented its opinion to the Board of Directors that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Nonaffiliated Stock. Ladenburg Thalmann has no obligation to update the Ladenburg Opinion to any date subsequent to February 23, 1999.

   The full text of the Ladenburg Opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Exhibit B to this Information Statement. Shareholders are urged to read the Ladenburg Opinion carefully and in its entirety.

   The Ladenburg Opinion was prepared at the request of and for the information of the Special Committee. No limitations were imposed by the Company on the scope of the investigation or the procedures to be followed by Ladenburg Thalmann in rendering the Ladenburg Opinion. In connection with its engagement, the Ladenburg Opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Nonaffiliated Stock. The summary of the Ladenburg Opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of the Ladenburg Opinion. The Ladenburg Opinion does not address the relative merits of the Merger or any other transactions or business strategies discussed by the Board of Directors as alternatives to the Merger or the decision of the Board of Directors to proceed with, or the effects of, the Merger. Ladenburg Thalmann was not authorized to, and did not, solicit, third party indications of interest in acquiring all or part of the Company, and Ladenburg Thalmann was not asked to consider, and the Opinion does not address, the consideration the Company or its shareholders might receive from another third-party purchaser, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

   In conducting its analysis, Ladenburg Thalmann reviewed and considered such information as it deemed necessary or appropriate for the purposes of stating its opinion including (i) drafts, in the forms furnished to Ladenburg Thalmann by representatives of the Company, of the Merger Agreement; (ii) certain business and financial information relating to the Company, as provided by the Company, including the financial condition and results of operations of the Company and its historical financial performance; (iii) certain public filings made by the Company with the Securities and Exchange Commission; and (iv) to the extent publicly available, certain market trading data and historical trading performance for securities of the Company. In addition, Ladenburg Thalmann conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as it deemed appropriate in arriving at the Ladenburg Opinion. Ladenburg Thalmann also met with members of senior management of the Company to discuss, among other things, the historical and prospective industry environment, financial conditions and operating results for the Company and reasons for the Merger. Ladenburg Thalmann noted that two of the Majority Shareholders are members of the Board of Directors and senior management of the Company and as such may be deemed to have a conflict of interest in these matters.

 Certain Projections Prepared by Ladenburg Thalmann

   Management of the Company did not have internally generated financial projections of its financial performance. To assist in its analysis, Ladenburg Thalmann prepared projected financial statements through fiscal year 2004 based upon certain assumptions and information provided by management of the Company (the "Projections"). Management also reviewed the Projections. Neither the Company or Ladenburg Thalmann assumes any responsibility for the accuracy of the Projections or the assumptions underlying the Projections. The Projections show the following performance for fiscal year 2004: revenues of approximately $64.7 million; Gross Profit of approximately $36.3 million, EBITDA of approximately $13.9 million; EBIT of approximately $11.6 million; and net income of approximately $8.5 million. The Projections assume relative stability in the Company's industry and market segments and assumes inventory turns, accounts receivable days, pre-paid expense days, accounts payable days and accrued expense days are consistent with historical levels.

 Overview of Analysis

   Ladenburg Thalmann used both qualitative and quantitative analyses and valuation methods in connection with rendering the Ladenburg Opinion. The following paragraphs discuss all of the material analyses performed by Ladenburg Thalmann in rendering the Ladenburg Opinion, and when taken together, provide the basis for the Ladenburg Opinion. Although the Merger Consideration of $28.50 per share is less than the high end of the ranges for the market multiples analysis, acquisition multiples analysis, discounted cash flow analysis and takeover premium analysis performed by Ladenburg Thalmann, the Merger Consideration of $28.50 is within the median range of per share equity values for each of the analyses performed. Ladenburg Thalmann placed more emphasis on the median range of values rather than the high end of the ranges. Ladenburg Thalmann did not rely on any one analysis to the exclusion of the others, but looked at all quantitative and qualitative analyses taken together. Ladenburg Thalmann did not perform a valuation of the Company itself; rather, Ladenburg Thalmann evaluated the fairness of the Merger Consideration proposed by performing the analyses described below.

 Qualitative Considerations

   In addition to the quantitative analyses discussed below, Ladenburg Thalmann considered a number of qualitative factors related to the Merger. Ladenburg Thalmann did not apply valuation weightings to any of these qualitative factors. Among the positive qualitative factors relating to the Merger, Ladenburg Thalmann noted the following:

  1. The proposed Merger Consideration of $28.50 per share represents a premium of approximately 36% over the average share price of Company Common Stock for the 30 trading days preceding the date of the Ladenburg Opinion.

  2. The Company's business projections show a decline in operating margins for fiscal year 2000 and limited growth in revenues and earnings thereafter due to increased competition and trends toward compliance products with lower margins.

  3. The Company has experienced a decline in the average selling price for its products.

  4. The Company believes that it represents approximately 20% to 25% of the gas instrumentation market in North America, which management believes has limited potential future growth.

  5. The Company has considerable exposure to its largest customer, which constitutes approximately 25% of total revenues.

  6. The Company has had limited success entering new product and geographic markets.

  7. The Company has had limited success in its attempts to grow through acquisition and represented to Ladenburg Thalmann and the Special Committee that the Company is committed to a strategy of internal growth that is inconsistent with the sale of the Company.

  8. Fiscal 1998 financial performance was significantly enhanced by one contract, which the Company has represented to be non-recurring business.

  9. There exists limited trading liquidity in the Company's shares in that only approximately 25.8% of the Company Common Stock is held in the public float and outside of the Majority Shareholders' direct or indirect control.

   Among the negative qualitative factors relating to the Merger, Ladenburg Thalmann noted the following:

  1. The all-cash purchase eliminates shareholders' ability to participate in the Company's future growth potential.

  2. The Company's market leadership in gas instrumentation products is an excellent platform to expand into ancillary compliance product markets.

  3. An increasing portion of the Company's recent historical and projected future growth has been derived from service sector revenue which have affected operating margins.

  4. The Company is well positioned to use its balance sheet to pursue growth opportunities, including the acquisition and/or merger with other companies (although the Company has represented to Ladenburg Thalmann and the Special Committee that the Company is committed to a strategy of internal growth that is inconsistent with the sale or merger of the Company).

 Quantitative Analyses

   In developing its opinion, Ladenburg Thalmann calculated a range of values for the Company using four separate valuation approaches: (i) a Market Multiples Analysis based upon comparable publicly traded-companies; (ii) an Acquisition Multiples Analysis based upon acquisitions of comparable companies since 1996; (iii) a Discounted Cash Flow Analysis; and (iv) a Takeover Premium Analysis. Ladenburg Thalmann also considered the historical trading price and volume of the Company Common Stock in developing its opinion.

   Market Multiples Analysis. The Market Multiples Analysis determines an implied public market value by evaluating the public valuations of comparable companies competing in similar industries using available public information. In choosing comparable companies to the Company, Ladenburg Thalmann selected instrumentation and system control manufacturers based on a variety of factors, including that they were deemed to be comparable to the Company in terms of industry, size, markets served, strategy and growth prospects. Ladenburg Thalmann examined six companies in the instrumentation manufacturing industry (including the Company) including Invivo Corp., Metrika Systems, Mine Safety Appliances, Scientific Technologies, Inc. and TSI Inc.

   The multiples used for the Market Multiples Analysis are derived by dividing the public valuations of comparable companies by certain measures of operating performance such as earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income, and projected earnings per share ("EPS") as developed by certain research analysts. EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total debt, less cash and cash equivalents. Total enterprise value is essentially the value of a company assuming an un-leveraged capital structure. The net income and EPS multiples are derived by dividing the market value of the common stock in aggregate or per share, as appropriate, by net income or projected EPS. For each valuation, Ladenburg Thalmann multiplied the Company's respective values by the appropriate median multiples to calculate an equity value.

   The range of multiples and corresponding range of values for the Company Common Stock for each multiple were as follows: (i) 4.3x to 10.9x as a multiple of enterprise value to latest fiscal year EBITDA and corresponding range of values of $14.34 to $36.06; (ii) 5.3x to 12.9x as a multiple of enterprise value to latest fiscal year EBIT and corresponding range of values of $14.34 to $35.02; (iii) 9.2x to 21.1x as a multiple of market value to latest fiscal year net income and corresponding range of values of $18.50 to $42.69; (iv) 8.0x to 16.4x as a multiple of market value to projected current fiscal year net income and corresponding range of values of $13.22 to $27.18; (v) 9.1x to 13.1x as a multiple of market value to fiscal year plus one net income and corresponding range of values of $16.60 to $24.02.

   The median market multiples for the comparable companies were as follows:
(i) 6.2x as a multiple of enterprise value to latest fiscal year EBITDA and a corresponding value of $27.80; (ii) 8.3x as a multiple of enterprise value to latest fiscal year EBIT and a corresponding value of $29.97; (iii) 12.6x as a multiple of market value to latest fiscal year net income and a corresponding value of $25.53; (ii) 12.3x as a multiple of market value to projected current fiscal year net income and a corresponding value of $20.27; and, (iv) 11.5x as a multiple of market value to projected fiscal year plus one net income and a corresponding value of $20.97. Ladenburg Thalmann used these multiples and corresponding values to calculate a range of public market values for the Company to develop an implied market multiple valuation. Based on the analysis of median multiples for comparable companies, the range of implied per share equity value for the Company was $20.27 to $29.97 and the median equity value was $25.53.


   Acquisition Multiples Analysis. The Acquisition Multiples Analysis applies a similar methodology as the Market Multiples Analysis, but relies upon multiples derived from merger and acquisition transactions involving target companies similar to the Company in its operations or similar to the Company in relative size and ownership structure. For purposes of this analysis, Ladenburg Thalmann analyzed comparable mergers and acquisitions with total aggregate consideration between $5 million and $150 million completed between January 1, 1996, and December 31, 1998.

   For all of the comparable merger and acquisition transactions, Ladenburg Thalmann derived median multiples using various financial measures, including revenue, EBITDA, EBIT and net income multiples. For each of the transactions considered, purchase price equals the amount paid for the target's equity, and total enterprise value equals purchase price, plus the target's outstanding interest-bearing debt, less cash and cash equivalents purchased.

   As with the Market Multiples Analysis, Ladenburg Thalmann calculated an acquisition multiples valuation for the Company by using median acquisition multiples to develop a valuation range. Equity valuations for the Company based on EBITDA and EBIT are calculated by multiplying its revenues, EBITDA and EBIT by the respective multiples, then subtracting total debt and adding cash and cash equivalents, if any. For valuations based on net income, Ladenburg Thalmann multiplied the entity's net income by the net income median multiple to arrive at equity value. Based on this analysis, the range of implied per share equity values for the Company was $22.30 to $30.71.

   Ladenburg Thalmann developed multiples from selected merger and acquisition transactions, including the acquisitions of: Globalink Inc. by Lernout & Hauspie; Whitehall Corp. by Aviation Sales; Corcom Inc. by Communications Instruments Inc.; Simulation Sciences by Siebe PLC; Proxima Corp by ASK AS; Signature Brands USA Inc. by Sunbeam Corp.; First Alert, Inc. by Sunbeam Corp.; Heartstream Inc. by Hewlett-Packard Co.; Milgray Electronics Inc. by Bell Industries Inc.; ElectroStar Inc. by Tyco International Ltd.; Penril DataComm Networks by Bay Networks Inc.; Interpoint Corp. by Crane Co.; National Picture and Frame Co. by Colonnade Capital LLC; ADCO Technologies Inc. by Astor Chemicals; Medalist Industries Inc. by Illinois Tool Works; Swing-N-Slide Corp by GreenGrass Holdings; Larizza Industries, Inc. by Collins & Aikman Corp.; Bestop Inc. by Douglas & Lomason Co.; and Schwiltzer Inc. by Kuhlman Corp.

   The range of multiples and corresponding range of values for the Company Common Stock for each acquisition multiple were as follows: (i) 4.2x to 9.2x as a multiple of enterprise value to latest fiscal year EBITDA prior to the Merger and corresponding range of values of $14.01 to $30.70; (ii) 5.2x to 19.7x as a multiple of enterprise value to latest fiscal year EBIT prior to the Merger and corresponding range of values of $17.27 to $65.35 and, (iii) 2.9x to 32.7x as a multiple of equity value to latest fiscal year net income and corresponding range of values of $9.59 to $108.56.

   The median market multiples for the comparable acquisition transactions were as follows: (i) 7.0x as a multiple of enterprise value to latest fiscal year EBITDA prior to the Merger and a corresponding value of $30.71; (ii) 7.8x as a multiple of enterprise value to latest fiscal year EBIT prior to the Merger and a corresponding value of $28.73; and, (iii) 11.0x as a multiple of market value to latest fiscal year net income prior to the Merger and a corresponding value of $22.30. Based on the analysis of median multiples for comparable acquisition transactions, the range of implied per share equity values for the Company was $22.30 to $30.71 and the median equity value was $28.73.

   Discounted Cash Flow Analysis. The Discounted Cash Flow Analysis ("DCF Analysis") derives enterprise values based on the present value of a company's un-leveraged free cash flow over a five-year period, plus the present value of a company's total enterprise value in five years (the "Terminal Value"). The un-leveraged free cash flows that Ladenburg Thalmann used for purposes of completing the DCF Analysis were derived from projections for the Company provided to Ladenburg Thalmann by management of the Company. For purposes of this analysis, un-leveraged free cash flow equals after-tax EBIT, plus depreciation, less capital expenditures, plus any decreases or minus any increases in working capital. A company's un-leveraged free cash flow provides a measure of how much cash it produces, irrespective of how it finances its operations (i.e., before interest income and expense).

   Ladenburg Thalmann developed the discount rate ranging between 12.0% and 14.0% used to calculate the present value of the Company's future net cash flows and Terminal Value by estimating the Company's weighted average cost of capital ("WACC"). To estimate the Company's WACC, Ladenburg Thalmann considered the Company's ability to access debt and the borrowing terms the Company could reasonably be expected to pay on that debt given, among other things, the Company's historical and projected operating performance and existing capital structure. Ladenburg Thalmann then considered the returns an equity investor would reasonably require on an equity investment in a company with a similar market capitalization and historical and projected operating performance as the Company.

   Ladenburg Thalmann calculated the Terminal Value of the Company by applying a range of multiples based on the market multiples analysis of between 5.7x and 6.7x to the Company's EBITDA in the fifth year, the resulting value of which was then discounted to present value at values ranging from 12.0% to 14.0%. By adding the present value of (i) the Company's free cash flows over the next five years and (ii) the Terminal Value, Ladenburg Thalmann arrived at a total equity value for the Company. Based on the analysis of median multiples for the discounted cash flow analysis, the range of implied per share equity values for the Company was $25.47 to $29.30 and the median equity value was $27.31.

   Takeover Premium Analysis. The Takeover Premium Analysis examines premiums paid in 79 acquisitions of public companies for the period between January 1, 1998 and February 21, 1999 for transactions valued between $5 million and $150 million and excluded transactions involving financial services companies and real estate investment trusts. Premiums are defined, in percentage terms, as the excess (or shortfall) of the per share purchase price relative to the target's stock price prior to the announcement of the transaction. Ladenburg Thalmann calculated discounts and premiums ranging from a discount of 53.8% to a premium of 431.7%; the median premium paid was 34.6%. The percentage premiums were applied by Ladenburg Thalmann to the Company's average stock price for the 30 days immediately preceding Ladenburg Thalmann's presentation to the Board of Directors concerning the proposed merger to derive a range of per share equity values for the Company. Based on the takeover premium analysis, the range of implied per share equity values for the Company was $26.36 to $28.62 and the median equity was $27.40.

 Limitations of Analyses

   Although each of the analyses employed by Ladenburg Thalmann in rendering the Ladenburg Opinion is summarized above, the above summary does not purport to be a complete description of Ladenburg Thalmann's analyses and contains those aspects of Ladenburg Thalmann's analyses deemed most relevant. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Ladenburg Thalmann did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Ladenburg Thalmann believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Ladenburg Opinion.

   In conducting its analysis, Ladenburg Thalmann has assumed and relied upon the accuracy and completeness of all financial and other material furnished to it by the Company including the industry in which the Company operates and the competition in that industry. Ladenburg Thalmann has relied upon counsel to the Special Committee and counsel to the Company in all legal matters regarding the Merger, including the process undertaken by the Special Committee in connection with its consideration of the Merger. Ladenburg Thalmann has not attempted to independently verify the information provided to it by the Company. Ladenburg Thalmann has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. Ladenburg Thalmann was not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Company's shareholders arising out of the Merger. Although Ladenburg Thalmann evaluated the consideration to be received by the holders of Nonaffiliated Stock, Ladenburg Thalmann was not requested to, and did not, participate in the negotiation of the Merger Agreement. In its analyses Ladenburg Thalmann made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to it by the Company, many of which matters are beyond the control of the Company. Any estimates and/or projections contained in its analyses are not necessarily indicative of actual values or actual results, as applicable, which may be significantly more or less favorable than as set forth therein. The actual future performance of the Company may vary substantially from such projections. Ladenburg Thalmann's opinions are necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   The Special Committee selected Ladenburg Thalmann as its financial advisor because Ladenburg Thalmann is an established investment banking firm with experience in transactions similar to the Merger.

Ladenburg Thalmann, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg Thalmann has been retained by the Special Committee to render financial advisory services to the Special Committee in connection with the Merger and received a fee for such services upon delivery of the Ladenburg Opinion. As compensation for Ladenburg Thalmann's services in rendering the Ladenburg Opinion, the Company agreed to pay Ladenburg Thalmann a total of $250,000, plus reimbursement of out-of-pocket expenses of approximately $30,000. Ladenburg Thalmann received $50,000 upon execution of the engagement letter by and among the Company, the Special Committee and Ladenburg Thalmann and $200,000 plus expenses following the delivery of the written Ladenburg Opinion to the Special Committee. Ladenburg Thalmann will also receive indemnification against certain liabilities for the services rendered pursuant to this engagement. In the ordinary course of business, Ladenburg Thalmann actively trades securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the equity securities of the Company.

Interests of Certain Persons in the Merger

   In considering the recommendation of the Special Committee and the approval of the Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Board of Directors and the Company's management have interests in connection with the Merger (including those described below) that differ from those of the holders of Nonaffiliated Stock. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described in this section under "--Background Of The Merger." The Special Committee and the Board of Directors recognized that the existence of these actual or potential conflicts might result in increased scrutiny of the Merger and therefore viewed such factors negatively. As discussed elsewhere in this section, the Special Committee and the Board of Directors believe that the terms of the Merger Agreement and Merger are fair to and in the best interests of the holders of Nonaffiliated Stock from both a financial and a procedural point of view. See "--Background of the Merger--Special Committee" and "--Board of Directors."

   Acquisition was formed by the Majority Shareholders for the purpose of acquiring the Company in the Merger. The Majority Shareholders and their Affiliates own 100% of Acquisition. Following the effectiveness of the Merger, on a fully diluted basis, the Majority Shareholders and their Affiliates will own 100% of the Surviving Corporation Common Stock. Such ownership will result from the conversion, upon the consummation of the Merger, of the shares of the Acquisition Common Stock into shares of Surviving Corporation Common Stock.

   Thomas M. Thompson, a member of the Special Committee, is a shareholder in the law firm of Buchanan Ingersoll Professional Corporation. Buchanan Ingersoll serves as counsel to the Company.

   All of the Company's officers and directors own Company Common Stock or hold Options. The Merger Agreement provides that all outstanding Options (other than those held by the Majority Shareholders), whether or not vested, will be terminated, and the Option holders will be entitled to receive a cash payment equal to the excess of $28.50 over the applicable Option exercise price for each share of Company Common Stock subject to Options. See "THE MERGER AGREEMENT--Treatment Of Options." If all of the outstanding Options are cashed out at the Effective Time, it is anticipated that the following directors or executive officers will receive the following cash payments for their Options:
James P. Hart, $24,625; Garth F. Miller, $24,563; Herbert F. Gerhard, $12,500; Donald J. McGraw, $12,500; and Thomas M. Thompson, $6,250.

   The Options held by Kenton E. McElhattan and Kent D. McElhattan will be assumed by the Surviving Corporation.

   The Merger Agreement provides that the Surviving Corporation will, from and after the Effective Time, indemnify the present and former officers and directors of the Company to the same extent and upon the terms and conditions provided in the Company's Articles and By-laws. The Merger Agreement also provides that the

Surviving Corporation will maintain its existing policies of officers' and directors' liability insurance for a period of six years after the Effective Time, subject to certain limitations. See "THE MERGER AGREEMENT--
Indemnification and Insurance."

Certain Effects of the Merger

   Following the Merger, the Majority Shareholders and their Affiliates will own 100% of the Surviving Corporation Common Stock and have a 100% interest in the net book value and net earnings of the Company. The Majority Shareholders will be the sole beneficiaries of any future earnings and growth of the Surviving Corporation (until shares of capital stock, if any, are issued to other shareholders) and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Surviving Corporation in the future. Upon the consummation of the Merger, the holders of Nonaffiliated Stock will cease to have any ownership interests in the Company or rights as shareholders. The holders of Nonaffiliated Stock will no longer benefit from any increases in the value of the Company or any payment of dividends on the Company Common Stock and will no longer bear the risk of any decreases in value of the Company.

   As a result of the Merger, the Surviving Corporation will be privately held and there will be no public market for its common stock. Upon consummation of the Merger, the Company Common Stock will cease to be listed on NASDAQ National Market ("NASDAQ"). In addition, registration of the Company Common Stock under the Exchange Act will be terminated following the mailing of this Information Statement, and, accordingly, the Company will no longer be required to file periodic reports with the Commission. In particular, the Company will not file an Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

Material Federal Income Tax Consequences of the Merger

   The following is a summary of material federal income tax consequences of the Merger to shareholders who receive the Merger Consideration for their shares of Company Common Stock pursuant to the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including Proposed Regulations and Temporary Regulations) promulgated thereunder, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not purport to discuss all tax consequences of the Merger to all shareholders. In particular, the summary does not discuss the tax consequences of the Merger to any shareholder that is an insurance company, tax-exempt organization, financial institution, foreign person or broker-dealer or who has acquired his, her or its shares upon the exercise of options or otherwise as compensation.

   The receipt of cash by a shareholder of the Company in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. In general, a shareholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received for his, her or its stock in the Merger and the shareholder's adjusted tax basis in such stock. A shareholder's adjusted basis in the shares of Company Common Stock generally will equal the shareholder's purchase price for such shares of Company Common Stock. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the shares are a capital asset in the hands of the shareholder, and will be treated as long-term capital gain or loss if the shares have been held for a twelve month period. A shareholder will recognize such gain or loss as of the Effective Time.

   The Company or the Exchange Agent (as defined below) will be required to withhold 31% of the gross proceeds payable to a shareholder or other payee in the Merger unless the shareholder or payee provides, in a properly completed substitute Form W-9 included with the letter of transmittal which will be mailed to the holders of Nonaffiliated Stock promptly after the Effective Time (the "Letter of Transmittal") (see "THE MERGER AGREEMENT--The Exchange Fund; Payment for Shares of Common Stock"), his, her or its taxpayer identification number and certifies under penalties of perjury that such number is correct and that the shareholder is not subject to backup withholding, unless an exemption applies under applicable law and regulations. Therefore, unless such an exemption exists and is demonstrated in a manner satisfactory to the Company or the Exchange Agent, in accordance with the instructions that will accompany the substitute Form W-9, each shareholder should complete and sign the substitute Form W-9 that will be made available to the shareholder with the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

   EACH SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN HIS, HER OR ITS INDIVIDUAL CIRCUMSTANCES AND WITH RESPECT TO THE STATE, LOCAL OR OTHER INCOME TAX CONSEQUENCES OF THE MERGER. FURTHER, ANY SHAREHOLDER WHO IS A CITIZEN OF A COUNTRY OTHER THAN THE UNITED STATES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX TREATMENT IN SUCH COUNTRY OF THE MERGER AND WITH RESPECT TO THE QUESTION OF WHETHER THE TAX CONSEQUENCES DESCRIBED ABOVE MAY BE ALTERED BY REASON OF THE PROVISIONS OF THE INTERNAL REVENUE CODE APPLICABLE TO FOREIGN PERSONS OR THE PROVISIONS OF ANY TAX TREATY APPLICABLE TO SUCH SHAREHOLDER.

Accounting Treatment

   The cost of repurchasing the Company Common Stock will be accounted for as a treasury stock transaction within the context of generally accepted accounting principles. This means that the historical cost basis of the Company's assets and liabilities will be carried forward to the Surviving Corporation rather than using a new basis of accounting to account for the assets and liabilities of the Surviving Corporation. Consequently, the aggregate cost of repurchasing the Company Common Stock will be accounted for as a charge to shareholders' equity.

   The cost of repurchasing and canceling outstanding Options will be accounted for as compensation expense. This means that the excess of the aggregate Merger Consideration over the aggregate exercise price of outstanding Options will be accounted for as a charge to operations.

Financing of the Merger

   The total amount of funds required by Acquisition to pay the aggregate Merger Consideration due to the holders of Nonaffiliated Stock and Options at the closing of the Merger, assuming the Options of all executive officers of the Company are cashed out in the Merger and there are no Dissenting Shareholders, is expected to be approximately $24.6 million. In addition, Acquisition will require approximately $400,000 to pay other expenses and costs relating to the transactions.

   On March 4, 1999, Acquisition delivered to the Company a commitment letter from PNC Bank, National Association ("PNC") (the "Commitment Letter") which was executed by the Company on March 23, 1999. Pursuant to the Commitment Letter, but subject to the conditions set forth therein, (i) PNC has agreed to provide a revolving credit and term loan facility aggregating up to $27 million (collectively, the "Acquisition Facilities") for the purpose of providing the financing for the Merger. The proceeds of the Acquisition Facilities will be used (i) to pay the Merger Consideration, (ii) to pay expenses of the Merger, and (iii) for general corporate purposes, including the repurchase of employee-owned stock options. PNC's obligations under the Commitment Letter are subject to (i) the negotiation and execution of a definitive credit agreement in respect of the Acquisition Facilities (the "Credit Agreement") and related documents that are satisfactory in form and substance to PNC and Acquisition,
(ii) the absence of any material adverse change in the condition (financial or otherwise), business, assets, properties, prospects, operations, performance or current capital structure of Acquisition, the Company, or any of the direct or indirect subsidiaries of the Company from that described to PNC in the information previously delivered to PNC, and (iii) verification that the Company has at least $17 million in cash.

   The Commitment Letter contemplates that the definitive Credit Agreement will contain terms and conditions which are customary in transactions of this type, including, without limitation, the following:

 Borrower

   The initial borrower under the Acquisition Facilities will be Acquisition. Upon the consummation of the Merger, the Surviving Corporation will become the obligor under the Credit Agreement. Immediately following the Merger, the Company will replace and assume all of the obligations and liabilities of the Surviving Corporation under the Credit Agreement. The obligor under the Credit Agreement at any particular time is referred to as the "Borrower."

 Interest Rate

   Amount outstanding under the Acquisition Facilities will bear interest at a fixed rate (the "Fixed Rate") or floating rate (the "Floating Rate"), at the option of the Borrower. The Floating Rate will, at the election of the Borrower, be either: (i) the London interbank offered rate (adjusted for debt ratio) ("LIBOR"), or (ii) the Alternate Base Rate. The "Alternate Base Rate" is defined as the greater of (x) PNC's prime commercial lending rate as publicly announced from time to time, or (y) 0.50% plus the federal funds rate (as published by the Federal Reserve Bank of New York). The Fixed Rate is equal to PNC's cost of funds plus 50 basis points. As of March 1, 1999, the Fixed Rate was 6.22%.

 Term

   Borrowings under the term loan portion of the Acquisition Facilities will equal $17 million and will mature 90 days following the consummation of the Merger. Borrowings under the revolving credit facility portion of the Acquisition Facilities will be amortized, and commitments with respect to drawings under the Acquisition Facilities will be correspondingly reduced, over the five-year term of the revolving credit portion of the Acquisition Facilities in accordance with an agreed schedule.

 Security

   The revolving credit portion of the Acquisition Facilities is unsecured. The Borrower must agree not to grant any other creditor a blanket lien on the Borrower's assets during the term of the Credit Agreement. The term loan portion of the Acquisition Facilities will be secured by cash to the extent the term loan remains outstanding at the Effective Time of the Merger. The Borrower must also agree not to grant any other creditor a blanket lien on the Borrower's assets.

 Conditions

   The obligations of PNC under the Credit Agreement to provide the initial advances pursuant to the Acquisition Facilities will be subject to usual and customary conditions for credit facilities of that size, type and purpose, including, without limitation, the following: (i) no material adverse change in the financial condition, operations, business or prospects of the Borrower or the Guarantors, individually or taken as a whole; (ii) delivery by the Borrower and the Company of such financial statements and other information as PNC shall require, all of which shall be in all respects reasonably satisfactory to PNC;
(iii) no material undisclosed liabilities (contingent or otherwise) including, without limitation, pension liabilities, post-retirement healthcare benefits and litigation; (iv) absence of material litigation; and (v) consummation of the Merger in a manner satisfactory to PNC and its counsel.

 Covenants and Events of Default

   The Credit Agreement will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of that size, type and purpose. Such affirmative and negative covenants will, among other matters, limit the Borrower's ability to dispose of assets or incur additional indebtedness and require it to satisfy certain ongoing financial requirements. Such events of default will include, among other matters, a change in control (as defined in the Credit Agreement) of the Company following the Merger.

Regulatory Matters

   The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal and state securities laws and (ii) the filing of the Articles of Merger.

          REQUIRED VOTE FOR MERGER; WRITTEN CONSENT IN LIEU OF MEETING

   Under the BCL and the Company's Articles and By-laws, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to approve and adopt the Merger Agreement and approve the Merger.

   Pursuant to Section 1766 of the BCL and the Company's Articles, any action required or permitted to be taken at any meeting of shareholders of the Company may be taken without a meeting, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. On February 23, 1999, immediately following execution of the Merger Agreement, the Majority Shareholders, which then held of record, in the aggregate, 2,288,600 shares of Company Common Stock, representing a majority of the votes entitled to be cast at a meeting to consider the Merger Agreement and the Merger, executed and delivered to the Company the Consent approving the Merger Agreement and the Merger and adopting the Merger Agreement. On February 23, 1999, there were issued and outstanding 3,280,137 shares of Company Common Stock. The Merger will become effective no earlier than 20 calendar days after this Information Statement is first sent or given to shareholders of the Company.

                              THE MERGER AGREEMENT

   The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof, and shareholders are urged to read the Merger Agreement which is attached hereto as Exhibit A.

Consideration to be Paid in the Merger

   At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company, or the holders of any shares of Company Common Stock:

   (i) each share of Nonaffiliated Stock, including shares subject to Options, which is issued and outstanding prior to the Effective Time (other than the shares held by Dissenting Shareholders) shall be converted into and become a right to receive the Merger Consideration, and, when so converted, shall automatically be canceled and retired and shall cease to exist. Any certificate representing shares of Nonaffiliated Stock that has been so converted shall, after the Effective Time, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon the surrender of such certificate;

   (ii) any shares of Company Common Stock held immediately prior to the Effective Time by the Company or any majority-owned subsidiary of the Company, and which constitute treasury stock in the hands of the holders thereof, or which are held by Acquisition, shall be canceled, retired and cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto; and

   (iii) each share of Acquisition Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Surviving Corporation Common Stock.

   Dissenting Shareholders who strictly comply with the provisions of the BCL regarding statutory dissenters rights have the right to seek a determination of the fair value of their shares of Company Common Stock and such payment in cash therefor in lieu of the Merger Consideration. See "DISSENTERS RIGHTS" and the applicable provisions of the BCL attached hereto as Exhibit C.

The Exchange Fund; Payment for Shares of Common Stock

   On or before the Closing Date, the Company shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent"). As of the Effective Time, the Company will deposit or cause to be deposited with or for the account of the Exchange Agent, in trust for the benefit of the holders of Nonaffiliated Stock an amount in cash equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

   As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of shares of Nonaffiliated Stock immediately prior to the Effective Time the Letter of Transmittal containing instructions for surrendering certificates formerly representing shares of Company Common Stock (the "Certificates") in exchange for the Merger Consideration. No shareholder should surrender any Certificates until the shareholder receives the Letter of Transmittal and other materials for such surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, less any required withholding of taxes, and the Certificate so surrendered will be canceled. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following the surrender of the Certificate and delivery of the Letter of Transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depository institution in connection with the book-entry delivery of securities.

   If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Exchange Agent receives evidence that any applicable transfer or other taxes have been paid.

   SHAREHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS INFORMATION STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

   Six months after the Effective Time, the Exchange Agent will return to the Surviving Corporation any portion of the Exchange Fund which remains undistributed to the holders of Nonaffiliated Stock (including the proceeds of any investments thereof), and any holders of Nonaffiliated Stock who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration.

Transfers of Company Common Stock

   At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Merger Agreement.

Treatment of Options

   Pursuant to the Merger Agreement, at the Effective Time, each outstanding Option to acquire Company Common Stock (other than those held by the Majority Shareholders), whether or not vested, will be canceled and the 1993 Stock Option Plan, as amended and restated, will be adopted by the Surviving Corporation. In consideration of such cancellation, the Surviving Corporation shall pay to the holder of each such canceled Option, (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option multiplied by (ii) the number of shares of Company Common Stock issuable upon the exercise of the Option, subject to any required withholding of taxes (the "Option Consideration"). At the Effective Time, all Options, other than those held by the Majority Shareholders, will be converted into, and will thereafter only represent the right to receive, the Option Consideration.

   At the Effective Time, all Options held by the Majority Shareholders will automatically become options to acquire an equal number of shares of Surviving Corporation Common Stock at an aggregate exercise price equal to the aggregate exercise price of the Options, and no payment will be made with respect thereto.

Representations and Warranties

   The Merger Agreement provides for various representations and warranties with respect to Acquisition (which representations and warranties are subject, in certain cases, to specified exceptions, and, generally, apply to facts and circumstances existing at the date of the Merger Agreement), including representations pertaining to the due organization of Acquisition and due authorization, execution, delivery and enforceability of the Merger Agreement.

   In addition, the Merger Agreement provides for various representations and warranties with respect to the Company (which representations and warranties are subject, in certain cases, to specified exceptions, and generally apply to facts and circumstances existing at the date of the Merger Agreement), including representations pertaining to: (i) the due organization of the Company and due authorization, execution, delivery and enforceability of the Merger Agreement, (ii) the approval by the Board of Directors of the Merger Agreement and the Merger, and (iii) the capitalization of the Company.

Certain Covenants and Agreements

   The Company has agreed not to pay any dividends or make any other distributions to its shareholders prior to the Effective Time. The Company and Acquisition have agreed that, prior to the Effective Time, they will not issue press releases or otherwise make any public statements in connection with the Merger or the Merger Agreement without the other party's prior consent. The Company and Acquisition have made further agreements with respect to the sharing of costs and expenses incurred in connection with the Merger, the indemnification of the directors and officers, liability insurance for the directors and officers, their obligations to provide notice in the event of a breach of their representations and warranties or of a material failure to comply with any requirement of the Merger Agreement, and the preparation and filing of this Information Statement and the Schedule 13E-3.

   The Merger Agreement provides that, prior to the Effective Time, the Company shall not, and it shall not authorize or permit any of its subsidiaries or any officer, director, employee, agent or representative, to solicit, initiate or encourage the submission of (i) any proposal for a merger or business combination involving the Company or any of its subsidiaries, a proposal or offer to acquire any equity interest or voting securities of the Company or any of its subsidiaries, or a proposal or offer to acquire a substantial portion of the Company's assets (together, an "Acquisition Proposal"), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations relating to any Acquisition Proposal. However, the Company is not obligated to take or refrain from taking any action with respect to an Acquisition Proposal if the Board of Directors, after consultation with its counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary duties.

Conditions to the Merger

   The respective obligations of the Company, on the one hand, and Acquisition and the Majority Shareholders, on the other hand, to consummate the Merger are contingent upon the satisfaction prior to the Effective Time, or the waiver thereof by the Company or Acquisition in the case of items (c), (d) and (e), of each of the following conditions: (a) there shall be in effect no preliminary or permanent injunction, temporary restraining order or other decree of a court or any federal, state or local government entity, and no action, suit or proceeding by any such entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated therein; (b) other than the Articles of Merger, all consents, approvals and authorizations of and filings with governmental entities in connection with the Merger shall have been obtained or effected or filed; (c) the representations and warranties made by the Company and Acquisition shall be true and correct in all material respects; (d) the Company and Acquisition shall have complied in all material respects with the undertakings and agreements required by the Merger Agreement to be performed or complied with by them; and (e) there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, since December 31, 1997.

Termination

   The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by the written mutual consent of Acquisition and the Special Committee, or by either Acquisition or the Special Committee if (i) the Merger has not been consummated on or prior to June 30, 1999; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or (ii) the Special Committee shall have withdrawn, modified or changed in any manner adverse to Acquisition its approval of the Merger Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

   In the event the Merger Agreement is terminated, the Merger Agreement shall become null and void, and no liability shall attach to either the Company or Acquisition; provided, however, that a party will not be relieved of any liability or obligation which results from a willful breach of the Merger Agreement.

Indemnification and Insurance

   The Merger Agreement provides that the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and limitation of liability of directors and officers set forth in the Company's Articles and By-laws on the date of the Merger Agreement, and that the provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company.

   The Merger Agreement also provides that the Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company in effect on the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such policy. Nonetheless, in no event shall the Surviving Corporation be required to pay annual premiums in excess of that which is commercially reasonable to maintain or procure such insurance coverage, and in the event the Surviving Corporation is unable to obtain the required insurance, the Surviving Corporation will obtain a policy with the greatest coverage at a cost which is commercially reasonable.

Amendment

   The Merger Agreement provides that it may not be amended except by action of the Board of Directors of each of the parties thereto. After the adoption of the Merger Agreement by the Company's shareholders, no further amendment may be made without the approval of the Company's shareholders.

No Liability for Breaches of Representations and Warranties

   The Merger Agreement provides that the respective representations and warranties of the Company and Acquisition contained in the Merger Agreement will expire with, and will be terminated and extinguished at, the Effective Time. Neither the Company nor Acquisition will be under any monetary or other liability with respect to any breach of a representation and warranty contained in the Merger Agreement or other certificates and documents delivered pursuant to the Merger Agreement. The sole consequence of any such breach will be limited to the failure to satisfy a condition to effect the Merger and the termination right, both as described above.

Applicable Law

   The Merger Agreement is governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the choice of law provisions thereof.

                          ESTIMATED FEES AND EXPENSES

   If the Merger is not consummated, and except as otherwise provided herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that the Company will pay for all costs and expenses relating to the printing and mailing of this Information Statement. If the Merger is consummated, all fees and expenses incurred in connection with the Merger will be the obligations of the Surviving Corporation.

   Estimated fees and expenses to be incurred by the Company or Acquisition in connection with the Merger are as follows:

   Financing Fees..................................................... $ 10,000
   Financial Advisors Fees............................................  550,000
   SEC Filing Fees....................................................    4,913
   Legal Fees and Expenses............................................  330,000
   Accounting Fees....................................................   45,000
   Printing and Mailing Expenses......................................   25,000
   Exchange Agent Fees................................................   10,000
          Total....................................................... $974,913

                               DISSENTERS RIGHTS

   Shareholders of the Company are entitled to dissenters rights under Part I, Chapter 15, Subchapter D of the BCL ("Subchapter D") as to shares of Company Common Stock owned by them. Set forth below is a summary description of Subchapter D, which is reprinted in its entirety as Exhibit C to this Information Statement. All references in Subchapter D and in this summary to a "shareholder" are to the record holder of the Company Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Company Common Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters rights the beneficial owner may have.

   THE FULL TEXT OF SUBCHAPTER D OF THE BCL, RELATING TO DISSENTERS RIGHTS, IS ATTACHED HERETO AS EXHIBIT C. THIS SUMMARY AND EXHIBIT C SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF DISSENTERS RIGHTS.

   This Information Statement constitutes notice to shareholders of dissenters rights pursuant to Subchapter D, Section 1575. In accordance with Subchapter D, any shareholder entitled to dissenters rights may, within 30 days after the date of mailing of this Information Statement, demand in writing from the Company the payment of the fair value of such shareholder's Company Common Stock. Such demand must reasonably inform the Company of the identity of the shareholder and that the shareholder intends thereby to demand the payment of the fair value of such shareholder's Company Common Stock. A shareholder who elects to exercise dissenters rights must mail or deliver such shareholder's written demand to the Vice President of Finance of the Company at 1001 Oakdale Road, Oakdale, Pennsylvania 15071.

   A demand for payment must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the certificate or certificates representing his, her or its shares of Company Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

   A record owner, such as a broker, who holds Company Common Stock as a nominee for others, may exercise dissenters rights with respect to shares held for all or less than all beneficial owners of Company Common Stock as to which such person is the record owner. In such case, the written demand must set forth the number of shares of Company Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise dissenters rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of dissenters rights.

   Within 60 days after the Effective Time, either the Company, as the surviving corporation in the Merger, or any shareholder who has complied with the required conditions of Subchapter D, if any demands for payment remain unsettled, the Company may file in court an application for relief requesting that the fair value of the shares be determined by the Court. If the Company fails to file an application for relief within the 60-day period, any dissenter who made a demand and who has not already settled his, her or its claim with the Company may file an application in the name of the Company at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the Merger Consideration and no more, and may bring an action to recover any amount not previously remitted. If an application is timely filed, after a hearing on such application, the court will determine which shareholders are entitled to dissenters rights and will appraise the shares of Company Common Stock formerly owned by such shareholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest from the Effective Time to be paid upon the amount determined to be the fair value. In determining such fair value, the court is to take into account all relevant factors. Accordingly, such determination could be based upon consideration other than or in addition to the market value of the shares of Company Common Stock, including, among other things, asset values of the shares of Company Common Stock. The value determined in any valuation proceeding could be more than, the same as or less than the Merger Consideration. The cost of the valuation proceeding may be determined by the court and taxed against the parties as the court deems equitable in the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal.

   From and after the Effective Time, no shareholder who has duly demanded payment in compliance with Subchapter D will be entitled to vote for any purpose the shares of Company Common Stock subject to such demand or to receive payment of dividends or other distributions on such shares of Company Common Stock, except for dividends or distributions payable to shareholders of record at a date prior to the Effective Time.

   If no application for relief is filed by the Company with the court within 60 days after the Effective Time, or by a shareholder within 30 days after the expiration of the 60-day period, shareholders' rights to payment shall cease, and all shareholders who had previously demanded payment shall thereafter be entitled to receive the Merger Consideration in cash upon surrender of the certificates that formerly represented their Company Common Stock. The Company has no obligation to file such an application, and has no present intention to do so; thus, any shareholder who desires such an application to be filed is advised to file it on a timely basis. However, no application timely filed in the court demanding payment shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

   A shareholder who elects to exercise appraisal rights pursuant to Subchapter D should mail or deliver a written demand to: Industrial Scientific Corporation, 1001 Oakdale Road, Oakdale, Pennsylvania 15071, Attention: James
P. Hart, Vice President of Finance.

   Pursuant to the Merger Agreement, the Company has agreed to give Acquisition prompt notice of any demands for payment received by it, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company and relating thereto. Acquisition shall direct all negotiations and proceedings with respect to demands for payment under the BCL. The Company shall not, except with the prior written consent of Acquisition, make any payment with respect to any demands, or offer to settle, or settle, any such demands.

   FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SUBCHAPTER D WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE DISSENTERS RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

              SPECIAL FACTORS REGARDING AMENDMENT OF THE ARTICLES

   On February 23, 1999, following the approval of the Merger Agreement, the Special Committee and the full Board of Directors approved the Articles Amendment providing that Subchapter E of the BCL shall not be applicable to the Company. Subchapter E, which is summarized below, is one of a number of so-called anti-takeover laws which Pennsylvania enacted during the 1980s to afford corporations incorporated in Pennsylvania and their shareholders protection against certain types of takeovers and acquisitions of control by third parties. However, Subchapter E permits Pennsylvania corporations to elect not to be governed by its provisions by amending their articles of incorporation to so provide. The Articles Amendment was adopted so that Subchapter E would not be applicable to acquisition of Company Common Stock resulting from capital contributions of such stock to Acquisition by the Majority Shareholders and their Affiliates in connection with the Merger.

Summary of Subchapter E

   Subchapter E (15 Pa. C.S. (S)(S) 25412548) essentially provides that, subject to certain exceptions, if a person or entity or a group of persons or entities acting together (hereinafter called a "controlling person or group") acquires voting power over voting shares of a publicly traded Pennsylvania corporation, such as the Company, that would entitle the controlling person or group to cast at least 20% of the votes that all shareholders of the corporation would be entitled to cast in an election of directors of the corporation (the acquisition of such voting power being hereinafter referred to as a "control transaction"), then: (i) prompt notice of such control transaction must be given to the other holders of voting shares of the corporation; and (ii) any such holders who object to the control transaction and comply with specified procedures may demand that the controlling person or group purchase such objecting holders' voting shares for "fair value."

   The minimum value that such objecting shareholders are entitled to receive under Subchapter E is the highest price paid per share by the controlling person or group within the 90-day period ending on the date of the control transaction. If objecting holders believe the fair value of their voting shares is higher than this minimum amount, they are entitled to have the fair value of their voting shares determined by an appraiser appointed by the court. Any appraiser so appointed is required to determine the fair value of each voting share as of the date of the control transaction, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation. The appraisal costs are borne by the controlling person or group, and the appraised fair value, plus interest, is then paid to those holders who demanded the appraisal in return for their voting shares.

Reasons for the Proposed Amendment to the Articles

   Subchapter E essentially provides that, subject to certain exceptions, if a person or group acquires voting power over 20% or more of the voting shares of capital stock of a Pennsylvania public company, the shareholders are entitled to notice of such event and may demand that the acquiring person or group pay "fair value for their shares." While Subchapter E may have afforded the Company and its shareholders protection against an unwanted and unfair takeover by a hostile third party, the Board of Directors believes that the provisions of Subchapter E should not apply to the Majority Shareholders' and their Affiliates' contribution of Company Common Stock to Acquisition in connection with the Merger.

   Unlike a number of other anti-takeover laws adopted by Pennsylvania and other states, Subchapter E does not exempt from its provisions control transactions which have been approved prior to their consummation by the disinterested directors of a corporation. The Company believes that the application of Subchapter E to Company Common Stock to be acquired by Acquisition from the Majority Shareholders and their Affiliates in connection with the Merger is inappropriate given that such a transfer does not result in a change of control and is not the type of transaction that Subchapter E was intended to address. Moreover, holders of Nonaffiliated Stock who oppose the Merger may dissent and seek appraisal of the fair market value of their Company Common Stock pursuant to the dissenters rights provisions of the BCL. See "DISSENTERS RIGHTS." The

Majority Shareholders and the Affiliates have not acquired any shares of Company Common Stock in transactions which would establish a minimum "fair value" under Subchapter E.

   For the above reasons, the Board of Directors believes that the Articles Amendment is in the best interests of the Company and its shareholders.

Interests of Certain Persons in the Articles Amendment

   In considering the approval of the Special Committee and the Board of Directors with respect to the Articles Amendment, shareholders should be aware that certain members of the Board of Directors and the Company's management have interests in connection with the Articles Amendment (including the interest described below) that differ from those of the holders of Nonaffiliated Stock. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described in this section under "--Reasons for the Proposed Amendment to the Articles."

   Acquisition was formed by the Majority Shareholders for the purpose of acquiring the Company in the Merger. The Majority Shareholders and their Affiliates own 100% of Acquisition. Following the effectiveness of the Merger, on a fully diluted basis, the Majority Shareholders and their Affiliates will own 100% of the Surviving Corporation Common Stock. Such ownership will result from the conversion, upon the consummation of the Merger, of the shares of the Acquisition Common Stock into shares of Surviving Corporation Common Stock.

 REQUIRED VOTE FOR ARTICLES AMENDMENT; WRITTEN CONSENT IN LIEU OF MEETING

   Under the BCL and the Company's Articles and By-laws, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote is required to approve and adopt the Articles Amendment.

   Pursuant to Section 1766 of the BCL and the Company's Articles, any action required or permitted to be taken at any meeting of shareholders of the Company may be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote therein were present and voting. On February 23, 1999, immediately following the execution of the Merger Agreement, the Majority Shareholders, who then held of record, in the aggregate, 2,288,600 shares of Company Common Stock, representing a majority of the votes entitled to be cast at a meeting to consider the Articles Amendment, executed and delivered to the Company the Consent approving and adopting the Articles Amendment. On February 23, 1999, there were issued and outstanding 3,280,137 shares of Company Common Stock.

                           MARKET PRICE AND DIVIDENDS

   The Company Common Stock is quoted and traded on NASDAQ under the symbol "ISCX." The shares of Company Common Stock are held by 155 shareholders of record. The table below sets forth, for the quarters indicated, the high and low sale prices of the Company Common Stock as reported by NASDAQ.

                                                 Common Stock
                                                 -----------------
                                                  High       Low      Dividends
                                                 ------     ------    ---------
Year ended January 29, 2000
  First Quarter (through April    ).............    28 1/8      20       --
Year ended January 30, 1999
  First Quarter.................................     27        20 1/2   $.05
  Second Quarter................................     26        23 1/2    .05
  Third Quarter.................................    26 3/4     21 1/2    .05
  Fourth Quarter................................     25        21 1/2    .05
Year ended January 31, 1998
  First Quarter.................................    17 3/4     15 3/4    --
  Second Quarter................................     21        16 1/4    .04
  Third Quarter.................................    21 3/4     18 1/2    .04
  Fourth Quarter................................     23        18 1/2    .04

   On February 23, 1999, the last full trading day prior to the public announcement of the Merger Agreement, the high and low sale prices reported for shares of Company Common Stock on NASDAQ were $20 1/2 and $20 3/8,
respectively, and the last reported sale price was $20 1/2. On     , the last
full trading day prior to the date of the mailing of this Information Statement, the high and low sale prices reported for shares of Company Common
Stock on NASDAQ were     and    , respectively, and the last reported sale
price was    . The Merger Agreement prohibits the Company from paying dividends or any other distribution with respect to Company Common Stock.

Common Stock Purchase Information

   From November 1998 through March 10, 1999, none of the Company, the Majority Shareholders or any director, executive officer or controlling person of the Company, or Acquisition has effected any purchases or sales of Company Common Stock.

   Since January 28, 1996, none of the Majority Shareholders or Acquisition has purchased any Company Common Stock, except that Kent D. McElhattan purchased
(i) an aggregate of 2,714 shares between July 1996 and February 1999 pursuant to the Company's Profit Sharing Plan at prices ranging from $15 to $27 1/8; and
(ii) exercised an option to purchase 1,000 shares of Company Common Stock on January 30, 1998, at an exercise price of $16.00 per share. During that same time period, the Company has not made any purchases of Company Common Stock except that:

   (i) During the fourth quarter of fiscal year 1996, the Company purchased 11,800 shares of Company Common Stock at a range of prices paid per share of $15 1/8 to $15 1/2 and an average purchase price of $15.14; and

   (ii) During the first quarter of fiscal year 1997, the Company purchased 5,700 shares of Company Common Stock at a range of prices paid per share of $15 7/8 to $16 3/8 and an average purchase price of $16.25; and

   (iii) During the second quarter of fiscal year 1997, the Company purchased 32,400 shares of Company Common Stock at a range of prices paid per share of $16 5/8 to $19 7/8 and an average purchase price of $18.69; and

   (iv) During the third quarter of fiscal year 1997, the Company purchased 11,500 shares of Company Common Stock at a range of prices paid per share of $18 5/8 to $19 7/8 and an average purchase price of $19.68; and

   (v) During the fourth quarter of fiscal year 1997, the Company purchased 11,600 shares of Company Common Stock at a range of prices paid per share of $18 5/8 to $22 1/8 and an average purchase price of $20.06; and

   (vi) During the first quarter of fiscal year 1998, the Company purchased 7,100 shares of Company Common Stock at a range of prices paid per share of $21 1/8 to $24 1/8 and an average purchase price of $23.13; and

   (vii) During the second quarter of fiscal year 1998, the Company purchased 5,700 shares of Company Common Stock at a range of prices paid per share of $23 5/8 to $25 1/8 and an average purchase price of $24.30; and

   (viii) During the third quarter of fiscal year 1998, the Company purchased 13,100 shares of Company Common Stock at a range of prices paid per share of $21 5/8 to $25 3/8 and an average purchase price of $22.53.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

   The Company currently does not invest excess funds in derivative financial instruments or other market risk sensitive instruments for the purpose of managing its foreign currency exchange rate risk or for any other purpose.

             SUBSEQUENT EVENT: FOURTH QUARTER RESULTS OF OPERATIONS

   On March 10, 1999, the Company issued a press release describing its results of operations for the quarter and year ended January 30, 1999 (the "Fourth Quarter Earnings Release"). A copy of the Fourth Quarter Earnings Release is attached hereto as Exhibit D. The financial information set forth in the Fourth Quarter Earnings Release is derived from unaudited financial statements of the Company which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for the periods shown. This information should be read in conjunction with the Condensed Consolidated Financial Statements and related notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION" contained elsewhere in this Information Statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth selected unaudited consolidated financial data for the Company and its subsidiaries (i) as of and for the nine months ended October 31, 1998, and November 1, 1997, and (ii) audited consolidated financial data as of and for each of the five fiscal years in the period ended January 31, 1998. No separate financial information is provided for Acquisition since Acquisition is a special purpose entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger have been provided because the Company does not believe such information is material to shareholders in evaluating the proposed Merger and the Merger Agreement.

   The financial information for the Company as of and for each of the five fiscal years in the period ended January 31, 1998, has been derived from audited consolidated financial statements of the Company. The financial information as of and for the nine months ended October 31, 1998, and November 1, 1997, has been derived from unaudited consolidated financial statements of the Company and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Operating results for such unaudited interim periods should not be considered indicative of results to be expected for the entire period.

   The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, accompanying notes and other financial information, included herein.

   The Company's fiscal year ends on the last Saturday of January and is denoted by reference to the preceding calendar year. The twelve months ended January 31, 1998, is termed "fiscal year 1997."

                                         (Unaudited)
                                      Nine Months Ended                        Fiscal Years Ended
                                   ----------------------- -----------------------------------------------------------
                                   October 31, November 1, January 31, January 25, January 27, January 28, January 29,
                                      1998        1997        1998        1997        1996        1995        1994
(in thousands, except share data)  ----------- ----------- ----------- ----------- ----------- ----------- -----------
Income Statement Data:
Net sales...............             $33,103     $30,449     $40,865     $36,648     $34,133     $31,421     $30,891
Cost of goods sold......              13,796      13,523      17,837      16,833      15,942      14,401      14,101
Operating expenses......              12,507      11,602      15,522      14,728      12,640      10,728       9,627
Operating profit........               6,800       5,324       7,506       5,087       5,551       6,291       7,164
Net income..............               4,946       4,287       6,002       3,725       4,067       4,227       4,449
Ratio of earnings to
 fixed charges..........               58.98       51.96       55.32       29.81       24.82       26.51       28.13
Per Common Share
 Data(1):
Basic net income per
 common share...........             $  1.50     $  1.28     $  1.80     $  1.10     $  1.20     $  1.25     $  1.38
Basic weighted average
 number of common and
 common
 equivalents outstand-
 ing....................               3,295       3,343       3,333       3,374       3,375       3,375       3,219
Diluted net income per
 common share...........             $  1.49     $  1.28     $  1.80     $  1.10     $  1.20     $  1.25     $  1.38
Diluted weighted average
 number of common and
 common equivalents
 outstanding............               3,309       3,349       3,340       3,375       3,387       3,390       3,227
Cash dividends
 declared...............             $  0.15     $  0.08     $  0.12          --          --          --          --
Balance Sheet Data:
Total assets............             $47,672     $42,789     $43,882     $39,218     $35,479     $32,213     $28,897
Long term debt..........               3,813       4,185       4,039       4,512       5,125       5,762       6,150
Shareholders' equity....             $39,470     $34,229     $35,592     $31,117     $27,571     $23,504     $19,276
Book value per share....             $ 11.98     $ 10.22     $ 10.67     $  9.22     $  8.17     $  6.96     $  5.99

--------
(1) Effective with the fiscal year ended January 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Accordingly, net income per common share and shares used in computing earnings per share for the nine months ended November 1, 1997, and each of the five years in the period ended January 25, 1997, have been restated to conform with the requirements of SFAS No. 128.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                                   CONDITION

   The following discussion should be read in conjunction with the attached unaudited condensed consolidated financial statements and notes thereto for the periods ended October 31, 1998, and November 1, 1997, and with the Company's audited consolidated financial statements as of January 31, 1998, and January 25, 1997, and for each of the three fiscal years in the period ended January 31, 1998. The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve substantial risk and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, rapid technological change in the industry along with the need to continually develop new products; risks of product liability claims; competition; dependence on key employees; management of the Company's growth; dependence on certain customers; dependence on one key supplier for toxic and oxygen sensors; and risks associated with international business operations. A more complete discussion of these factors is set forth in the Company's Form 10-K for fiscal year 1997.

Results of Operations

 Nine Months Ended October 31, 1998, Compared to Nine Months Ended November 1, 1997

 Net Sales

   Net sales for the nine months ended October 31, 1998, totaled $33.1 million, an increase of $2.7 million or 8.7% compared to net sales of $30.4 million for the nine months ended November 1, 1997. Sales of the newly introduced ATX series of portable multi-gas instruments and the T-80 portable single gas instrument, combined with a large order for TMX412 multi-gas instruments, principally account for this increase.

 Gross Profit

   Gross profit increased $2.4 million or 14.1% to $19.3 million for the nine months ended October 31, 1998, compared to $16.9 million for the nine months ended November 1, 1997. Gross profit as a percent of net sales also increased to 58.3% for the nine months ended October 31, 1998, compared to 55.6% for the prior period. This increase in gross profit is principally due to an increased portion of sales to end users which generally results in a higher gross profit percentage. Increased sales of replacement parts and rental services also contributed to the increased gross profit percentage.

 Operating Expenses

   Operating expenses increased $905,000, or 7.8% to $12.5 million for the nine months ended October 31, 1998, compared to $11.6 million for the comparable 1997 period. Selling expenses increased $701,000 or 10.4% due to increased commission and other volume-related expenses and increased marketing costs associated with fixed system products. Research, development and engineering expense increased $146,000 or 6.4% due to increased new product development efforts in both portable and fixed systems product lines.

   Administrative expense increased 2.2% or $58,000, virtually unchanged for the comparable nine month period.

 Other Income and Expense

   Interest income increased $48,000 or 6.5% for the nine-months ended October 31, 1998, due to higher investment amounts resulting from positive cash flow. Interest expense decreased $10,000 to $116,000 due to lower outstanding debt balances resulting from continuing principal payments. Other income consists of the

Company's portion of results from two joint ventures in which the Company participates. Industrial Scientific Arabia Ltd., based in Saudi Arabia, was modestly profitable for the nine months ended October 31, 1998 but these results were partially offset by losses from HEG Industrial Scientific based in Harbin, China. Losses from HEG Industrial Scientific are primarily due to start-up expenses and slower than anticipated sales growth.

   The effective tax rate for the nine months ended October 31, 1998, was 34.0%, down slightly compared to the effective rate of 34.5% for the nine months ended November 1, 1997.

   Net income for the nine months ended October 31, 1998, totaled $4.9 million or $1.50 per share, an increase of 17.2% over net income of $4.3 million or $1.28 per share for the nine months ended November 1, 1997.

Results of Operations

 Fiscal Year 1997 Compared to Fiscal Year 1996

 Net Sales

   Net sales for fiscal year 1997, ended January 31, 1998, were $40.9 million and were $4.2 million or 11.5% higher than net sales of $36.6 million for fiscal year 1996 ended January 25, 1997. Increased sales in North America resulted from new products such as the ATX portable multi-gas and the T80 portable single-gas instrument, fixed systems and new rental and repair services.

 Gross Profit

   Gross profit increased $3.2 million or 16.2% to $23.0 million for fiscal 1997 compared to $19.8 million for 1996. Gross profit as a percent of net sales increased to 56.4% in 1997 compared to 54.1% in 1996. Increased manufacturing efficiency resulting from investments in labor saving capital equipment and an increase in sales of replacement parts which typically generate a higher gross profit percentage account for the improved gross profit percentage.

 Operating Expenses

   Selling expense increased $1.5 million or 19.8% to $9.1 million in 1997 compared to $7.6 million in 1996. Start-up marketing costs relating to fixed system products, which the Company acquired in October 1996, combined with continuing efforts to establish a sales and service network outside North America, are the primary causes of this increase.

   Research, development and engineering expense totaled $3.1 million in 1997 compared to $4.0 million in 1996. The reduction in research, development and engineering expense is the result of the sale of Monitor Group in the second quarter 1997. In 1997, Monitor Group expenses were $28,000 compared to $1.4 million in 1996. Excluding Monitor Group, research, development and engineering expense increased $447,000 or 17.1% to $3.0 million in fiscal 1997 compared to $2.6 million in 1996. Increased new product development efforts relating to fixed and portable gas monitoring instruments were the principal causes of this increase.

   Administrative expense increased 7.8% or $244,000 to $3.4 million in 1997 compared to $3.1 million in 1996, principally due to increased performance based compensation related to 1997 results and increased profit sharing expense.

 Other Income and Expense

   Interest income totaled $1.0 million in 1997, an increase of $260,000 or 33.5% over $777,000 in 1996. Increased invested cash due to profitable operations, and higher interest rates relating to lengthening investment maturities, primarily account for this increase.

   Interest expense decreased to $163,000 in 1997 compared to $190,000 in 1996, due to reduced outstanding debt caused by principal repayments made during the period.

   The Company earned $25,000 income from the net results of joint ventures, as profitable operations in Saudi Arabia were partially offset by a loss relating to start-up expenses incurred by HEG Industrial Scientific based in Harbin, China.

   In the second quarter 1997, the Company completed the previously announced sale of Monitor Group, a developer of portable mass spectrometers which the Company had acquired in 1995, resulting in a non-operating gain of $580,000.

 Provision for Income Taxes

   The Company's effective tax rate for 1997 was 33.2% compared to 33.5% for 1996. Increased utilization of the research and experimentation tax credit, foreign sales tax credit and increased tax free interest income account for this decline. The principal difference between the effective tax rate and the federal statutory rate of 34% was the effect of state income taxes offset by the tax credits and tax free interest income detailed above.

Results of Operations

 Fiscal Year 1996 Compared to Fiscal Year 1995

 Net Sales

   Net sales for fiscal year 1996, ended January 25, 1997, were $36.6 million and were $2.5 million or 7.4% higher than net sales of $34.1 million for fiscal year 1995, ended January 27, 1996. Increased international sales resulting from increased marketing efforts, particularly in the Middle East, was the primary reason for this increase. Increased sales of replacement parts and repair services resulting from increased promotion of these offerings also contributed to the overall increase.

 Gross Profit

   Gross profit increased $1.6 million or 8.9% to $19.8 million for fiscal 1996 compared to $18.2 million for 1995. Gross profit as a percent of net sales increased to 54.1% in 1996 compared to 53.3% in 1995. Increased manufacturing efficiency resulting from investments in labor saving capital equipment was the principal cause of this increase.

 Operating Expenses

   Selling expenses increased $934,000 or 14.1% to $7.6 million in 1996 compared to $6.6 million in 1995, due to higher costs incurred in introducing the Company's products outside North America and establishing an international distribution and service network.

   Research, development and engineering expense totaled $4.0 million in 1996 compared to $3.0 million in 1995, an increase of $1.0 million or 31.6%. Increased expenses incurred in the ongoing commercial development of the MG2100 portable mass spectrometer was the principal cause of this increase, while new product development for gas monitoring instruments also contributed. In March 1997, the Company announced that it had signed a letter of intent to sell Monitor Group, the division responsible for the commercial development of the MG2100.

   Administrative expense increased $190,000 or 6.4% to $3.1 million in 1996 compared to $2.9 million in 1995. Increased profit sharing expense relating to increased participation by employees was the principal cause. Other expense items increased modestly.

 Other Income and Expense

   The Company incurred a loss on its investment in Industrial Scientific Arabia Ltd., resulting from start-up expenses and slower than anticipated growth in service revenue. This investment occurred during 1996.

   Interest income decreased to $777,000 in 1996 compared to $837,000 in 1995. A greater portion of investments were in tax free instruments which yield a higher after tax return but a generally lower coupon rate.

   Interest expense decreased due to reduced principal balances resulting from principal payments during the interim period.

 Provision for Income Taxes

   The Company's effective tax rate for 1996 was 33.5% compared to 33.8% for 1995. Increased utilization of the research and experimentation credit, and increased tax free interest income accounted for this decline. The principal difference between the effective tax rate and the federal statutory rate of 34% was the effect of state income taxes, offset by the research and experimentation credit, non-taxable interest income, and foreign sales tax credits.

Liquidity and Capital Resources

   Cash flow from operations totaled $5.7 million for the nine months ended October 31, 1998, compared to $3.7 million for the comparable 1997 period. Increased operating income less cash needed to support increased operating assets and liabilities principally account for this increase.

   Capital expenditures totaled $1.5 million for the nine months ended October 31, 1998, compared to $1.3 million for the comparable 1997 period. Capital expenditures in 1998 primarily consisted of manufacturing equipment, inventory storage and retrieval systems and computers and related software. In October 1997, the Company invested $241,000 in exchange for 50% interest HEG Industrial Scientific, based in Harbin, China. In June 1997, the Company completed the previously announced sale of Monitor Group for $2.5 million in cash that resulted in a gain of $580,000. During the nine months ended October 31, 1998, the Company used $605,000 to repurchase shares of its stock under the previously announced stock repurchase plan and paid dividends totaling $507,000.

   Working capital totaled $19.0 million as of October 31, 1998, compared to $23.3 million as of January 27, 1997, a decrease of $4.3 million, primarily resulting from lengthening maturities of the Company's investments to increase interest income which increased long-term investments and decreased working capital. The Company believes that its cash flow and capital structure provide adequate flexibility to support the growth of operations and funding capital spending programs.

   The Company's working capital position was $23.3 million at January 31, 1998, compared to $24.2 million at January 25, 1997, a decrease of $900,000. Increases in accounts receivable, inventory and other current assets were offset by a decrease in cash and short-term interest income. Cash flow from operations totaled $5.7 million in 1997 compared to $6.3 million in 1996.

   Capital expenditures totaled $1.5 million in 1997, consisting principally of automated production equipment, computer hardware and software and a telecommunications system. During 1997, the Company invested an additional $350,000 to establish HEG Industrial Scientific in Harbin, China. This 50% owned joint venture will design, manufacture and sell gas monitoring products for the Chinese market.

   In the second quarter 1997, the Company completed the previously announced sale of Monitor Group, a developer of portable mass spectrometers which the Company had acquired in 1995. The proceeds from this sale totaled $2.5 million and included a nonoperating gain of $580,000 ($377,000 net of tax).

   During 1997, the Company continued the previously announced repurchase of Company Common Stock and acquired 60,600 shares at a cost of $1.1 million. In addition, the Company paid three quarterly dividends during 1997 totaling $405,000. Dividends were paid at a per share rate of $0.04.

   The Company believes that its cash flow and current capital structure provide adequate flexibility for the growth of its operations, funding of capital spending programs and future dividend payments, if any, on both a short-term and long-term basis.

Impact of the Year 2000 Issue

   The Year 2000 issue exists because many computer systems and applications use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the year 2000 or process data which include it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures.

   The Company has developed a plan to evaluate its internal computer systems and products in light of the Year 2000 problem. The plan includes inventory, evaluation and completion of any appropriate remediation.

   The Company has substantially completed an inventory and evaluation of all critical computer systems and corresponding software applications. Based upon written documentation, certifications from vendors and manufacturers, information available at vendor websites and the results of Company testing, the Company believes that its business critical computer systems will not experience significant Year 2000 problems.

   The Company's products with time-of-date ("TOD") clocks in their design have been tested for successful Year 2000 operation. Products that do not have TOD clocks have no potential Year 2000 operational issues and therefore have not been tested. The Company believes that it will have no material exposure to contingencies related to the Year 2000 issue for the products that it has sold.

   The Company has contacted its key vendors regarding their Year 2000 compliance efforts. Although the Company has received some information from its vendors regarding their Year 2000 compliance efforts, there can be no assurance that the Company will not experience disruptions in its ability to conduct business because of Year 2000 problems experienced by the Company's vendors. The Company does not have meaningful information concerning the Year 2000 status of its customers.

   The Company does not expect to incur substantial costs with respect to its Year 2000 compliance efforts and the Company has not deferred other information technology projects as a result of the Year 2000 problem. The cost of internal efforts by Company's personnel are not separately accounted for.

   As part of the Company's Year 2000 plan, the Company is evaluating scenarios that may occur as a result of the century change and is in the process of developing a contingency plan to address potential Year 2000-related occurrences.

   The above information is based on the Company's current best estimates. Given the complexity of Year 2000 issues and risks, actual results may vary materially from those anticipated and discussed above. Specific factors that might cause such differences include, among others, the availability and cost of personnel trained in this area, the ability to locate and correct all affected computer systems, applications and products and the timing and success of remedial efforts of the Company's third party suppliers, customers and business partners.

Accounting Rule Changes

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This Statement, which is effective for financial statements issued for fiscal years beginning after December 15, 1997, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. This Statement, which is effective for financial statements for periods beginning after December 15, 1997, also established standards for related disclosures about products and services, geographic areas and major customers.

   Additionally in March 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for displaying a standardized set of disclosures for public companies.

                   CERTAIN INFORMATION REGARDING THE COMPANY

Overview

   Industrial Scientific Corporation designs, manufactures, markets, and services portable instruments and fixed-point systems for detecting, measuring and monitoring a wide variety of gases, including toxic and combustible gases and oxygen, to protect and preserve life and property. The Company's products are used for safety and industrial hygiene purposes in many different industries, often in confined spaces posing risks of asphyxiation, poisoning and explosion. Industrial Scientific products detect, measure and monitor gases singly or in combination, including oxygen, carbon monoxide, hydrogen sulfide, chlorine, nitrogen dioxide, sulfur dioxide and flammable hydrocarbons such as methane (natural gas), hexane and propane. The Company also manufactures and markets various accessories such as sampling pumps, external warning devices and battery chargers.

   Industrial Scientific Corporation was incorporated in Pennsylvania in 1984. Its principal offices are located at 1001 Oakdale Road, Oakdale, Pennsylvania, 15071. Its telephone number is (412) 788-4353.

Gas Monitoring Instruments

   The Company manufactures portable instruments to monitor from one to four different gases and fixed point systems to permanantly monitor a particular area or facility. Most of the Company's products continuously monitor, rather than spot-check, gases during their period of use. Audible and visual alarms are activated if gases reach specified limits. The Company's products are designed for ruggedness and shock resistance. In addition, they are designed to eliminate erratic readings and false alarms from radio frequency interference ("RFI"). All of the portable instruments are designed to function for at least an entire 10-hour shift without battery recharging or replacement. Generally, single-gas toxic or oxygen portable monitors use alkaline batteries which last from 1,300 to 2,400 hours. Combustible portable gas monitors, which require higher power, generally have rechargeable battery packs. Multiple-gas monitors also generally use rechargeable battery packs since combustible gas sensors are commonly included in these monitors. Fixed-point systems generally draw power from the facility main electrical source. Accurate measurement of gas concentrations is a basic requirement of gas monitoring products. The Company's products combine sensors with proprietary circuitry designed by the Company for accurate and consistent performance across a broad range of temperatures and humidities.

   The Company also sells replacement sensors, other replacement parts and a full line of accessories for its gas monitoring instruments. These accessories include sampling pumps and probes (for remote monitoring prior to entry), battery chargers, carrying cases, calibration kits and gases and external alarm devices. Sales of gas monitoring products, accessories, replacement parts and service accounted for 98%, 99% and 99% of the Company's net sales for fiscal years 1996, 1997, and 1998.

Other Products

   In addition to its gas monitoring products and accessories, the Company manufactures and sells Lifeline--air filtration and monitoring products which filter compressed air and monitor carbon monoxide levels; conveyor belt fire detection systems for unmanned areas in coal mines; and water deluge systems triggered by heat sensors. Sales of these products accounted for 2%, 1% and 1% of the Company's net sales for fiscal years 1996, 1997, and 1998.

Recent Acquisitions

   In 1997, the Company invested $350,000 in HEG Industrial Scientific Company Limited to establish a joint venture in Harbin, China. This joint venture will design, manufacture and sell gas monitoring products for the Chinese market. This investment is accounted for using the equity method.

   In February 1996, the Company invested $267,000 in Industrial Scientific Arabia Limited, a joint venture with a Saudi Arabian partner. This joint venture provides service and promotes the sale of the Company's products throughout the middle east. This investment is accounted for using the equity method.

   In October 1996, the Company acquired all of the gas monitoring systems products manufactured by McNeil International. The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to the respective assets acquired based on their estimated fair market values as of the date of the acquisition. The acquisition resulted in intangible assets of $310,000 consisting principally of drawings, kits and software.

Marketing, Sales and Distribution

   The Company's products are primarily sold through a network of independent distributors. The Company has 30 regional sales and product managers located throughout the United States, Canada, Europe, the Middle East, and Pacific Rim to support these distributors. At its corporate headquarters, the Company has 25 sales and customer service representatives who support distribution and 21 employees dedicated to prompt product service and repair. The Company's sales and marketing efforts include advertising, product management, training, customer service and sales functions.

   The Company continues to concentrate on international sales growth and expects that foreign sales will continue to contribute significantly to the Company's revenues. International sales accounted for approximately 20%, 21% and 21% of net sales for fiscal years 1996, 1997, and 1998, respectively. The Company has a Managing Director located in Sydney, Australia, three regional sales managers located in Canada, a regional sales manager in the Netherlands, 20 full time employees working at its Industrial Scientific Arabia, Ltd. joint venture in the Middle East, approximately fifteen employees working on the establishment of a manufacturing and distribution facility at its HEG Industrial Scientific Limited joint venture in Harbin, China, and an international sales manager and two sales coordinators located at corporate headquarters who support foreign distribution and concentrate on international sales growth.

   The Company's five largest distributors accounted for approximately 48%, 51% and 45% of net sales for fiscal years 1996, 1997, and 1998, respectively. Of these five, Vallen Safety Supply Company, which comprised approximately 26% and 25% of sales in fiscal 1997 and 1998, is based in Houston, Texas and specializes in the distribution of safety products.

   The Company advertises extensively in trade journals and provides extensive training materials, including videotapes, on the use and maintenance of its products. The Company's representatives call on customers directly and with distributor representatives. Additionally, the Company exhibits at most major trade shows in the United States and Canada which emphasize safety, industrial hygiene and environmental issues.

Research, Development and Engineering

   The Company conducts research, development and engineering for existing and new products at its primary facility near Pittsburgh, Pennsylvania. The Company spent approximately $3.0 million, $2.7 million, $2.8 million for research and development in fiscal years 1996, 1997, and 1998, respectively, representing 8.3%, 6.7% and 6.3% of net sales in such periods.

   In 1998 the Company introduced the WorksAlone II line of gas detection transmitters for use in fixed point monitoring systems, and the TX418 portable gas monitor which is capable of monitoring three different toxic gases plus Oxygen. The TX418 was developed by the Company for use on the International Space Station, under contract with Krug Life Sciences, a NASA subcontractor.

Raw Materials and Supplies

   With the exception of toxic gas and oxygen sensors, the materials and supplies used to produce the Company's products are generally available from several suppliers. Since 1988, the Company has purchased all of its toxic gas and oxygen sensors from a single supplier. The Company believes that its relationship with this supplier is good and has not experienced any difficulties in obtaining sensors or any other materials and supplies needed to produce its products.

Competition

   The market for gas detection and monitoring instruments is highly competitive. The Company is in competition with many small and large enterprises. Some of the Company's competitors are subsidiaries or divisions of larger corporations that have substantially greater financial resources than the Company. The Company believes that the principal competitive factors in all markets for its products are the performance and reliability of products and service, product size, technical features and price.

Patents, Trademarks and Licenses

   The Company relies primarily upon trade secret laws and confidentiality agreements with its employees, suppliers and other third parties to protect the Company's proprietary technology and other information. Although the Company does not deem patents to be critical to its ability to compete, when in its best interests, the Company seeks patent protection for certain of its products.

Regulatory Matters

   The Company's products are subject to regulation by, among other governmental entities, the federal Mine Safety and Health Administration and, to a lesser extent, corresponding foreign agencies. In order to ensure that products distributed for use in the mining industry in the United States are safe and effective, MSHA regulates the introduction, manufacture, servicing, labeling, distribution of and record-keeping for such products.

   In manufacturing its products, the Company must comply with applicable safety regulations and is subject to various record-keeping requirements and to inspections. Certain of these agencies conduct periodic inspections of the Company's facilities. The Company has satisfactorily passed each of its inspections and believes that its manufacturing, documentation and quality control procedures meet the requirements of these regulations. If any of these regulatory agencies were to determine that the Company's products were not manufactured in accordance with applicable regulations, they would have the authority, in addition to less drastic remedies, to order the Company to cease distributing its products to the affected group of customers.

Environmental Matters

   The Company is subject to various environmental laws and regulations pertaining to the storage and handling of materials, the management and disposal of solid wastes and emissions or discharges from its operations. The Company believes that its current operations are in material compliance with all currently applicable environmental laws and regulations. There are no current legal proceedings or expenditures for environmental compliance which would at present have an expected material adverse effect on the Company.

Employees

   As of March 1, 1999, the Company had 227 employees.

Properties

   The Company owns a 52,000 square foot corporate headquarters and manufacturing facility in Oakdale, Pennsylvania, near Pittsburgh. Manufacturing and related support departments occupy approximately 26,000 square feet in this facility, with the remaining 26,000 square feet devoted to research and development, engineering, sales and administration. The Company also owns a 25,000 square foot manufacturing, service and distribution facility approximately 1/8th of a mile from its corporate headquarters, in which metalworking, service and repair, warehousing and shipping and receiving operations are located.

Legal Proceedings

   There are currently no outstanding or pending material legal proceedings with respect to the Company or its business.

                   CERTAIN INFORMATION REGARDING ACQUISITION

   Acquisition was organized February 22, 1999 by the Majority Shareholders to acquire all the outstanding shares of Company Common Stock pursuant to the Merger Agreement and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Acquisition is owned by the Majority Shareholders and their Affiliates. Immediately prior to the consummation of the Merger, the Majority Shareholders and their Affiliates will contribute all of the Company Common Stock owned by them to Acquisition in exchange for shares of capital stock of Acquisition.

   Kent D. McElhattan and Kenton E. McElhattan are the sole officers and directors of Acquisition and will become the sole directors of the Surviving Corporation as a result of the Merger.

   The principal offices of Acquisition are located at 1001 Oakdale Road, Oakdale, PA 15071 and its telephone number is (412) 788-4353.

                                   MANAGEMENT

Directors and Executive Officers of the Company

   Set forth below are the name and business address of each director, executive officer and controlling person of the Company, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted, and the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States. Unless otherwise indicated below, the business address of each director and executive officer is 1001 Oakdale Road, Oakdale, PA 15071. The names, ages, positions and areas of responsibility of the executive officers of the Company as of February 23, 1999, are listed below.

 Name                                   Business Address and Principal Occupations
 ----                                   ------------------------------------------
 Kenton E. McElhattan........... Mr. McElhattan, age 76, has been a Director and
                                 Chairman of the Board of the Company since January
                                 1985. Prior to 1985, he was the Chief Executive Officer
                                 of National Mine Service Company, the predecessor to
                                 the Company.
 Kent D. McElhattan............. Mr. McElhattan, age 50, has been a Director, President and Chief Executive Officer of the Company since
                                 January 1985. Prior to 1985, he was Vice President and
                                 General Manager of the Industrial Safety Division of
                                 National Mine Service Company.
 James P. Hart.................. Mr. Hart, age 44, has been Vice President and Chief
                                 Financial Officer since August 1994. Between 1985 and
                                 August 1994 he was Treasurer and Corporate Controller.
                                 Prior to 1985, he was Controller of the Industrial
                                 Safety Division of National Mine Service Company.
 Garth F. Miller................ Mr. Miller, age 41, has been Vice President of Sales and Service since August 1994. Between 1985 and August
                                 1994 he was Manager of Sales and Manager of
                                 Engineering. Prior to 1985, he was Sales Engineer of
                                 the Industrial Safety Division of National Mine Service
                                 Company.
 Herbert F. Gerhard............. Mr. Gerhard, age 68, has been a Director of the Company since 1985. He retired in May 1995 as President and
                                 Chief Executive Officer of National Mine Service
                                 Company. He had served in this position since 1985.
 Thomas M. Thompson............. Mr. Thompson, age 56, has been a Director of the
                                 Company since March 1998. Mr. Thompson has been a
                                 shareholder in the law firm of Buchanan Ingersoll
                                 Professional Corporation since 1980.
 Donald J. McGraw, M.D., M.P.H.. Dr. McGraw, age 55, has been a Director of the Company since 1995. Dr. McGraw currently serves as Executive
                                 Medical Director, UPMC Work Partners in Pittsburgh, PA.
                                 He is also Associate Professor of Occupational and
                                 Environmental Medicine, and Clinical Instructor,
                                 Internal Medicine at the University of Pittsburgh
                                 School of Medicine and Public Health, and a member of
                                 the Attending Staff. Dr. McGraw serves as a director
                                 for numerous medical and health-related organizations.

   Kenton E. McElhattan is the father of Kent D. McElhattan. No other family relationships exist among any executive officers or directors of the Company.

Directors and Executive Officers of Acquisition

   Kenton E. McElhattan and Kent D. McElhattan are the initial directors and executive officers of Acquisition. Information regarding Kenton E. McElhattan and Kent D. McElhattan is set forth above in this section under the subheading "Directors and Executive Officers of the Company."

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

   The following table sets forth information, as of March 10, 1999, concerning the ownership of Company Common Stock, including shares of Company Common Stock as to which a right to acquire beneficial ownership exists within the meaning of Rule 13d-3(d)(1) of the Exchange Act of: (i) each shareholder known to the Company to be the beneficial owner of more than 5% of Company Common Stock;
(ii) each director; (iii) all executive officers of the Company; (iv) all directors and executive officers as a group; and (v) any pension, profit sharing or similar plan of the Company. Because the Majority Shareholders are deemed to be a group within the meaning of Rule 13d-3, each could be deemed beneficially to own all of the equity securities of the group. Accordingly, each of Kenton E. McElhattan, Florence L. McElhattan and Kent D. McElhattan could be deemed to own 74.2% of Company Common Stock.

                       Number of Shares of Company Common
                            Stock Beneficially Owned
                              As of March 10, 1999

                               Number of Shares     Percent of Outstanding
                              Beneficially Owned Company Common Stock Owned(1)
                              ------------------ -----------------------------
Kenton E. McElhattan(2)......     2,434,280                  74.2%
Florence L. McElhattan(3)....     2,434,280                  74.2%
Kent D. McElhattan(4)........     2,434,280                  74.2%
James P. Hart(5).............         4,607                    --
Garth F. Miller(6)...........         3,633                    --
Herbert F. Gerhard(7)........         1,500                    --
Donald J. McGraw(8)..........         3,150                    --
Thomas M. Thompson(9)........         2,000                    --
All Directors and executive
 officers as a group
 (8 persons).................     2,449,170                  74.7%
The Industrial Scientific
 Profit Sharing Plan.........         8,334                    --

--------
(1) Percentages of less than one percent are omitted.

(2) Includes 750,000 shares held by Kenton E. McElhattan's wife, Florence L. McElhattan, 1,014,320 shares beneficially held by his son, Kent D. McElhattan, and 14,400 shares held in the Industrial Scientific Corporation Foundation, as to which beneficial ownership is disclaimed. Also includes 1,000 shares which would be outstanding upon the exercise of immediately exercisable Options.

(3) Includes 668,960 shares beneficially owned by Florence McElhattan's husband, Kenton E. McElhattan, and 1,014,320 shares beneficially held by her son, Kent D. McElhattan, as to which beneficial ownership is disclaimed.

(4) Includes 1,434,360 shares deemed to be beneficially owned by his parents, Kenton E. McElhattan and Florence L. McElhattan, 2,000 shares owned by Kent
    D. McElhattan's wife, 113,780 shares held by various family trusts as to which Kent D. McElhattan serves as trustee and 14,400 shares held in the Industrial Scientific Corporation Foundation, all as to which Kent D. McElhattan disclaims beneficial ownership. Also includes 1,940 shares which would be outstanding upon the exercise of immediately exercisable Options.

(5) Includes 450 shares owned by spouse as to which beneficial ownership is disclaimed. Also includes 1,970 shares which would be outstanding upon the exercise of immediately exercisable Options.

(6) Includes 1,200 shares owned by spouse as to which beneficial ownership is disclaimed. Also includes 1,965 shares which would be outstanding upon the exercise of immediately exercisable Options.

(7) Includes 500 shares owned by spouse as to which beneficial ownership is disclaimed. Also includes 1,000 shares which would be outstanding upon the exercise of immediately exercisable Options.

(8) Includes 1,000 shares which would be outstanding upon the exercise of immediately exercisable Options.

(9) Includes 1,000 shares which would be outstanding upon the exercise of immediately exercisable Options.

                            INDEPENDENT ACCOUNTANTS

   The firm of PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal 1985. The consolidated financial statements of the Company as of January 31, 1998, and January 25, 1997, and for each of the three fiscal years in the period ended January 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

                             SHAREHOLDER PROPOSALS

   If the Merger is consummated, there will be no public shareholders of the Company and no public participation in any future meetings of shareholders of the Company. However, if the Merger is not consummated, the Company's public shareholders will continue to be entitled to attend and participate in the Company's shareholder meetings. Pursuant to Rule 14a-8 promulgated by the SEC, any shareholder of the Company who wishes to present a proposal at the next Annual Meeting of shareholders of the Company (in the event the Merger is not consummated), and who wishes to have such proposal included in the Company's proxy statement for that meeting must deliver a copy of such proposal to the Company at 1001 Oakdale Road, Oakdale, PA 15071, Attention: Corporate Secretary within a reasonable time before the Company delivers its proxy statement to shareholders for that meeting in order for such proposal to be considered by the Board of Directors for inclusion in the proxy statement.

   In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within a reasonable time before the Company delivers its proxy statement to shareholders for that shareholder meeting. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal considered for inclusion in the Company's proxy statement. In each case, the notice must be given to the Secretary of the Company at the address listed above. Any shareholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary.

                             AVAILABLE INFORMATION

   Because the Merger is a "going private" transaction, Acquisition, the Majority Shareholders and the Company have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 and the Company's reports, proxy statements and other information previously filed with the Commission contain additional information about the Company. A copy of the written report presented by Ladenburg Thalmann to the Special Committee, including Ladenburg Thalmann's opinion as to the fairness of the consideration to be received in the Merger, was filed as an exhibit to such Schedule 13E-3. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail by written request directed to Secretary, Industrial Scientific Corporation, 1001 Oakdale Road, Oakdale, PA 15071, telephone (412) 788-4353.

   The Company has been subject to the informational requirements of the Exchange Act since June 1993, and, in accordance therewith, filed reports, proxy statements and other information with the Commission. Such reports and other information may be inspected and copied or obtained by mail upon payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission:
New York Regional Office, 7 World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Avenue, 14th Floor, Chicago, Illinois 60661. Certain reports, proxy statements and other information filed by the Company may also be obtained at the Commission's World Wide Web site, located at http://www.sec.gov. The Company has also filed reports and other information with NASDAQ. Such reports and other information may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, DC, 20006.

   The Company intends to deregister the Company Common Stock following the mailing of this Information Statement.

   This Information Statement includes information required to be disclosed pursuant to Rule 14c-2 under the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements........................................  F-2
Consolidated Balance Sheet Fiscal 1998 and 1997..........................  F-2
Consolidated Statements of Income Fiscal 1998, 1997 and 1996.............  F-3
Consolidated Statements of Cash Flows Fiscal 1998, 1997 and 1996.........  F-4
Consolidated Statement of Changes in Shareholders' Equity................  F-5
Notes to Consolidated Financial Statements...............................  F-6
Independent Auditors' Report.............................................  F-17
Unaudited Financial Statements...........................................  F-18
Condensed Consolidated Balance Sheet (Unaudited)--October 31, 1998 and
 January 31, 1998........................................................  F-18
Condensed Consolidated Statements of Income for the Nine Months Ended
 October 31, 1997 and November 1, 1997 (Unaudited).......................  F-19
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
 October 31, 1998 and November 1, 1997 (Unaudited).......................  F-20
Notes to Condensed Consolidated Financial Statements (Unaudited).........  F-21

                       INDUSTRIAL SCIENTIFIC CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                       January 31,  January 25,
                                                          1998         1997
                                                       -----------  -----------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 3,243,595  $ 6,879,111
  Short-term investments (Note 4)....................   13,368,499   12,379,680
                                                       -----------  -----------
                                                        16,612,094   19,258,791
Accounts receivable, less allowance of $53,000 in
 1997 and $55,000 in 1996............................    5,948,722    4,791,000
Inventories (Note 5).................................    3,887,287    3,159,519
Prepaid expenses and other assets....................      613,588      334,795
Prepaid income taxes.................................      214,618
Deferred income taxes (Note 9).......................      480,801      519,903
                                                       -----------  -----------
  Total current assets...............................   27,757,110   28,064,008
Long-term investments (Note 4).......................    7,309,181    1,070,849
Property, plant and equipment, at cost:
  Building and improvements..........................    7,421,444    7,421,444
  Machinery and equipment............................    5,144,360    4,251,821
  Computers, furniture and fixtures..................    2,359,164    1,922,898
                                                       -----------  -----------
                                                        14,924,968   13,596,163
Less accumulated depreciation and amortization.......    7,590,863    6,217,653
                                                       -----------  -----------
                                                         7,334,105    7,378,510
  Land...............................................      390,000      390,000
                                                       -----------  -----------
                                                         7,724,105    7,768,510
Other assets (Note 6)................................    1,091,358    2,314,773
                                                       -----------  -----------
   Total assets......................................  $43,881,754  $39,218,140
                                                       ===========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $1,444,816     $908,931
  Accrued expenses:
   Accrued payroll and related items.................      852,421      702,008
   Compensated absences..............................      360,000      294,789
   Warranty expenses.................................      661,685      583,350
   Other accrued expenses............................      764,995      950,583
  Income taxes payable...............................          --        57,003
Current portion of term debt (Note 7)................      374,869      369,739
                                                       -----------  -----------
     Total current liabilities.......................    4,458,786    3,866,403
Term debt (Note 7)...................................    3,663,805    4,142,593
Deferred income taxes (Note 9).......................      167,455       91,874
                                                       -----------  -----------
     Total liabilities...............................    8,290,046    8,100,870
Commitments and contingencies (Notes 7 and 8)
Shareholders' equity:
  Preferred stock, without par value; authorized
   1,000,000 shares; none issued.....................          --           --
  Common stock, $.01 par value; authorized 15,000,000
   shares; issued and outstanding 3,376,307 shares at
   January 31, 1998 and 3,375,087 shares at January
   25, 1997..........................................       33,763       33,751
  Additional paid-in capital.........................    5,492,378    5,471,270
  Retained earnings..................................   31,388,329   25,790,912
  Treasury stock (72,400 in 1997 and 11,800 in 1996,
   at cost) (Note 13)................................   (1,322,762)    (178,663)
                                                       -----------  -----------
   Total shareholders' equity........................   35,591,708   31,117,270
                                                       -----------  -----------
   Total liabilities and shareholders' equity........  $43,881,754  $39,218,140
                                                       ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       INDUSTRIAL SCIENTIFIC CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME

                             January 31, 1998 January 25, 1997 January 27, 1996
Fiscal Year Ended                53 weeks         52 weeks         52 weeks
-----------------            ---------------- ---------------- ----------------
Net sales (Note 11).........   $40,865,301      $36,647,770      $34,133,275
Cost of goods sold..........    17,836,845       16,832,999       15,941,791
                               -----------      -----------      -----------
    Gross profit............    23,028,456       19,814,771       18,191,484
                               -----------      -----------      -----------
Operating expenses:
  Selling...................     9,076,925        7,578,677        6,644,381
  Research, development and
   engineering..............     3,059,274        4,006,508        3,043,702
  Administrative............     3,386,092        3,142,418        2,952,134
                               -----------      -----------      -----------
                                15,522,291       14,727,603       12,640,217
                               -----------      -----------      -----------
    Operating profit........     7,506,165        5,087,168        5,551,267
Interest income.............     1,037,722          777,256          836,832
Interest expense............      (163,062)        (190,312)        (247,428)
Other income (expense)......        25,000          (69,150)             908
Non-operating gain (Note
 3).........................       579,659              --               --
                               -----------      -----------      -----------
    Income before income
     taxes..................     8,985,484        5,604,962        6,141,579
                               -----------      -----------      -----------
Provision for income taxes
 (Note 9)...................     2,983,000        1,880,000        2,075,000
                               -----------      -----------      -----------
    Net income..............   $ 6,002,484      $ 3,724,962      $ 4,066,579
                               ===========      ===========      ===========
Net income per basic common
 share:
    Basic earnings per
     share..................   $      1.80      $      1.10      $      1.20
    Weighted average
     shares--basic..........     3,333,666        3,373,632        3,375,087
Net income per diluted
 common share:
    Diluted earnings per
     share..................   $      1.80      $      1.10      $      1.20
    Weighted average
     shares--diluted........     3,340,248        3,375,319        3,383,645

                       INDUSTRIAL SCIENTIFIC CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                       January 31,   January 25,   January 27,
Fiscal Year Ended                          1998          1997          1996
-----------------                      ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $  6,002,484  $  3,724,962  $  4,066,579
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization....     1,916,181     2,000,441     1,523,096
   Deferred income taxes.............       114,683      (384,958)      (42,771)
   (Gain) loss on equity investment..       (25,000)       69,150           --
   Gain on sale of Monitor Group.....      (579,659)          --            --
   Changes in operating assets and
    liabilities:
     Decrease in accounts
      receivable.....................    (1,157,722)     (396,201)   (1,179,569)
     (Increase) decrease in prepaid
      expenses and other assets......      (493,411)      (23,394)       76,681
     (Increase) decrease in
      inventories....................      (727,768)      344,295      (817,213)
     Increase (decrease) in accounts
      payables
      and accrued expenses...........       720,465     1,169,945      (379,320)
     (Decrease) increase in income
      taxes payable..................       (57,003)     (246,889)      288,232
                                       ------------  ------------  ------------
     Net cash provided by operating
      activities.....................     5,713,250     6,257,351     3,535,715
                                       ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............    (1,464,968)     (653,214)   (1,097,664)
  Acquisition of business............           --       (310,000)   (2,500,000)
  Increase in equity investment......      (385,083)     (235,150)          --
  Proceeds from maturities of
   investments.......................    12,379,680     7,801,000    15,295,000
  Purchase of investments............   (20,013,182)  (12,674,434)  (15,229,061)
  Purchase of officer's life
   insurance.........................      (281,583)          --            --
  Proceeds from sale of Monitor
   Group.............................     2,500,000           --            --
  Sale of inventory related to
   Monitor Group.....................       (81,926)          --            --
                                       ------------  ------------  ------------
   Net cash used in investing
    activities.......................    (7,347,062)   (6,071,798)   (3,531,725)
                                       ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock.........    (1,144,099)     (178,663)          --
  Proceeds from exercise of stock
   options...........................        21,120           --            --
  Principal payments on debt.........      (473,658)     (613,071)     (636,894)
  Dividends paid.....................      (405,067)          --            --
                                       ------------  ------------  ------------
     Net cash used in financing
      activities.....................    (2,001,704)     (791,734)     (636,894)
                                       ------------  ------------  ------------
Net decrease in cash and cash
 equivalents.........................    (3,635,516)     (606,181)     (632,904)
Cash and cash equivalents at
 beginning of year...................     6,879,111     7,485,292     8,118,196
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year (including $150,000 of cash
 held by trustee at January 27,
 1996)...............................  $  3,243,595  $  6,879,111  $  7,485,292
                                       ============  ============  ============
Supplemental disclosure of cash flow
 information:
  Cash paid during the year for:
   Interest..........................  $    153,939  $    191,493  $    247,428
   Taxes.............................     2,981,621     2,511,889     1,829,768
Supplemental non-cash investing
 activity:
  Non-cash adjustment to accrued
   liabilities due to sale
   of Monitor Group..................  $     76,209           --            --

  The accompanying notes are an integral part of these consolidated financial statements.

                       INDUSTRIAL SCIENTIFIC CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                     Common Stock
                         ------------------------------------
                              Issued          In Treasury      Additional                  Total
                         ----------------- ------------------   Paid-in    Retained    Shareholders'
                          Shares   Amount  Shares   Amount      Capital    Earnings       Equity
                         --------- ------- ------ -----------  ---------- -----------  -------------
Balance at January 28,
 1995................... 3,375,087 $33,751    --  $       --   $5,471,270 $17,999,370   $23,504,391
Net income-1995.........       --      --     --          --          --    4,066,579     4,066,579
                         --------- ------- ------ -----------  ---------- -----------   -----------
Balance at January 27,
 1996................... 3,375,087  33,751    --          --    5,471,270  22,065,949    27,570,970
Purchase of treasury
 stock-1996 (Note 13)...       --      --  11,800    (178,663)        --          --       (178,663)
Net income-1996.........       --      --     --          --          --    3,724,963     3,724,963
                         --------- ------- ------ -----------  ---------- -----------   -----------
Balance at January 25,
 1997................... 3,375,087  33,751 11,800    (178,663)  5,471,270  25,790,912    31,117,270
Exercise of stock
 options-1997
 (Note 14)..............     1,220      12    --          --       21,108         --         21,120
Purchase of treasury
 stock-1997 (Not e13)...       --      --  60,600  (1,144,099)        --          --     (1,144,099)
Dividends paid..........       --      --     --          --          --     (405,067)     (405,067)
Net income-1997.........       --      --     --          --          --    6,002,484     6,002,484
                         --------- ------- ------ -----------  ---------- -----------   -----------
Balance at January 31,
 1998................... 3,376,307 $33,763 72,400 $(1,322,762) $5,492,378 $31,388,329   $35,591,708
                         ========= ======= ====== ===========  ========== ===========   ===========




  The accompanying notes are an integral part of these consolidated financial statements.

                       INDUSTRIAL SCIENTIFIC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION:

   Industrial Scientific Corporation (the Company) designs, manufactures and sells gas monitoring instruments, systems and other related products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Industrial Scientific Devices, Inc., a Foreign Sales Corporation (FSC), Industrial Scientific Pty, Inc., and Industrial Scientific of Delaware, Inc., an investment holding corporation. All material intercompany accounts and transactions have been eliminated. The Company accounts for its investment in Industrial Scientific Arabia, Ltd.
(ISAL) and HEG Industrial Scientific Limited (HEG-ISL) using the equity method of accounting.

Fiscal Year:

   The Company's fiscal year ends on the last Saturday of January.

   Fiscal year 1997 had 53 weeks and ended January 31, 1998.

   Fiscal year 1996 had 52 weeks and ended on January 25, 1997.

   Fiscal year 1995 had 52 weeks and ended on January 27, 1996.

Use of Estimates in the Preparation of Financial Statements:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents:

   The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes the credit risk related to these cash and cash equivalents is minimal.

Inventories:

   Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) basis.

Property, Plant and Equipment:

   Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. The cost of maintenance and repairs is charged to income as incurred. Renewals and betterments of a nature considered to significantly extend the useful lives of the assets are capitalized. When property is retired or

                       INDUSTRIAL SCIENTIFIC CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

Other Assets:

   Other assets include patents, drawings, trade names and the excess of purchase price over net tangible assets of businesses acquired. The Company's policy is to amortize these intangibles on a straight-line basis for periods ranging from 3 to 17 years. The carrying value of intangibles is evaluated periodically in relation to operating performance and future undiscounted cash flows of the underlying business. Adjustments are made if the sum of expected future net cash flows is less than book value. Other assets also include the cash surrender value of life insurance policies.

Product Warranty:

   The Company provides a reserve for estimated future warranty expenses on sales of manufactured products on the basis of prior experience.

Deferred Income Taxes:

   Deferred income taxes are recorded using the liability method. Under this method, deferred tax liabilities and assets are provided for the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

Earnings Per Share:

   The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" issued in February 1997. This Statement requires the disclosure of basic and diluted earnings per share and revises the method required to calculate these amounts under previous standards. The adoption of this standard did not materially impact previously reported earnings per share amounts. Net income per basic common share is computed using the weighted average number of common shares during each period. Net income per diluted common share is computed using the weighted average number of common and common equivalent shares outstanding during each period. Common equivalent shares are not included in the per share calculations where their inclusion would be anti-dilutive. Common equivalent shares consist of the common shares issuable upon the exercise of stock options (using the treasury stock method).

Revenue Recognition:

   The Company recognizes revenue from product sales upon shipment to the customer. Revenues from repairs and servicing of instruments are recognized when performed and returned to the customer. The Company records revenue from maintenance contracts as earned over the term of the contract.

Research and Development Costs:

   Research and development costs are expensed as incurred and approximated $2,738,000 in fiscal 1997, $3,062,000 in fiscal 1996, and $2,376,000 in fiscal
1995.

Advertising Costs:

   The Company expenses the production costs of advertising as incurred. Advertising expense approximated $788,000 in fiscal year 1997, $685,000 in fiscal year 1996, and $800,000 in fiscal year 1995.

                       INDUSTRIAL SCIENTIFIC CORPORATION

3. JOINT VENTURE ACQUISITIONS AND DISPOSITION

   In October 1996, the Company acquired McNeill International's Systems Division. The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to the respective assets acquired based on their estimated fair market values as of the date of the acquisition. The acquisition resulted in intangible assets of $310,000 consisting of principally drawings and software. These assets are being amortized on a straight-line basis over their estimated useful lives of five years. Operating results of this acquisition have been included in the Consolidated Statement of Income from the date of acquisition forward. Pro forma results of the Company, assuming the acquisition had been made at the beginning of the year would not be materially different from the results reported.

   In February 1996, the Company invested $267,000 for a 49% interest in Industrial Scientific Arabia, Ltd. This investment is also accounted for using the equity method of accounting.

   The Company completed the sale of its Monitor Group business unit to L.B. Foster Company on May 7, 1997, for $2.5 million resulting in a gain of approximately $580,000.

   In 1997, the Company invested $350,000 for a 50% interest in HEG Industrial Scientific Limited. This investment is accounted for using the equity method of accounting.

4. INVESTMENT SECURITIES:

Investments in debt securities were as follows:

                                                January 31, 1998
                                  ---------------------------------------------
                                            Gross Unrealized Holding
                                  ---------------------------------------------
                                  Amortized Cost  Gains    Losses   Fair Value
                                  -------------- -------- --------  -----------
Less than one year:
  State and political
   subdivisions..................  $11,540,727   $118,904 $(41,067) $11,618,564
  Corporate......................    1,827,772     47,884      --     1,875,656
                                   -----------   -------- --------  -----------
                                   $13,368,499   $166,788 $(41,067) $13,494,220
                                   ===========   ======== ========  ===========
One to four years:
  State and political
   subdivisions..................  $ 7,309,181   $480,621      --   $ 7,789,802
                                   ===========   ======== ========  ===========
                                                January 25, 1997
                                  ---------------------------------------------
                                            Gross Unrealized Holding
                                  ---------------------------------------------
                                  Amortized Cost  Gains    Losses   Fair Value
                                  -------------- -------- --------  -----------
Less than one year:
  State and political
   subdivisions..................  $10,375,554   $151,634 $ (3,750) $10,523,438
  Corporate......................    2,004,126        944      --     2,005,070
                                   -----------   -------- --------  -----------
                                   $12,379,680   $152,578 $ (3,750) $12,528,508
                                   ===========   ======== ========  ===========
One to two years:
  State and political
   subdivisions..................  $ 1,070,849   $ 71,993      --   $ 1,142,842
                                   ===========   ======== ========  ===========

   The Company's investments are in investment grade debt securities that it has both the intent and ability to hold to maturity and are carried at amortized cost. Realized and unrealized gains and losses are determined using the specific identification method.

                       INDUSTRIAL SCIENTIFIC CORPORATION

5. INVENTORIES:

   Inventories consisted of:

                                            January 31, 1998 January 25, 1997
                                            ---------------- ----------------
   At standard costs, which approximate
    first-in, first-out cost:
     Raw materials.........................    $3,314,010       $2,691,313
     Work in process.......................       423,124          382,616
     Finished goods........................       300,413          244,608
                                               ----------       ----------
                                                4,037,547        3,318,537
     Less LIFO reserve.....................       150,260          159,018
                                               ----------       ----------
     Inventories at LIFO value.............    $3,887,287       $3,159,519
                                               ==========       ==========

6. OTHER ASSETS:

   Other assets consisted of the following:

                                               January 31, 1998 January 25, 1997
                                               ---------------- ----------------
    Patents and trade names...................    $  310,000       $1,050,000
    Goodwill..................................           --         1,000,000
    Other.....................................       857,665          826,000
                                                  ----------       ----------
                                                   1,167,665        2,876,000
    Less accumulated amortization.............        76,307          561,227
                                                  ----------       ----------
                                                  $1,091,358       $2,314,773
                                                  ==========       ==========

7. TERM DEBT:

   Term debt consisted of the following

                                              January 31, 1998 January 25, 1997
                                              ---------------- ----------------
  1991 Pennsylvania Economic Development
   Financing Authority (PEDFA) bonds,
   variable interest rate (interest rate at
   January 31, 1998 is 3.70%), principal
   payable in semi-annual installments of
   $100,000 through February 2011(A).........    $2,600,000       $2,900,000
  Pennsylvania Industrial Development
   Authority (PIDA) mortgage note, payable in
   monthly installments of $11,951, including
   interest at 3%, through April 2006........     1,065,571        1,175,230
  PIDA mortgage note, payable in monthly
   installments of $3,806, including interest
   at 3%, through April 2002.................       178,656          221,417
  PIDA mortgage note, payable in monthly
   installments of $2,109, including interest
   at 3% through July 2006...................       188,041          208,210
  Other......................................         6,406            7,475
                                                 ----------       ----------
                                                  4,038,674        4,512,332
  Less current portion.......................      (374,869)        (369,739)
                                                 ----------       ----------
                                                 $3,663,805       $4,142,593
                                                 ==========       ==========

--------
(A) Under the PEDFA debt agreements, tax-exempt bonds are issued which can be tendered at face value at any time at the option of the holder. The bonds can be remarketed at the time of such tender. The

                       INDUSTRIAL SCIENTIFIC CORPORATION

7. TERM DEBT: (CONTINUED)

   Company is required to maintain a letter of credit covering the principal and accrued interest on bonds outstanding. The letter of credit fee is approximately 1/2%. The letter of credit expires February 2001, and is subject to renewal at that time.

    If future legislation were to cause the debt to be taxable to the holder or if the letter of credit were not renewed, the Company would be required to redeem the bonds.

   The aggregate principal amount of the term debt maturing in each of the next five fiscal years 1998 through 2002, inclusive, is $375,000, $380,000, $385,000, $391,000 and $362,000, respectively.

   The Company's manufacturing and office facilities collateralize the various debt agreements. The Company is required to meet certain financial covenants in connection with the above obligations, including those related to current ratio, ratio of total liabilities to tangible net worth, minimum tangible net worth and net income. At January 31, 1998, the Company was in compliance with all such covenants.

8. OPERATING LEASES:

   The Company leases certain vehicles under operating leases. The minimum rentals under these agreements for succeeding fiscal years are:

   1998................................................................ $150,822
   1999................................................................   79,295
   2000................................................................    1,320
                                                                        --------
     Total............................................................. $231,437
                                                                        ========

   The rental expense for these leases and other leases with terms of less than one year was approximately $283,000, $305,000 and $230,000 fiscal years 1997, 1996 and 1995, respectively.

9. INCOME TAXES:

   The provision for income taxes consisted of:

                                                        Fiscal Year
                                              ---------------------------------
                                                 1997       1996        1995
                                              ---------- ----------  ----------
   Current:
     Federal................................. $2,475,000 $1,878,000  $1,768,000
     State...................................    394,000    387,000     350,000
                                               2,869,000  2,265,000   2,118,000
   Deferred:
     Federal.................................     96,000   (327,000)    (31,000)
     State...................................     18,000    (58,000)    (12,000)
                                              ---------- ----------  ----------
                                                 114,000   (385,000)    (43,000)
                                              ---------- ----------  ----------
       Total................................. $2,983,000 $1,880,000  $2,075,000
                                              ========== ==========  ==========

                       INDUSTRIAL SCIENTIFIC CORPORATION

9. INCOME TAXES: (CONTINUED)

   A reconciliation of income taxes at the federal statutory rate to the Company's income tax expense follows:

                                              Fiscal Year
                            ----------------------------------------------------
                                 1997              1996              1995
                            ----------------  ----------------  ----------------
                              Amount    Rate    Amount    Rate    Amount    Rate
                            ----------  ----  ----------  ----  ----------  ----
   Income taxes at federal
    statutory rate......... $3,055,000  34.0% $1,906,000  34.0% $2,088,000  34.0%
   State income taxes, net
    of federal income tax
    benefit................    272,000   3.0     215,000   3.8     227,000   3.7
   FSC benefit.............    (66,400)  (.7)    (32,500)  (.6)    (21,000)  (.4)
   Research and
    experimentation tax
    credit.................   (142,800) (1.6)   (100,600) (1.8)   (145,000) (2.4)
   Non-taxable interest....   (271,000) (3.0)   (152,000) (2.7)   (106,000) (1.7)
   Other...................    136,200   1.5      44,100    .8      32,000    .6
                            ----------  ----  ----------  ----  ----------  ----
                            $2,983,000  33.2% $1,880,000  33.5% $2,075,000  33.8%
                            ==========  ====  ==========  ====  ==========  ====

   The components of net deferred tax assets and liabilities consisted of:

                                               January 31, 1998 January 25, 1997
                                               ---------------- ----------------
   Deferred tax assets:
     Warranty reserve.........................    $ 251,176         $221,440
     Vacation accrual.........................      108,186           88,589
     Capitalized inventory costs..............      101,403           88,353
   Other......................................       20,036          121,521
                                                  ---------         --------
                                                    480,801          519,903
   Deferred tax liabilities:
     Depreciation and amortization............     (167,455)         (91,874)
                                                  ---------         --------
     Net deferred tax assets..................    $ 313,346         $428,029
                                                  =========         ========

10. PROFIT-SHARING PLAN

   The Company has a 401(k) profit-sharing plan covering all employees. When profitable, the Company has committed to match employee salary deferrals at 50%, up to 6% of eligible employee compensation. In fiscal 1997, 1996, and 1995, the Company also made additional discretionary contributions, increasing the total Company match to $1.00 for every $1.00 of employee salary deferrals (up to the maximum allowable for tax purposes ). Profit-sharing plan expense was comprised of the following:

                                                            Fiscal Year
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
   Employer matching contribution................... $214,000 $213,000 $184,000
   Discretionary contribution.......................  328,000  302,000  266,000
                                                     -------- -------- --------
     Total.......................................... $542,000 $515,000 $450,000
                                                     ======== ======== ========

                       INDUSTRIAL SCIENTIFIC CORPORATION

11. SIGNIFICANT CUSTOMERS, SUPPLIERS AND EXPORT SALES:

   The Company sells its products through independent, strategically-located distributors and a direct employee sales force mainly throughout the United States, Canada, Australia, Saudi Arabia and China. Sales to one distributor represented approximately 26% and 21% of net sales and 26% and 17% of accounts receivable in fiscal 1997 and 1996, respectively. Sales to two distributors represented approximately 26% and 11% of net sales and 29% and 10% of accounts receivable in fiscal 1995.

   Export sales were approximately $8,366,000, $7,236,000 and $4,450,000 for fiscal years 1997, 1996 and 1995, respectively. These sales were to customers principally in Canada, Saudi Arabia, China and Australia. Sales to Canada represented more than 10% of total sales.

   Although the Company manufactures its own combustible gas sensors, the Company purchases all of its toxic gas and oxygen sensors from one supplier. Toxic gas and oxygen sensors are available from several other sources; however, the Company believes that the sensors produced by this supplier are most compatible with the Company's overall product specifications. Failure of the supplier to provide sufficient quantities of sensors on a timely basis could have a material effect on the Company's operations.

12. RELATED PARTY TRANSACTIONS:

   During fiscal 1997 and 1996, the Company had sales to their partner in ISAL in the amount of $391,000 and $2,230,000 of which $199,542 and $132,330 is included in accounts receivable at January 31, 1998 and January 25, 1997, respectively. At January 31, 1998, the Company had an advance to ISAL in the amount of $35,000.

   During fiscal 1997, the Company had sales to their partner in HEG-ISL in the amount of $233,000 of which $46,436 is included in accounts receivable at January 31, 1998.

13. PURCHASE OF COMMON STOCK:

   In November 1996, the Board of Directors approved a plan to purchase up to 337,500 shares of the Company's common stock. During 1997, the Company purchased 60,600 shares of common stock on the open market for an aggregate price of $1,144,099. As of January 31, 1998, the Company has repurchased a total of 72,400 shares for an aggregate price of $1,322,762.

14. STOCK OPTION PLAN:

   On May 12, 1993, the Board adopted and the shareholders approved the 1993 Stock Option Plan and reserved 168,750 shares of common stock for issuance under the plan. All options must be issued at current market prices at the time of grant. The options vest over a 5 year period from the date of issuance and expire after 10 years.

   The Company has elected to account for stock-based employee compensation arrangements under the provisions of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," rather than SFAS No. 123, "Accounting for Stock-Based Compensation." If compensation cost had been determined based on the fair value at the grant dates according to SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts shown below:

                       INDUSTRIAL SCIENTIFIC CORPORATION

14. STOCK OPTION PLAN: (CONTINUED)

                                                  1997       1996       1995
                                               ---------- ---------- ----------
   Net income:
     As reported.............................. $6,002,484 $3,724,962 $4,066,579
     Pro forma................................  5,992,137  3,716,035  4,057,953
   Basic earnings per common share:
     As reported.............................. $     1.80 $     1.10 $     1.20
     Pro forma................................       1.80       1.10       1.20
   Diluted earnings per common share:
     As reported.............................. $     1.80 $     1.10 $     1.20
     Pro forma................................       1.80       1.10       1.20

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                     1997      1996      1995
                                                   --------  --------  --------
   Weighted average risk-free interest rate.......     1.99%     2.05%     2.00%
   Expected dividend yield........................     2.15%      --        --
   Expected volatility............................     0.29%     0.29%     0.29%
   Expected life (number of years)................      7.5       7.5       7.5
                                                     1997      1996      1995
                                                   --------  --------  --------
   Outstanding, beginning of year:
     Number.......................................   53,813    52,008    48,853
     Weighted average exercise price.............. $  16.75  $  16.71  $  16.51
   Granted:
     Number.......................................    3,150     2,825     3,930
     Weighted average exercise price.............. $  20.75  $  17.56  $  19.98
   Exercised:
     Number.......................................    1,220       --        --
   Expired or forfeited:
     Number.......................................    3,575     1,020       775
     Weighted average exercise price.............. $  18.62  $  17.20  $  18.23
                                                   --------  --------  --------
   Outstanding end of year:
     Number.......................................   52,168    53,813    52,008
     Weighted average exercise price.............. $  16.77  $  16.75  $  16.71
                                                   ========  ========  ========
   Exercisable:
     Number.......................................   47,589    40,431    31,067
     Weighted average exercise price.............. $  16.53  $  16.57  $  16.49
   Shares reserved for future options.............  116,582   114,937   116,742

                       INDUSTRIAL SCIENTIFIC CORPORATION

14. STOCK OPTION PLAN: (CONTINUED)

   The following tables summarize certain stock option information:

   Options outstanding:

                                   1997                      1996                      1995
                         ------------------------- ------------------------- -------------------------
                                Weighted  Weighted        Weighted  Weighted        Weighted  Weighted
                                 Average  Average          Average  Average          Average  Average
Range of                        Remaining Exercise        Remaining Exercise        Remaining Exercise
Exercise Price           Number   Life     Price   Number   Life     Price   Number   Life     Price
--------------           ------ --------- -------- ------ --------- -------- ------ --------- --------
$15.00 - $22.50......... 50,718   5.96     $16.52  51,948   6.76     $16.45  50,043   7.61     $16.38
$22.51 - $28.25.........  1,450   5.98      25.28   1,865   7.05      25.13   1,965   8.02      25.29
                         ------   ----     ------  ------   ----     ------  ------   ----     ------
                         52,168   5.96     $16.77  53,813   6.77     $16.75  52,008   7.62     $16.71
                         ======   ====     ======  ======   ====     ======  ======   ====     ======

   Options exercisable:

                                     1997            1996            1995
                                --------------- --------------- ---------------
                                       Weighted        Weighted        Weighted
                                       Average         Average         Average
                                       Exercise        Exercise        Exercise
   Range of Exercise Price      Number  Price   Number  Price   Number  Price
   -----------------------      ------ -------- ------ -------- ------ --------
   $15.00 - $22.50............. 46,298  $16.29  39,161  $16.31  30,130  $16.22
   $22.51 - $28.25.............  1,291   25.10   1,270   24.94     937   25.00
                                ------  ------  ------  ------  ------  ------
                                47,589  $16.53  40,431  $16.57  31,067  $16.49
                                ======  ======  ======  ======  ======  ======

15. EARNINGS PER SHARE

   The details of basic and diluted earnings per common share are as follows:

                                                 1997       1996       1995
                                              ---------- ---------- ----------
   Net income................................ $6,002,484 $3,724,962 $4,066,579
                                              ---------- ---------- ----------
   Weighted average number of basic common
    shares outstanding.......................  3,333,666  3,373,632  3,375,087
                                              ---------- ---------- ----------
   Basic earnings per common share........... $     1.80 $     1.10 $     1.20
                                              ========== ========== ==========
   Shares issuable upon exercise of dilutive
    outstanding stock options................      6,582      1,687      8,558
                                              ---------- ---------- ----------
   Weighted average number of diluted common
    shares outstanding.......................  3,340,248  3,375,319  3,383,645
                                              ---------- ---------- ----------
   Diluted earnings per common share......... $     1.80 $     1.10 $     1.20
                                              ========== ========== ==========

16. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

   The carrying amount approximates fair value due to the short maturity of those instruments.

                       INDUSTRIAL SCIENTIFIC CORPORATION

16. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)

Short and long-term investments:

   Fair values are based on quoted market prices.

Long-term debt:

   Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                               January 31, 1998          January 25, 1997
                            ------------------------  ------------------------
                             Carrying                  Carrying       Fair
                              Amount     Fair Value     Amount        Value
                            -----------  -----------  -----------  -----------
   Financial assets:
     Cash and cash
      equivalents.......... $ 3,243,595  $ 3,243,595  $ 6,879,111  $ 6,879,111
     Short-term
      investments..........  13,368,499   13,494,220   12,379,680   12,528,508
     Long-term
      investments..........   7,309,181    7,789,802    1,070,849    1,142,842
   Financial liabilities:
     Long-term debt........  (4,038,674)  (4,015,000)  (4,512,332)  (4,478,000)

17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

   In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This Statement, which is effective for financial statements issued for fiscal years beginning after December 15, 1997, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. This Statement, which is effective for financial statements for periods beginning after December 15, 1997, also established standards for related disclosures about products and services, geographic areas and major customers.

   Additionally in March 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for displaying a standardized set of disclosures for public companies.

   Management does not believe that these Statements will effect the financial statements.

                       INDUSTRIAL SCIENTIFIC CORPORATION

18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

   The following table sets forth certain items included in the Company's unaudited consolidated financial statements for each quarter of fiscal 1997 and 1996.

   Amounts in thousands except for per share amounts:

                                                 First  Second   Third  Fourth
                                                Quarter Quarter Quarter Quarter
                                                ------- ------- ------- -------
   Fiscal 1997:
     Net sales................................. $10,952 $9,261  $10,236 $10,416
     Gross profit..............................   6,189  5,002    5,735   6,102
     Operating profit..........................   1,944  1,458    1,921   2,183
     Net income................................   1,381  1,467    1,439   1,715
     Basic earnings per common share...........     .41    .44      .43     .52
     Diluted earnings per common share.........     .41    .44      .43     .52
                                                 First  Second   Third  Fourth
                                                Quarter Quarter Quarter Quarter
                                                ------- ------- ------- -------
   Fiscal 1996:
     Net sales................................. $ 9,361 $9,072  $ 8,656 $ 9,559
     Gross profit..............................   5,075  4,760    4,886   5,094
     Operating profit..........................   1,571  1,058    1,524     934
     Net income................................   1,120    795    1,064     746
     Basic earnings per common share...........     .33    .24      .31     .22
     Diluted earnings per common share.........     .33    .24      .31     .22

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of Industrial Scientific
Corporation:

   We have audited the accompanying consolidated balance sheet of Industrial Scientific Corporation and subsidiaries as of January 31, 1998 and January 25, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Industrial Scientific Corporation and subsidiaries as of January 31, 1998 and January 25, 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                                COOPERS & LYBRAND L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania
March 13, 1998

               INDUSTRIAL SCIENTIFIC CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (in thousands, except share data)

                                                         October 31, January 31,
                                                            1998        1998
                                                         ----------- -----------
                                                         (Unaudited)     **
                        ASSETS
Current assets:
  Cash and cash equivalents............................    $ 3,614     $ 3,244
  Short-term investments...............................      8,512      13,368
                                                           -------     -------
                                                            12,126      16,612
  Accounts receivable, net.............................      5,458       5,949
  Inventories..........................................      4,919       3,887
  Prepaid expenses and other assets....................        713         828
  Deferred income taxes................................        515         481
                                                           -------     -------
   Total current assets................................     23,731      27,757
Long-term investments..................................     14,315       7,309
Long-term receivable...................................         84         --
Property, plant, and equipment, at cost................     16,382      14,925
Less accumulated depreciation and amortization.........      8,700       7,591
                                                           -------     -------
                                                             7,682       7,334
Land...................................................        390         390
Intangible assets, net.................................        191         233
Other assets...........................................      1,279         858
                                                           -------     -------
   Total assets........................................    $47,672     $43,881
                                                           =======     =======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................    $ 2,045     $ 1,445
  Accrued payroll and related items....................      1,289       1,977
  Accrued warranty expenses............................        666         662
  Income taxes payable.................................        320         --
  Current portion of term debt.........................        375         375
                                                           -------     -------
   Total current liabilities...........................      4,695       4,459
Term debt..............................................      3,438       3,663
Deferred income taxes..................................         69         167
                                                           -------     -------
   Total liabilities...................................      8,202       8,289
Shareholders' equity:
  Preferred stock, without par value; authorized
   1,000,000 shares; none issued.......................        --          --
  Common stock, $.01 par value; authorized 15,000,000
   shares; issued and outstanding 3,379,037 shares and
   3,376,307 at 10/31/98 and at 1/31/98................         34          34
  Additional paid-in capital...........................      5,536       5,492
  Retained earnings....................................     36,739      31,793
  Dividends paid.......................................       (912)       (405)
  Treasury stock, 98,600 shares at 10/31/98 and 72,400
   shares at 1/31/98, at cost..........................     (1,927)     (1,322)
                                                           -------     -------
   Total shareholders' equity..........................     39,470      35,592
                                                           -------     -------
   Total liabilities and shareholders' equity..........    $47,672     $43,881
                                                           =======     =======

--------
** Summarized from audited January 31, 1998 balance sheet.

   The accompanying notes are an integral part of the condensed consolidated financial statements.

               INDUSTRIAL SCIENTIFIC CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  (Unaudited, in thousands except share data)

                         For the three months ended        For the nine months ended
                         ------------------------------    ----------------------------
                          October 31,      November 1,     October 31,     November 1,
                             1998             1997             1998            1997
                         -------------    -------------    ------------    ------------
Net sales...............   $      10,437    $      10,236    $     33,103    $     30,449
Cost of goods sold......           4,218            4,501          13,796          13,523
                           -------------    -------------    ------------    ------------
  Gross profit..........           6,219            5,735          19,307          16,926
Operating expenses:
  Selling...............           2,379            2,216           7,433           6,732
  Research, development
   and engineering......             853              798           2,433           2,287
  Administrative........             841              800           2,641           2,583
                           -------------    -------------    ------------    ------------
    Total operating
     expenses...........           4,073            3,814          12,507          11,602
                           -------------    -------------    ------------    ------------
  Operating profit......           2,146            1,921           6,800           5,324
Interest income.........             266              280             792             744
Interest expense........             (36)             (41)           (116)           (126)
Other income............              45              --               15              20
Gain on sale of Monitor
 Group..................             --               --              --              580
                           -------------    -------------    ------------    ------------
Income before income
 taxes..................           2,421            2,160           7,491           6,542
Provision for income
 taxes..................             862              721           2,545           2,255
                           -------------    -------------    ------------    ------------
    Net income..........   $       1,559    $       1,439    $      4,946    $      4,287
                           =============    =============    ============    ============
Net income per basic
 common share:
  Basic earnings per
   share................   $        0.47    $        0.43    $       1.50    $       1.28
  Weighted average
   shares--basic........           3,283            3,321           3,295           3,343
Net income per diluted
 common share:
  Diluted earnings per
   share................   $        0.47    $        0.43    $       1.49    $       1.28
  Weighted average
   shares--diluted......           3,297            3,330           3,309           3,349



   The accompanying notes are an integral part of the condensed consolidated financial statements.

               INDUSTRIAL SCIENTIFIC CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                           (Unaudited, in thousands)

                                                  For the nine months ended
                                                  ----------------------------
                                                  October 31,     November 1,
                                                      1998            1997
                                                  ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $      4,946    $      4,287
  Depreciation, amortization and other non-cash
   items.........................................         1,151           1,107
  Gain on sale of Monitor Group..................           --             (580)
  Changes in operating assets and liabilities....          (406)         (1,106)
                                                   ------------    ------------
    Net cash provided by operating activities....         5,691           3,708
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................        (1,457)         (1,347)
  Increase in equity investment..................           (15)           (241)
  Proceeds from maturities of investments........         9,428           9,358
  Purchase of investments........................       (11,578)        (15,708)
  Purchase of officer's life insurance...........          (406)           (307)
  Proceeds from sale of Monitor Group............           --            2,500
                                                   ------------    ------------
    Net cash used in investing activities........        (4,028)         (5,745)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury stock.....................          (605)           (906)
  Proceeds from exercise of stock options........            44             --
  Principal payments on debt.....................          (225)           (327)
  Dividends paid.................................          (507)           (270)
                                                   ------------    ------------
Net cash used in financing activities............        (1,293)         (1,503)
Net increase/(decrease) in cash and cash
 equivalents.....................................           370          (3,540)
Cash and cash equivalents at beginning of
 period..........................................         3,244           6,879
                                                   ------------    ------------
Cash and cash equivalents at end of period.......  $      3,614    $      3,339
                                                   ============    ============



   The accompanying notes are an integral part of the condensed consolidated financial statements.

               INDUSTRIAL SCIENTIFIC CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Management's Discussion and Analysis of results of Operations and Financial Condition which follows these notes contains additional information on the results of operations and the financial position of the Company. These comments should be read in conjunction with the notes.

(2) In the opinion of management, all adjustments, (consisting only of normal and recurring adjustments), necessary for a fair presentation of the results of the operations of these interim periods have been included.

(3) The Company's investments are in investment grade debt securities that it has the positive intent and ability to hold to maturity and are carried at amortized cost. These investments in debt securities exceeded market value by approximately $83,000 and $79,000 at October 31, 1998 and November 1, 1997, respectively.

(4) Inventories consisted of:

                                                      October 31, January 31,
                                                         1998        1998
                                                      ----------- -----------
                                                          (in thousands)
   At standard costs, which approximate first-in,
    first-out cost:
   Raw materials.....................................   $3,898      $3,314
   Work in process...................................      671         423
   Finished goods....................................      500         300
                                                        ------      ------
                                                         5,069       4,037
   Less LIFO reserves................................      150         150
                                                        ------      ------
   Inventories at LIFO value.........................   $4,919      $3,887
                                                        ======      ======

(5) The effective tax rate of 34.0% for the nine month period ended October 31, 1998 is based upon an estimate of the effective rate for the year ended January 31, 1999. The principal difference between the effective tax rate and the federal statutory rate is the effect of foreign sales corporation benefits, research and experimentation credits, and non-taxable interest income benefits, offset by the effect of state and local income taxes.

(6) The Company has initiated a review to ensure that its information systems can properly handle data which include year 2000 dates. All of the Company's major software systems have been certified by their manufacturer to be year 2000 compliant. The Company believes that no significant modifications or replacement of these systems will be necessary. Management does not expect the cost of this review or any resulting replacement or modification of information systems will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                       EXHIBITS TO INFORMATION STATEMENT

 Exhibit A Agreement and Plan of Merger
 Exhibit B Opinion of Ladenburg Thalmann & Co. Inc.
 Exhibit C Part 1, Chapter 15, Subchapter D of Pennsylvania Business
           Corporation Law of 1988, as amended
 Exhibit D The Company's March 10, 1999, Earnings Release describing its Fourth
           Quarter Results of Operations

                                   EXHIBIT A

                          Agreement and Plan of Merger
                                 By and Between
                          ISC Acquisition Corporation
                                      and
                       Industrial Scientific Corporation
                         Dated as of February 23, 1999

   AGREEMENT AND PLAN OF MERGER dated as of February 23, 1999 (the "Agreement") between ISC Acquisition Corporation, a Pennsylvania corporation
("Acquisition"), and Industrial Scientific Corporation, a Pennsylvania corporation ("Industrial Scientific").

   WHEREAS, the Board of Directors of Acquisition and the Board of Directors of Industrial Scientific upon the recommendation of its special committee of disinterested members (the "Special Committee") have unanimously approved, and deem advisable and in the best interests of their shareholders, the merger of Acquisition with and into Industrial Scientific in accordance with Title 15, Pennsylvania Consolidated Statutes (the "PBCL") and in accordance with the terms, and subject to the conditions of, this Agreement (the "Merger");

   NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01. The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the PBCL, Acquisition shall be merged with and into Industrial Scientific, the separate existence of Acquisition shall cease, and Industrial Scientific shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects as provided by the PBCL and other applicable law.

   Section 1.02. Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 5, the parties shall file in the Department of State of the Commonwealth of Pennsylvania articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and shall make all other filings or recordings required under the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed in the Department of State of the Commonwealth of Pennsylvania, or at such other time as is permissible in accordance with the PBCL and as Acquisition and Industrial Scientific shall agree and as specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

   Section 1.03. Closing. The closing of the Merger (the "Closing") will take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, Pittsburgh, Pennsylvania at 10:00 a.m. (Pittsburgh time) on the date of the satisfaction of the conditions provided in Article 5, or at such other time and place as Acquisition and Industrial Scientific shall agree (the "Closing Date").

   Section 1.04. Certificate of Incorporation; By-Laws; Officers and
Directors. Pursuant to the Merger: (a) the Articles of Incorporation and By-laws of Industrial Scientific as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Corporation following the Merger; provided that the number "four (4)" and "nine
(9)" in Article 6(a) of the Articles of Incorporation shall be changed to "two
(2)" and "seven (7)" respectively, until thereafter changed or amended as provided therein and in accordance with applicable law; (b) Kenton E. McElhattan and Kent D. McElhattan shall be the directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified; and (c) the officers of Industrial Scientific immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

   Section 1.05. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, Industrial Scientific or the holders of any shares of Common Stock, par value $.01 per share, of Industrial Scientific (the "Industrial Scientific Common Stock"):

     (a) Common Stock of Acquisition. Each share of Common Stock, par value $.01 per share, of Acquisition (the "Acquisition Common Stock"), which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (b) Common Stock of Industrial Scientific. Subject to Sections 1.05 (c), 1.05(d) and 1.06, each share of Industrial Scientific Common Stock which is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $28.50 in cash (the "Merger Consideration") and, when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Industrial Scientific Common Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares represented by such certificate upon surrender of such certificate in accordance with Section 1.08.

     (c) Cancellation of Treasury Stock. Any shares of Industrial Scientific Common Stock that are owned immediately prior to the Effective Time by Industrial Scientific or any Subsidiary of Industrial Scientific (as hereinafter defined) which constitute treasury stock in the hands of the holder thereof, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which Industrial Scientific, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power under ordinary circumstance of such entity.

     (d) Industrial Scientific Common Stock Held by Acquisition. Any shares of Industrial Scientific Common Stock that are owned immediately prior to the Effective Time by Acquisition shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto. Acquisition hereby irrevocably waives any and all rights it may have pursuant to the terms of this Agreement or under the PBCL (including, without limitation, any rights to which it may be entitled under Part II, Chapter 15, Subchapter D of the
  PBCL) or otherwise to receive pursuant to the Merger cash or any other consideration for the shares of Industrial Scientific Common Stock owned or held by it at the Effective Time.

   Section 1.06. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Industrial Scientific Common Stock outstanding immediately prior to the Effective Time and held by a holder (if any) who has perfected his rights to dissent from the Merger in accordance with Part I, Chapter 15, Subchapter D of the PBCL ("Dissenting Shares") shall be canceled and retired and shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to dissent, if any. Such shareholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the PBCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses any such right to dissent, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 1.05(b).

   Section 1.07. Treatment of Options.

     (a) Pursuant to the Merger, at the Effective Time, each outstanding option to purchase shares of Industrial Scientific Common Stock (an "Industrial Scientific Stock Option"), other than those held by Kenton E. McElhattan and Kent D. McElhattan, whether or not vested, will be terminated and, in exchange for such Industrial Scientific Stock Option, the holder will be entitled to receive, for each share of Industrial Scientific Common Stock subject to such Industrial Scientific Stock Option, a cash payment equal to the excess, if any, of the Merger Consideration over the applicable exercise price.

       (b) Prior to the Effective Time, Industrial Scientific shall use its best efforts to (i) obtain any consents from holders of the options and
  (ii) make any amendments to the terms of the Industrial Scientific Stock Option Plan and any options granted thereunder that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this Section 1.07. Notwithstanding any other provisions of this Section 1.07, payment in respect of any options may be withheld until necessary consents are obtained.

   Section 1.08. Exchange of Certificates.

      (a) Exchange Agent. Prior to the Effective Time, Industrial Scientific shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Industrial Scientific shall have deposited with the Exchange Agent, for the benefit of the holders of shares of Industrial Scientific Common Stock, for exchange in accordance with this Section 1.08, the aggregate amount of cash payable pursuant to Section 1.05(b) hereof in exchange for outstanding shares of Industrial Scientific Common Stock (the "Exchange Fund").

     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Industrial Scientific Common Stock whose shares were converted into the right to receive cash pursuant to Section 1.05(b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such shares of Industrial Scientific Common Stock shall pass, only upon delivery of the certificates representing such shares of Industrial Scientific Common Stock to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and instructions for use in effecting the surrender of the certificates representing such shares of Industrial Scientific Common Stock, in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a certificate or certificates representing shares of Industrial Scientific Common Stock and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of shares of Industrial Scientific Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of Industrial Scientific or its transfer agent of certificates representing shares of Industrial Scientific Common Stock and if such certificates are presented to Industrial Scientific for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Industrial Scientific Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Industrial Scientific Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Industrial Scientific, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Industrial Scientific or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.08 each certificate for shares of Industrial Scientific Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.05(b). No interest will be paid or will accrue on any amount payable as Merger Consideration. Subject to completion of the documentation referred to above, the Merger Consideration shall be paid at the Effective Time to holders of Industrial Scientific Common Stock.

     (c) No Further Ownership Rights in Industrial Scientific Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Industrial Scientific Common

  Stock in accordance with the terms of this Section 1.08 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Industrial Scientific Common Stock represented by such certificates.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates representing shares of Industrial Scientific Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Industrial Scientific Common Stock prior to the Merger who have not theretofore complied with this Section 1.08 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

     (e) No Liability. No party to this Agreement shall be liable to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

     (f) Lost Certificates. In the event any certificate or certificates representing shares of Industrial Scientific Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 1.08; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in an amount reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate claimed to have been lost, stolen or destroyed.

     (g) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

   Section 1.09. Legal Requirements for Merger.

     (a) Acquisition will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on Acquisition with respect to the Merger and will promptly cooperate with and furnish information to Industrial Scientific in connection with any such requirements imposed upon Industrial Scientific in connection with the Merger.

     (b) Industrial Scientific will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to Acquisition in connection with the Merger.

   Section 1.10. Additional Agreements and Provisions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the

Effective Time (as hereinafter defined) any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Industrial Scientific or Acquisition, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best efforts to challenge any action brought against any of the parties hereto seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE II

            Representations and Warranties of Industrial Scientific

   Industrial Scientific represents and warrants to Acquisition as follows:

   Section 2.01. Organization of Industrial Scientific and its
Subsidiaries. Industrial Scientific and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Industrial Scientific and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Industrial Scientific and its Subsidiaries, taken as a whole.

   Section 2.02. Capitalization of Industrial Scientific; Ownership. The authorized capital stock of Industrial Scientific consists of 15,000,000 shares of Industrial Scientific Common Stock, of which no more than 3,379,037 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of Preferred Stock, without par value, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Industrial Scientific are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except for outstanding Industrial Scientific Stock Options to purchase an aggregate of no more than 52,118 shares of Industrial Scientific Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Industrial Scientific or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Industrial Scientific committed to issue any such option, warrant, right or security. Following the Merger, Industrial Scientific will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of Industrial Scientific pursuant to any employee benefit plan or otherwise.

   Section 2.03. Subsidiaries of Industrial Scientific. The only direct or indirect Subsidiaries of Industrial Scientific are as follows: Industrial Scientific Devices, Inc.; Industrial Scientific of Delaware, Inc.; Industrial Scientific Arabia, Ltd.; Industrial Scientific Pty.; HEG Industrial Scientific Co. Ltd.; and Industrial Scientific PTE Ltd. All outstanding shares of capital stock or other equity interests of each Subsidiary are owned by Industrial Scientific (except for Industrial Scientific Arabia, Ltd., 49% of whose shares are owned by Industrial Scientific, and HEG Industrial Scientific Co. Ltd., 50% of whose shares are owned by Industrial Scientific) free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than the Subsidiaries referred to in the first sentence of this Section 2.03, Industrial Scientific does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

   Section 2.04. Authorization. Industrial Scientific has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the shareholders of Industrial Scientific, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Industrial Scientific (other than the approval of this Agreement and the transactions contemplated hereby by the shareholders of Industrial Scientific). The Board of Directors of Industrial Scientific has unanimously adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of, Industrial Scientific's shareholders other than Kenton E. McElhattan, Florence L. McElhattan, Kent D. McElhattan and Acquisition (the "Public Shareholders"). This Agreement has been duly executed and delivered by Industrial Scientific and, assuming the due authorization, execution and delivery hereof by Acquisition, constitutes the valid and binding obligation of Industrial Scientific, enforceable against Industrial Scientific except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

   Section 2.05. Fairness Opinion and Approval by the Special Committee. On or prior to the date hereof, the Special Committee (i) approved the terms of this Agreement and the transactions contemplated hereby as they relate to the Public Shareholders, including without limitation the Merger, (ii) determined that the Merger is fair to and in the best interest of the Public Shareholders and (iii) recommended that the Board of Directors of Industrial Scientific approve and authorize this Agreement and such transactions. The Special Committee has received an opinion of Ladenburg Thalmann & Co. Inc. to the effect that the consideration to be received by the Public Shareholders in the Merger is fair to such shareholders from a financial point of view as of the date hereof.

   Section 2.06. Brokers and Finders. Other than Ladenburg Thalmann & Co. Inc., neither Industrial Scientific nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Ladenburg Thalmann & Co. Inc. shall be paid by Industrial Scientific.

   Section 2.07. SEC Documents; Undisclosed Liabilities. Industrial Scientific has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Industrial Scientific included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the financial position of Industrial Scientific as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

   Section 2.08. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since the date of the most recent audited financial statements included in the filed SEC Documents, Industrial Scientific has conducted its business only in the ordinary course, and there has not been any material change in Industrial Scientific or its business. Since

January 1, 1997, Industrial Scientific has not engaged in discussions with any party other than Acquisition with respect to any material transaction or transaction that would be deemed a change of control of Industrial Scientific or such other entity, including, without limitation, the sale of the capital stock of Industrial Scientific, the merger of Industrial Scientific with another entity or the acquisition by Industrial Scientific of another entity.

   Section 2.09. Information Statement. None of the information to be supplied by Industrial Scientific for inclusion in the Information Statement on Schedule 14C to be distributed to the Shareholders of Industrial Scientific in connection with the Merger (the "Information Statement") will, at the time of the mailing of the Information Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will, as of its effective date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                                  ARTICLE III

                 Representations and Warranties of Acquisition

   Section 3.01. Organization and Authority of Acquisition. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

   Section 3.02. Authorization. Acquisition has all corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Acquisition. This Agreement has been duly executed and delivered by Acquisition and, assuming the due authorization, execution and delivery hereof by Industrial Scientific, constitutes the valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

   Section 3.03. Brokers and Intermediaries. Other than Parker/Hunter, Inc., Acquisition has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to Parker/Hunter, Inc. shall be the liability of Acquisition.

   Section 3.04. Financing. Acquisition has received indications from a lending institution that such institution will be prepared to extend the financing necessary to consummate the Merger.

   Section 3.05. Information Statement. None of the information to be supplied by Acquisition or its shareholders for inclusion in the Information Statement will, at the time of the mailing of the Information Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV

                        Certain Covenants and Agreements

   Section 4.01. Announcement. Neither Industrial Scientific nor Acquisition shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 4.01 to the contrary, Acquisition and Industrial Scientific will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

   Section 4.02. No Solicitation. From the date of this Agreement to the Effective Time, Industrial Scientific covenants and agrees that Industrial Scientific shall not, nor shall it authorize or permit any of its Subsidiaries or any officer, director, employee, investment banker, attorney or other adviser or representative of Industrial Scientific or any of its Subsidiaries ("Industrial Scientific Representatives") to, (i) solicit, initiate, or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which Industrial Scientific or any of its Subsidiaries had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee, or other adviser or representative of Industrial Scientific or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Industrial Scientific or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02 by Industrial Scientific. Industrial Scientific shall promptly advise Acquisition of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving Industrial Scientific or any of its Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Industrial Scientific or any of its Subsidiaries, any voting securities of Industrial Scientific or any of its Subsidiaries or a substantial portion of the assets of Industrial Scientific. Notwithstanding the foregoing, Industrial Scientific, its Subsidiaries and Industrial Scientific Representatives shall not be obligated to take or refrain from taking any action pursuant to this Section 4.02 if the Board of Directors of Industrial Scientific, after consultation with independent legal counsel, determines in good faith that to take or refrain from taking any such action would result in a violation of its fiduciary obligations.

   Section 4.03. Notification of Certain Matters. Industrial Scientific shall give prompt notice to Acquisition, and Acquisition shall give prompt notice to Industrial Scientific, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of Industrial Scientific, or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 4.04. Directors' And Officers' Indemnification.

     (a) The Articles of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in Industrial Scientific's Articles of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Industrial Scientific, unless such modification is required by law.

     (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of Industrial Scientific currently in effect on the date of this Agreement (the "Industrial Scientific Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Industrial Scientific Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 4.04(b) in excess of that which is commercially reasonable; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

   Section 4.05. Information Statement and Schedule 13E-3. Industrial Scientific shall file with the SEC as soon as is reasonably practicable after the date hereof the Information Statement and shall use all reasonable efforts to respond to comments from the SEC and to cause the Information Statement to be mailed to Industrial Scientific's shareholders at the earliest practicable time. The information provided and to be provided by Industrial Scientific and Acquisition for use in the Information Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date thereof and in light of the circumstances under which given or made. Industrial Scientific will not mail the Information Statement to Industrial Scientific's shareholders unless it is satisfactory in content to the Special Committee and Acquisition, in the exercise of their reasonable judgment. As soon as practicable after the date of this Agreement, Acquisition, its shareholders and Industrial Scientific shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Information Statement and Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading.

   Section 4.06. Dividends. Prior to the Effective Time, Industrial Scientific shall not pay any dividends or make any other distributions with respect to the outstanding shares of Industrial Scientific Common Stock.

                                   ARTICLE V

                              Conditions Precedent

   Section 5.01. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

     (a) No Injunction or Proceeding. No preliminary or permanent injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity shall have been instituted or threatened, which prohibits the consummation of the Merger or materially challenges the transactions contemplated hereby.

     (b) Consents. Other than filing the Articles of Merger, all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

     (c) Approval of Holders of Industrial Scientific Common Stock. This Agreement and the Merger shall have been adopted by the affirmative vote or written consent of a majority of the shares of Industrial Scientific Common Stock outstanding.

   Section 5.02. Conditions to the Obligation of Industrial Scientific to Effect the Merger. The obligation of Industrial Scientific to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a) Representations and Warranties. The representations and warranties of Acquisition contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date.

     (b) Agreements. Acquisition shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     (c) Opinion of Financial Advisor. The opinion of Ladenburg Thalmann & Co. Inc. referred to in Section 2.05 shall have been confirmed in writing and such written opinion shall not have been withdrawn or revoked.

     (d) Opinion of Counsel for Acquisition. Industrial Scientific shall have been furnished with an opinion satisfactory to it of Reed Smith Shaw & McClay LLP, counsel for Acquisition, dated the date of the Closing and addressed to Industrial Scientific, to the effect that:

       (i) Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

       (ii) The execution, delivery and performance of the Agreement by Acquisition and the consummation of the Merger have been duly authorized and approved by all requisite action of Acquisition's Board of Directors; the Agreement and the Merger have been duly approved by the shareholders of Acquisition; and the Agreement has been duly executed and delivered by Acquisition and is a legally valid and binding obligation of Acquisition enforceable against Acquisition in accordance with its terms; and

       (iii) Upon filing of Articles of Merger with respect to the Merger in the Department of State of Pennsylvania in accordance with (S)1927 of the PBCL, the Merger shall become effective under the PBCL.

     (e) Availability of Funds. Acquisition shall have funds available to it at the Closing sufficient to pay the Merger Consideration.

   Section 5.03. Conditions to the Obligation of Acquisition to Effect the Merger. The obligation of Acquisition to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

     (a) Representations and Warranties. The representations and warranties of Industrial Scientific contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date.

     (b) Agreements. Industrial Scientific shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     (c) No Material Adverse Change. Except as set forth in the Industrial Scientific SEC Reports filed on or prior to the date of this Agreement, since December 31, 1997 there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of Industrial Scientific and its Subsidiaries, taken as a whole.

     (d) Opinion of Counsel for Industrial Scientific. Acquisition shall have been furnished with an opinion satisfactory to it of Buchanan Ingersoll Professional Corporation, counsel for Industrial Scientific, dated the date of the Closing and addressed to Acquisition, to the effect that:

       (i) Industrial Scientific is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania;

       (ii) Industrial Scientific's capital stock consists of the numbers of authorized, issued and outstanding shares of capital stock set forth in Section 2.02;

       (iii) Except for outstanding Industrial Scientific Stock Options to purchase an aggregate of not more than 52,118 shares of Industrial Scientific Common Stock, there are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional shares of capital stock of Industrial Scientific or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is Industrial Scientific committed to issue any such option, warrant, right or security;

       (iv) The execution, delivery and performance of the Agreement by Industrial Scientific, and the consummation of the Merger, have each been duly authorized and approved by all requisite action of Industrial Scientific's Board of Directors; the Agreement and the Merger have been duly approved by the shareholders of Industrial Scientific; and the Agreement has been duly executed and delivered by Industrial Scientific and is a legally valid and binding obligation of Industrial Scientific enforceable against Industrial Scientific in accordance with its terms; and

       (v) Upon filing of Articles of Merger with respect to the Merger in the Department of State of Pennsylvania in accordance with (S)1927 of the PBCL, the Merger shall become effective under the PBCL.

                                   ARTICLE VI

                       Termination, Amendment and Waiver

   Section 6.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

     (a) by the mutual written consent of Acquisition, by action of its Board of Directors, and the Special Committee on behalf of Industrial Scientific;

     (b) by either Acquisition, by action of its Board of Directors, or the Special Committee on behalf of Industrial Scientific, if:

       (i) the Merger has not been consummated on or prior to June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

       (ii) the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Acquisition its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of its fiduciary obligations under applicable law.

   Section 6.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.01, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquisition or Industrial Scientific (except as set forth in this Section 6.02 and Section 7.02 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

   Section 6.03. Amendment. This Agreement may be amended in writing by the parties hereto; provided, however, that after adoption of this Agreement and the Merger by the shareholders of Industrial Scientific no such amendment may be made without the further approval of the shareholders of Industrial Scientific except to the extent permitted by the PBCL. Notwithstanding the foregoing, any amendment of this Agreement on behalf of Industrial Scientific shall be subject to the approval of the Board of Directors of Industrial Scientific upon the recommendation of the Special Committee.

   Section 6.04. Waiver. At any time prior to the Effective Time, whether before or after the approval of holders of Industrial Scientific Common Stock referred to in Section 5.01(c) hereof, Acquisition, by action taken by its Board of Directors, or Industrial Scientific, by action taken by its Board of Directors upon the recommendation of the Special Committee, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                  ARTICLE VII

                                 Miscellaneous

   Section 7.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither Acquisition, Industrial Scientific, any Subsidiary, nor any officer, director or employee or stockholder shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 7.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   Section 7.02. Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses. All costs and expenses incurred by Acquisition in connection with the Agreement and the consummation of the transactions contemplated hereby shall, after the Effective Time, be obligations of the Surviving Corporation.

   Section 7.03. Applicable Law. The rights and duties of Acquisition and Industrial Scientific under this Agreement shall be governed by the law, excluding conflicts of law rules, of the Commonwealth of Pennsylvania.

   Section 7.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows:
(a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered and shall be sent or delivered as follows:

     If to Industrial Scientific, to:

       James P. Hart
       Vice President, Finance and Chief Financial Officer
       Industrial Scientific Corporation
       1001 Oakdale Road
       Oakdale, PA 15071-1500
       Fax: (412) 788-8353

     with a copy to:

       James J. Barnes, Esq.
       Buchanan Ingersoll Professional Corporation
       One Oxford Centre
       301 Grant Street
       Pittsburgh, PA 15219-1410
       Fax (412) 562-1041

     and

       Joseph D. Shuman, Esq.
       Thorp Reed & Armstrong
       One Riverfront Center
       20 Stanwix Street
       Pittsburgh, PA 15222-4895
       Fax (412) 394-2555

     If to Acquisition, to:

       Kent D. McElhattan
       President
       c/o Industrial Scientific Corporation
       1001 Oakdale Road
       Oakdale, PA 15071-1500
       Fax: (412) 788-8353

     with a copy to:

       Robert K. Morris, Esq.
       Reed Smith Shaw & McClay LLP
       435 Sixth Avenue
       Pittsburgh, PA 15219
       Fax (412) 288-3063

   Such names and addresses may be changed by such notice.

   Section 7.05. Entire Agreement. This Agreement (including the documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

   Section 7.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

   Section 7.07. Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles" or "Sections" shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

   Section 7.08. Counterparts. This Agreement may be executed in one or more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

   Section 7.09. No Third Party Beneficiaries. Except as provided in Sections 1.07, 1.08 and 4.04, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

   Section 7.10. Severability; Enforcement. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                           INDUSTRIAL SCIENTIFIC CORPORATION

                                           By: /s/ Kent D. McElhattan
                                               ----------------------------
                                           Name: Kent D. McElhattan
                                           Title: President

                                           ISC ACQUISITION CORPORATION

                                           By: /s/ Kent D. McElhattan
                                               ----------------------------
                                           Name: Kent D. McElhattan
                                           Title: President

                                  ENDORSEMENT

   The undersigned, Kenton E. McElhattan, Florence L. McElhattan and Kent D. McElhattan, hereby represent, warrant, covenant and agree as follows:

   (a) The undersigned are the holders of record of the number of shares of Industrial Scientific Common Stock listed below:

       Kenton E. McElhattan    668,960
       Florence L. McElhattan  750,000
       Kent D. McElhattan      869,640

   (b) The undersigned will, on the date hereof, execute and deliver an Action by Written Consent of Shareholders of Industrial Scientific Corporation: (i) approving the Agreement and the Merger; (ii) approving an amendment to the Articles of Incorporation of Industrial Scientific Corporation providing that Title 15 of Pennsylvania Consolidated Statutes, Chapter 25 (Registered Corporations) Subchapter E (Control Transactions), 15 Pa.C.S.A. (S)(S)2541-2548, shall not be applicable to Industrial Scientific.

   (c) The undersigned will, promptly after effectiveness of the amendment to the Articles of Incorporation of Industrial Scientific Corporation referred to in paragraph (b) above, contribute to the capital of Acquisition the shares of Industrial Scientific Common Stock referred to in paragraph (a) above.

                                          /s/ Kenton E. McElhattan
                                          ---------------------------------
                                          Kenton E. McElhattan

                                          /s/ Florence L. McElhattan
                                          ---------------------------------
                                          Florence L. McElhattan

                                          /s/ Kent D. McElhattan
                                          ---------------------------------
                                          Kent D. McElhattan

                                   EXHIBIT B

                    Opinion of Ladenburg Thalmann & Co. Inc.

                                                               February 23, 1999

The Special Committee of the Board of Directors
Industrial Scientific Corporation
1001 Oakdale Road
Oakdale, Pennsylvania 15071

Gentlemen:

   You have engaged us pursuant to an engagement letter, dated December 7, 1998 (the "Engagement Letter") between the Special Committee of the Board of Directors (the "Committee") of Industrial Scientific Corporation (the "Company"), the Company and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). You have requested our opinion (the "Opinion") as to whether or not the consideration to be received by the shareholders of the Company (other than the Majority Shareholders and their Affiliates, as those terms are defined below) in connection with the purchase by merger of the common stock, par value $.01 per share, of the Company ("Company Common Stock") by ISC Acquisition Corp. ("Acquisition Corp."), a corporation wholly-owned by Kenton E. McElhattan, Kent
D. McElhattan, and Florence L. McElhattan (the "Majority Shareholders") is fair, from a financial point of view, to the shareholders of the Company other than Acquisition Corp., the Majority Shareholders and certain members of their immediate families and certain family trusts (the "Affiliates").

   The Merger Agreement dated as of February 23, 1999, provides, among other things, that Acquisition Corp. will merge with and into the Company, with all holders of the Company Common Stock other than the Majority Shareholders, the Affiliates and Acquisition Corp. receiving $28.50 per share in cash (the "Consideration") for their shares of Nonaffiliated Stock. For purposes of this Opinion, "Nonaffiliated Stock" refers to shares of Company Common Stock not held by the Majority Shareholders, the Affiliates or Acquisition Corp.

   In arriving at our Opinion, we reviewed and considered such information as we deemed necessary or appropriate for the purposes of stating our opinion including (i) drafts, in the forms furnished to us by representatives of the Company, of the Merger Agreement; (ii) certain business and financial information relating to the Company, provided by the Company, including the financial condition and results of operations of the Company, the historical financial performance, and certain projected financial information provided by the Company; (iii) certain public filings made by the Company with the Securities and Exchange Commission; and (iv) to the extent publicly available, certain market trading data and historical trading performance of securities of the Company. In addition, we conducted such other analyses and examinations and reviewed and considered such other financial, economic and market data as we deemed appropriate in arriving at our Opinion. We also met with members of senior management of the Company to discuss, among other things, the historical and prospective industry environment, financial conditions and operating results for the Company and the reasons for the proposed transaction (the "Transaction"). We note that two of the Majority Shareholders are members of the Company's Board of Directors and senior management of the Company and as such may be deemed to have a conflict of interest in these matters.

   In conducting our analysis, we have assumed and relied upon the accuracy and completeness of all financial and other material furnished to us by the Company, including the industry in which the Company operates and the competition in that industry. We have relied upon counsel to the Special Committee of the Board of Directors and counsel to the Company as to all legal matters regarding the Transaction including the process undertaken by the Special Committee in connection with its consideration of the Transaction. We have not attempted to independently verify the information provided to us by the Company. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. We were not authorized to, and did not, solicit third party indications of interest in acquiring all of part of the Company, and we were not asked to consider, and our Opinion does not address, the consideration the Company or its shareholders might receive from another third-party purchaser, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to and did not analyze or give any effect to the impact of any federal, state or local income taxes to the Company's shareholders arising out of the Transaction. Although we evaluated the consideration to be received by the shareholders of the Company, we were not requested to, and did not, participate in the negotiation of the Merger Agreement. In our analyses we made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to us by the Company, many of which are beyond the control of the Company. Any estimates and/or projections contained on our analyses are not necessarily indicative of actual values or actual results, as applicable, which may be significantly more or less favorable than as set forth therein. The actual future performance on the Company may vary substantially from such projections. Our opinions are necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   In conducting our investigation and analyses and in arriving at our Opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including: (i) a market multiples analysis based upon historical revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company's; (ii) acquisition multiples that have historically been paid for other companies in businesses we believe to be comparable to the Company's;
(iii) a takeover premium analysis examining the premiums paid in the purchase of common stock for companies of comparable size to the Company; (iv) the current financial and market position and results of operations of the Company; and (v) a discounted cash flow analysis.

   We have assumed, with the consent of the Company, that this transaction will comply with all applicable United States federal, state and local laws and will not result in the breach or cancellation of any contracts material to the Company.

   As part of our investment banking services, we are regularly engaged in the valuation of business and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. We have been retained by the Company to provide this opinion and have received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement.

   In the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company.

   It is understood that this letter is for the information of the Special Committee to the Board of Directors of the Company in connection with the proposed Transaction, does not constitute a recommendation to any director as to how such director should vote on the proposed Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document or filing, nor shall this letter be used for any other purpose, without our prior written consent, except that the opinion may be summarized in, or reproduced in full as part of, a disclosure document prepared in connection with or otherwise describing the Transaction.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Nonaffiliated Stock.

                                              Very truly yours,

                                              /s/ Ladenburg Thalmann & Co.
                                           Inc.

                                              LADENBURG THALMANN & CO. INC.

                                   EXHIBIT C

                       Part I, Chapter 15, Subchapter D
                                    of the
           Pennsylvania Business Corporation Law of 1988, as amended

   (S) 1571 APPLICATION AND EFFECT OF SUBCHAPTER.--(a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

   Section 1906(c) (relating to dissenters rights upon special treatment).
   Section 1930 (relating to dissenters rights).
   Section 193 1(d) (relating to dissenters rights in share exchanges).
   Section 1932(c) (relating to dissenters rights in asset transfers).
   Section 1952(d) (relating to dissenters rights in division).
   Section 1962(c) (relating to dissenters rights in conversion).
   Section 2104(b) (relating to procedure).
   Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
   Section 2325(b) (relating to minimum vote requirement).
   Section 2704(c) (relating to dissenters rights upon election).
   Section 2705(d) (relating to dissenters rights upon renewal of election).
   Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
   Section 7104(b)(3) (relating to procedure).

   (b) Exceptions.--(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

    (i) listed on a national securities exchange; or

    (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

    (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

    (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

   (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

   (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

   (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter, and

   (2) A copy of this subchapter.

   (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

   (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure). (Last amended by Act 198, L. '90, eff. 12-19-90.)

   (S) 1572 DEFINITIONS.--The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans. ( Last amended by Act 198, L. '90, eff. 12-19-90.)

   (S) 1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS.--(a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name. (Last amended by Act 169, L. '92, eff. 2-16-93.)

   1574 NOTICE OF INTENTION TO DISSENT.--If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

   (S) 1575 NOTICE TO DEMAND PAYMENT.--(a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

   (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

   (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

   (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

   (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

   (S) 1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.--(a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restriction under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) Rights retained by shareholder.--The dissenter shall retain all other rights of shareholder until those rights are modified by effectuation of the proposed corporate action. (Last amended by Act 198, L. '90, eff. 12-19-90.)

   (S) 1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.--(a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

   (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

   (2) A statement of the corporation's estimate of the fair value of the shares.

   (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value. (Last amended by Act 198, L. '90, eff. 12-19-90.)

   (S) 1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.--(a) General rule.-- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation. (Last amended by Act 198, L. '90, eff. 12-19-90.)

   (S) 1579 VALUATION PROCEEDINGS GENERALLY.--(a) General Rule.--Within 60 days after the latest of:

   (1) Effectuation of the proposed corporate action;

   (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

   (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

   If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

   (S) 1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.--(a) General rule.-- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                   EXHIBIT D

   The Company's March 10, 1999, Earnings Release Describing its Fourth Quarter Results of Operations

                                                                   NEWS RELEASE

Date:March 10, 1999
Release:Immediate
Contact:James P. Hart, Vice President Finance
    Chief Financial Officer (412-490-1843)

        INDUSTRIAL SCIENTIFIC CORPORATION ANNOUNCES FISCAL 1998 RESULTS

PITTSBURGH, PA--Industrial Scientific Corporation (NASDAQ/NMS symbol: ISCX) today reported results for fiscal year 1998 and the fourth quarter ended January 30, 1999.

For fiscal year 1998 net sales were $44,632,000 compared to $40,865,000 for fiscal 1997, an increase of $3.8 million or 9.2%. Net income for 1998 totaled $7,012,000 ($2.13 per share) compared to $6,002,000 ($1.80 per share) for
1997, an increase of 16.8%. Net income for fiscal 1997 included a $377,000 non-recurring gain from the sale of Monitor Group. Net income excluding this gain increased 24.7%.

For the fourth quarter 1998, net sales totaled $11,529,000 compared to net sales for the fourth quarter 1997 of $10,416,000, an increase of 10.7%. Net income for the fourth quarter 1998 totaled $2,066,000 ($0.63 per share) compared to $1,715,000 ($0.52 per share) for the fourth quarter 1997, an increase of 20.5%. Fourth quarter 1998 included net sales of $382,00 and net income of $236,000 relating to the conclusion of a supply contract which included a trade-in allowance. Under this supply contract, Industrial Scientific invoiced shipments during the first three quarters of fiscal 1998 at a discounted price, based on contractual requirements that the customer would return as many competitor units as purchased. The contract stipulated that any shortfall in the number of returned units would be invoiced by Industrial Scientific in January 1999. Excluding this adjusting invoice, net sales increased 7.0% and net income increased 6.7% in the fourth quarter 1998 compared to the fourth quarter 1997.

Headquartered in Oakdale, Pennsylvania, Industrial Scientific Corporation designs, manufactures and sells gas monitoring instruments and other technical products for the preservation of life and property. As previously announced, the Company has entered into a merger agreement with ISC Acquisition Corporation a newly formed entity wholly owned by the Company's majority shareholders. As a result of this merger, all shares not owned by the Majority Shareholders or certain of their affiliates will be purchased for $28.50 per share.

Details concerning this transaction will be contained in an information statement to be mailed to Company shareholders.

               INDUSTRIAL SCIENTIFIC CORPORATION AND SUBSIDIARIES
                 Condensed Consolidated Statement of Operations

                                  (Unaudited)
                    (In thousands, except per share amounts)

                                              Three months      Twelve months
                                                  ended             ended
                                            ----------------- -----------------
                                            01/30/99 01/31/98 01/30/99 01/31/98
                                            -------- -------- -------- --------
Net sales.................................. $11,529  $10,416  $44,632  $40,865
Gross profit...............................   6,729    6,102   26,035   23,028
Operating profit...........................   2,855    2,183    9,655    7,506
Net income.................................   2,066    1,715    7,012    6,002
Net income per basic common share:
  Basic earnings per share................. $  0.63  $  0.52  $  2.13  $  1.80
  Weighted average shares--basic...........   3,277    3,305    3,290    3,334
Net income per diluted common share:
  Diluted earnings per share............... $  0.63  $  0.52  $  2.12  $  1.80
  Weighted average shares--diluted.........   3,290    3,315    3,304    3,340

                                      D-2